Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

WHOLE BANK

ALL DEPOSITS

AMONG

FEDERAL DEPOSIT INSURANCE CORPORATION,

RECEIVER OF CAPE FEAR BANK,

WILMINGTON, NC

FEDERAL DEPOSIT INSURANCE CORPORATION

and

FIRST FEDERAL SAVINGS & LOAN ASSOCIATION OF CHARLESTON

DATED AS OF

10 APRIL 2009

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TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	2

ARTICLE II	ASSUMPTION OF LIABILITIES	8

2.1	Liabilities Assumed by Assuming Bank	8
2.2	Interest on Deposit Liabilities	10
2.3	Unclaimed Deposits	10
2.4	Employee Plans	10

ARTICLE III	PURCHASE OF ASSETS	11

3.1	Assets Purchased by Assuming Bank	11
3.2	Asset Purchase Price	11
3.3	Manner of Conveyance; Limited Warranty;
	Nonrecourse; Etc	12
3.4	Puts of Assets to the Receiver	12
3.5	Assets Not Purchased by Assuming Bank	13
3.6	Assets Essential to Receiver	15

ARTICLE IV	ASSUMPTION OF CERTAIN DUTIES AND OBLIGATIONS	16

4.1	Continuation of Banking Business	16
4.2	Agreement with Respect to Credit Card Business	16
4.3	Agreement with Respect to Safe Deposit Business	16
4.4	Agreement with Respect to Safekeeping Business	16
4.5	Agreement with Respect to Trust Business	16
4.6	Agreement with Respect to Bank Premises	17
4.7	Agreement with Respect to Leased Data
	Processing Equipment	20
4.8	Agreement with Respect to Certain
	Existing Agreements	20
4.9	Informational Tax Reporting	21
4.10	Insurance	21
4.11	Office Space for Receiver and Corporation	22
4.12	Agreement with Respect to Continuation of Group
	Health Plan Coverage for Former Employees	22
4.13	Agreement with Respect to Interim Asset Servicing	23
4.14	Reserved	24
4.15	Agreement with Respect to Loss Sharing	24

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ARTICLE V	DUTIES WITH RESPECT TO DEPOSITORS OF THE FAILED BANK	23

5.1	Payment of Checks, Drafts and Orders	23
5.2	Certain Agreements Related to Deposits	24
5.3	Notice to Depositors	24

ARTICLE VI	RECORDS	24

6.1	Transfer of Records	24
6.2	Delivery of Assigned Records	25
6.3	Preservation of Records	25
6.4	Access to Records; Copies	25

ARTICLE VII	FIRST LOSS TRANCHE	26

ARTICLE VIII	ADJUSTMENTS	26

8.1	Pro Forma Statement	26
8.2	Correction of Errors and Omissions; Other Liabilities
8.3	Payments	27
8.4	Interest	27
8.5	Subsequent Adjustments	27

ARTICLE IX	CONTINUING COOPERATION	27

9.1	General Matters	28
9.2	Additional Title Documents	28
9.3	Claims and Suits	28
9.4	Payment of Deposits	28
9.5	Withheld Payments	28
9.6	Proceedings with Respect to Certain Assets and Liabilities	29
9.7	Information	30

ARTICLE X	CONDITION PRECEDENT	30

ARTICLE XI	REPRESENTATIONS AND WARRANTIES OF THE ASSUMING BANK	30

ARTICLE XII	INDEMNIFICATION	31

12.1	Indemnification of Indemnitees	31
12.2	Conditions Precedent to Indemnification	34
12.3	No Additional Warranty	35
12.4	Indemnification of Corporation and Receiver	35

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12.5	Obligations Supplemental	35
12.6	Criminal Claims	36
12.7	Limited Guaranty of the Corporation	36
12.8	Subrogation	36

ARTICLE XIII	MISCELLANEOUS	36

13.1	Entire Agreement	36
13.2	Headings	36
13.3	Counterparts	37
13.4	Governing Law	37
13.5	Successors	37
13.6	Modification; Assignment	37
13.7	Notice	37
13.8	Manner of Payment	38
13.9	Costs, Fees and Expenses	38
13.10	Waiver	38
13.11	Severability	38
13.12	Term of Agreement	39
13.13	Survival of Covenants, Etc.	39

SCHEDULES

2.1	Certain Liabilities Assumed	41
2.1(a)	Excluded Deposit Liability Accounts	42
3.1	Certain Assets Purchased	43
3.2	Purchase Price of Assets or Assets	45
3.5(l)	Excluded Private Label Assets-Backed Securities	47
4.15A	Single Family Loss Share Loans	50
4.15B	Non-Single Family Loss Share Loans	51
7	Calculation of Deposit Premium	50

EXHIBITS

4.13	Interim Asset Servicing Arrangement	52
4.1 5A	Single Family Loss Share Agreement	54
4.1 5B	Non-Single Family Loss Share Agreement	84

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PURCHASE AND ASSUMPTION AGREEMENT

WHOLE BANK

ALL DEPOSITS

THIS AGREEMENT, made and entered into as of the 10TH day of April, 2009, by and among the FEDERAL DEPOSIT INSURANCE CORPORATION, RECEIVER of CAPE FEAR BANK, WILMINGTON, NC (the "Receiver"), FIRST FEDERAL SAVINGS & LOAN ASSOCIATION OF CHARLESTON, organized under the laws of the United States of America, and having its principal place of business in WILMINGTON, NC (the "Assuming Bank"), and the FEDERAL DEPOSIT INSURANCE CORPORATION, organized under the laws of the United States of America and having its principal office in Washington, D.C., acting in its corporate capacity (the "Corporation").

WITNESSETH:

WHEREAS, on Bank Closing, the Chartering Authority closed CAPE FEAR BANK (the "Failed Bank") pursuant to applicable law and the Corporation was appointed Receiver thereof; and

WHEREAS, the Assuming Bank desires to purchase certain assets and assume certain deposit and other liabilities of the Failed Bank on the terms and conditions set forth in this Agreement; and

WHEREAS, pursuant to 12 U.S.C. Section 1823(c)(2)(A), the Corporation may provide assistance to the Assuming Bank to facilitate the transactions contemplated by this Agreement, which assistance may include indemnification pursuant to Article XII; and

WHEREAS, the Board of Directors of the Corporation (the "Board") has determined to provide assistance to the Assuming Bank on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Board has determined pursuant to 12 U. S.C. Section 1823 (c)(4)(A) that such assistance is necessary to meet the obligation of the Corporation to provide insurance coverage for the insured deposits in the Failed Bank.

NOW THEREFORE, in consideration of the mutual promises herein set forth and other valuable consideration, the parties hereto agree as follows:

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ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings set forth in this Article I, or elsewhere in this Agreement. As used herein, words imparting the singular include the plural and vice versa.

"Accounting Records" means the general ledger and subsidiary ledgers and supporting schedules which support the general ledger balances.

"Acquired Subsidiaries" means Subsidiaries of the Failed Bank acquired pursuant to Section 3.1.

"Adversely Classified" means, with respect to any Loan or security, a Loan or security which, as of the date of the most recent pertinent data made available to the Assuming Bank as part of the Information Package, has been designated in the most recent report of examination as "Substandard," "Doubtful" or "Loss" by the Failed Bank's appropriate Federal or State Chartering Authority or regulator.

"Affiliate" of any Person means any director, officer, or employee of that Person and any other Person (i) who is directly or indirectly controlling, or controlled by, or under direct or indirect common control with, such Person, or (ii) who is an affiliate of such Person as the term "affiliate" is defined in Section 2 of the Bank Holding Company Act of 1956, as amended, 12 U.S.C. Section 1841.

"Agreement" means this Purchase and Assumption Agreement by and among the Assuming Bank, the Corporation and the Receiver, as amended or otherwise modified from time to time.

"Assets" means all assets of the Failed Bank purchased pursuant to Section 3.1. Assets owned by Subsidiaries of the Failed Bank are not "Assets" within the meaning of this definition.

"Assumed Deposits" means Deposits.

"Bank Closing" means the close of business of the Failed Bank on the date on which the Chartering Authority closed such institution.

"Bank Premises" means the banking houses, drive-in banking facilities, and teller facilities (staffed or automated) together with appurtenant parking, storage and service facilities and structures connecting remote facilities to banking houses, and land on which the foregoing are located, that are owned or leased by the Failed Bank and that are occupied by the Failed Bank as of Bank Closing.

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"Book Value" means, with respect to any Asset and any Liability Assumed, the dollar amount thereof stated on the Accounting Records of the Failed Bank. The Book Value of any item shall be determined as of Bank Closing after adjustments made by the Receiver for differences in accounts, suspense items, unposted debits and credits, and other similar adjustments or corrections and for setoffs, whether voluntary or involuntary. The Book Value of a Subsidiary of the Failed Bank acquired by the Assuming Bank shall be determined from the investment in subsidiary and related accounts on the "bank only" (unconsolidated) balance sheet of the Failed Bank based on the equity method of accounting. Without limiting the generality of the foregoing, (i) the Book Value of a Liability Assumed shall include all accrued and unpaid interest thereon as of Bank Closing, and (ii) the Book Value of a Loan shall reflect adjustments for earned interest, or unearned interest (as it relates to the "rule of 78s" or add-on-interest loans, as applicable), if any, as of Bank Closing, adjustments for the portion of earned or unearned loan-related credit life and/or disability insurance premiums, if any, attributable to the Failed Bank as of Bank Closing, and adjustments for Failed Bank Advances, if any, in each case as determined for financial reporting purposes. The Book Value of an Asset shall not include any adjustment for loan premiums, discounts or any related deferred income or fees, or general or specific reserves on the Accounting Records of the Failed Bank.

"Business Day" means a day other than a Saturday, Sunday, Federal legal holiday or legal holiday under the laws of the State where the Failed Bank is located, or a day on which the principal office of the Corporation is closed.

"Chartering Authority" means (i) with respect to a national bank, the Office of the Comptroller of the Currency, (ii) with respect to a Federal savings association or savings bank, the Office of Thrift Supervision, (iii) with respect to a bank or savings institution chartered by a State, the agency of such State charged with primary responsibility for regulating and/or closing banks or savings institutions, as the case may be, (iv) the Corporation in accordance with 12 U.S.C. Section 1821(c), with regard to self appointment, or (v) the appropriate Federal banking agency in accordance with 12 U.S.C. 1821(c)(9).

"Commitment" means the unfunded portion of a line of credit or other commitment reflected on the books and records of the Failed Bank to make an extension of credit (or additional advances with respect to a Loan) that was legally binding on the Failed Bank as of Bank Closing, other than extensions of credit pursuant to the credit card business and overdraft protection plans of the Failed Bank, if any.

"Credit Documents" mean the agreements, instruments, certificates or other documents at any time evidencing or otherwise relating to, governing or executed in connection with or as security for, a Loan, including without limitation notes, bonds, loan agreements, letter of credit applications, lease financing contracts, banker's acceptances, drafts, interest protection agreements, currency exchange agreements, repurchase agreements, reverse repurchase agreements, guarantees, deeds of trust, mortgages, assignments, security agreements, pledges, subordination or priority agreements, lien priority agreements, undertakings, security instruments, certificates, documents, legal opinions, participation agreements and intercreditor agreements, and all amendments, modifications, renewals, extensions, rearrangements, and substitutions with respect to any of the foregoing.

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"Credit File" means all Credit Documents and all other credit, collateral, or insurance documents in the possession or custody of the Assuming Bank, or any of its Subsidiaries or Affiliates, relating to an Asset or a Loan included in a Put Notice, or copies of any thereof.

"Data Processing Lease" means any lease or licensing agreement, binding on the Failed Bank as of Bank Closing, the subject of which is data processing equipment or computer hardware or software used in connection with data processing activities. A lease or licensing agreement for computer software used in connection with data processing activities shall constitute a Data Processing Lease regardless of whether such lease or licensing agreement also covers data processing equipment.

"Deposit" means a deposit as defined in 12 U.S.C. Section 1813(l), including without limitation, outstanding cashier's checks and other official checks and all uncollected items included in the depositors' balances and credited on the books and records of the Failed Bank; provided, that the term "Deposit" shall not include all or any portion of those deposit balances which, in the discretion of the Receiver or the Corporation, (i) may be required to satisfy it for any liquidated or contingent liability of any depositor arising from an unauthorized or unlawful transaction, or (ii) may be needed to provide payment of any liability of any depositor to the Failed Bank or the Receiver, including the liability of any depositor as a director or officer of the Failed Bank, whether or not the amount of the liability is or can be determined as of Bank Closing.

"Equity Adjustment" means the dollar amount resulting by subtracting the Book Value, as of Bank Closing, of all Liabilities Assumed under this Agreement by the Assuming Bank from the Book Value, as of Bank Closing, of all Assets acquired under this Agreement by the Assuming Bank, which may be a positive or a negative number.

"Failed Bank Advances" means the total sums paid by the Failed Bank to (i) protect its lien position, (ii) pay ad valorem taxes and hazard insurance, and (iii) pay credit life insurance, accident and health insurance, and vendor's single interest insurance.

"Fair Market Value" means (i)(a) “Market Value” as defined in the regulation prescribing the standards for real estate appraisals used in federally related transactions, 12 C.F.R. § 323.2(g), and accordingly shall mean the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

(1) Buyer and seller are typically motivated;
(2) Both parties are well informed or well advised, and acting in what they consider their own best interests;
(3) A reasonable time is allowed for exposure in the open market;
(4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements

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comparable thereto; and
(5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale;

as determined as of Bank Closing by an appraiser chosen by the Assuming Bank from a list of acceptable appraisers provided by the Receiver; any costs and fees associated with such determination shall be shared equally by the Receiver and the Assuming Bank, and (b) which, with respect to Bank Premises (to the extent, if any, that Bank Premises are purchased utilizing this valuation method), shall be determined not later than sixty (60) days after Bank Closing by an appraiser selected by the Receiver and the Assuming Bank within seven (7) days after Bank Closing; or (ii) with respect to property other than Bank Premises purchased utilizing this valuation method, the price therefore as established by the Receiver and agreed to by the Assuming Bank, or in the absence of such agreement, as determined in accordance with clause (i)(a) above.

"First Loss Tranche" means the dollar amount of liability that the Assuming Bank will incur prior to the commencement of loss sharing, which is the sum of (i) the Assuming Bank’s asset premium (discount) bid, as reflected on the Assuming Bank’s bid form, plus (ii) the Assuming Bank’s Deposit premium bid, as reflected on the Assuming Bank’s bid form, plus (iii) the Equity Adjustment. The First Loss Tranche may be a positive or negative number.

"Fixtures" means those leasehold improvements, additions, alterations and installations constituting all or a part of Bank Premises and which were acquired, added, built, installed or purchased at the expense of the Failed Bank, regardless of the holder of legal title thereto as of Bank Closing.

"Furniture and Equipment" means the furniture and equipment, other than motor vehicles, leased or owned by the Failed Bank and reflected on the books of the Failed Bank as of Bank Closing, including without limitation automated teller machines, carpeting, furniture, office machinery (including personal computers), shelving, office supplies, telephone, surveillance and security systems. Motor vehicles shall be considered other assets and pass at Book Value.

"Indemnitees" means, except as provided in Section 12.1, (i) the Assuming Bank, (ii) the Subsidiaries and Affiliates of the Assuming Bank other than any Subsidiaries or Affiliates of the Failed Bank that are or become Subsidiaries or Affiliates of the Assuming Bank, and (iii) the directors, officers, employees and agents of the Assuming Bank and its Subsidiaries and Affiliates who are not also present or former directors, officers, employees or agents of the Failed Bank or of any Subsidiary or Affiliate of the Failed Bank.

"Information Package" means the most recent compilation of financial and other data with respect to the Failed Bank, including any amendments or supplements thereto, provided to the Assuming Bank by the Corporation on the web site used by the Corporation to market the Failed Bank to potential acquirers.

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"Legal Balance" means the amount of indebtedness legally owed by an Obligor with respect to a Loan, including principal and accrued and unpaid interest, late fees, attorneys' fees and expenses, taxes, insurance premiums, and similar charges, if any.

"Liabilities Assumed" has the meaning provided in Section 2.1.

"Lien" means any mortgage, lien, pledge, charge, assignment for security purposes, security interest, or encumbrance of any kind with respect to an Asset, including any conditional sale agreement or capital lease or other title retention agreement relating to such Asset.

            "Loans" means all of the following owed to or held by the Failed Bank as of
Bank Closing:

(i) loans (including loans which have been charged off the Accounting Records of the Failed Bank in whole or in part prior to the date of the most recent pertinent data made available to the Assuming Bank as part of the Information Package), participation agreements, interests in participations, overdrafts of customers (including but not limited to overdrafts made pursuant to an overdraft protection plan or similar extensions of credit in connection with a deposit account), revolving commercial lines of credit, home equity lines of credit, Commitments, United States and/or State-guaranteed student loans, and lease financing contracts;

(ii) all Liens, rights (including rights of set-off), remedies, powers, privileges, demands, claims, priorities, equities and benefits owned or held by, or accruing or to accrue to or for the benefit of, the holder of the obligations or instruments referred to in clause (i) above, including but not limited to those arising under or based upon Credit Documents, casualty insurance policies and binders, standby letters of credit, mortgagee title insurance policies and binders, payment bonds and performance bonds at any time and from time to time existing with respect to any of the obligations or instruments referred to in clause (i) above; and

(iii) all amendments, modifications, renewals, extensions, refinancings, and refundings of or for any of the foregoing.

"Obligor" means each Person liable for the full or partial payment or performance of any Loan, whether such Person is obligated directly, indirectly, primarily, secondarily, jointly, or severally.

"Other Real Estate" means all interests in real estate (other than Bank Premises and Fixtures) and loans on "in substance foreclosure" status as of Bank Closing as recorded on the Accounting Records of the Failed Bank, including but not limited to mineral rights, leasehold rights, condominium and cooperative interests, air rights and development rights that are owned by the Failed Bank.

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"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof, excluding the Corporation.

"Primary Indemnitor" means any Person (other than the Assuming Bank or any of its Affiliates) who is obligated to indemnify or insure, or otherwise make payments (including payments on account of claims made against) to or on behalf of any Person in connection with the claims covered under Article XII, including without limitation any insurer issuing any directors and officers liability policy or any Person issuing a financial institution bond or banker's blanket bond.

“Proforma” means producing a balance sheet that reflects a reasonably accurate financial statement of the Failed bank through the date of closing. The Proforma financial statements serve as a basis for the opening entries of both the Assuming Bank and the Receiver.

"Put Date" has the meaning provided in Section 3.4. "Put Notice" has the meaning provided in Section 3.4.

"Qualified Financial Contract" means a qualified financial contract as defined in 12 U.S.C. Section 1821(e)(8)(D).

"Record" means any document, microfiche, microfilm and computer records (including but not limited to magnetic tape, disc storage, card forms and printed copy) of the Failed Bank generated or maintained by the Failed Bank that is owned by or in the possession of the Receiver at Bank Closing.

"Related Liability" with respect to any Asset means any liability existing and reflected on the Accounting Records of the Failed Bank as of Bank Closing for (i) indebtedness secured by mortgages, deeds of trust, chattel mortgages, security interests or other liens on or affecting such Asset, (ii) ad valorem taxes applicable to such Asset, and (iii) any other obligation determined by the Receiver to be directly related to such Asset.

"Related Liability Amount" with respect to any Related Liability on the books of the Assuming Bank, means the amount of such Related Liability as stated on the Accounting Records of the Assuming Bank (as maintained in accordance with generally accepted accounting principles) as of the date as of which the Related Liability Amount is being determined. With respect to a liability that relates to more than one asset, the amount of such Related Liability shall be allocated among such assets for the purpose of determining the Related Liability Amount with respect to any one of such assets. Such allocation shall be made by specific allocation, where determinable, and otherwise shall be pro rata based upon the dollar amount of such assets stated on the Accounting Records of the entity that owns such asset.

"Repurchase Price" means, with respect to any Loan the Book Value, adjusted to reflect changes to Book Value after Bank Closing, plus (ii) any advances and interest on such Loan after Bank Closing, minus (iii) the total of amounts received by the Assuming Bank for

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such Loan, regardless of how applied, after Bank Closing, plus (iv) advances made by Assuming Bank, plus (v) total disbursements of principal made by Receiver that are not included in the Book Value.

"Safe Deposit Boxes" means the safe deposit boxes of the Failed Bank, if any, including the removable safe deposit boxes and safe deposit stacks in the Failed Bank's vault(s), all rights and benefits under rental agreements with respect to such safe deposit boxes, and all keys and combinations thereto.

"Settlement Date" means the first Business Day immediately prior to the day which is one hundred eighty (180) days after Bank Closing, or such other date prior thereto as may be agreed upon by the Receiver and the Assuming Bank. The Receiver, in its discretion, may extend the Settlement Date.

"Settlement Interest Rate" means, for the first calendar quarter or portion thereof during which interest accrues, the rate determined by the Receiver to be equal to the equivalent coupon issue yield on twenty-six (26)-week United States Treasury Bills in effect as of Bank Closing as published in The Wall Street Journal; provided, that if no such equivalent coupon issue yield is available as of Bank Closing, the equivalent coupon issue yield for such Treasury Bills most recently published in The Wall Street Journal prior to Bank Closing shall be used. Thereafter, the rate shall be adjusted to the rate determined by the Receiver to be equal to the equivalent coupon issue yield on such Treasury Bills in effect as of the first day of each succeeding calendar quarter during which interest accrues as published in The Wall Street  Journal.

"Subsidiary" has the meaning set forth in Section 3(w)(4) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(w)(4), as amended.

ARTICLE II
ASSUMPTION OF LIABILITIES

     2.1    Liabilities Assumed by Assuming Bank. The Assuming Bank expressly assumes at Book Value (subject to adjustment pursuant to Article VIII) and agrees to pay, perform, and discharge all of the following liabilities of the Failed Bank as of Bank Closing, except as otherwise provided in this Agreement (such liabilities referred to as "Liabilities Assumed"):

(a) Assumed Deposits, except those Deposits specifically listed on Schedule 2.1(a); provided, that as to any Deposits of public money which are Assumed Deposits, the Assuming Bank agrees to properly secure such Deposits with such of the Assets as appropriate which, prior to Bank Closing, were pledged as security therefor by the Failed Bank, or with assets of the Assuming Bank, if such securing Assets, if any, are insufficient to properly secure such Deposits;

(b) liabilities for indebtedness secured by mortgages, deeds of trust, chattel mortgages, security interests or other liens on or affecting any Assets, if any;

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provided, that the assumption of any liability pursuant to this paragraph shall be limited to the market value of the Assets securing such liability as determined by the Receiver;

(c) borrowings from Federal Reserve Banks and Federal Home Loan Banks, if any, provided, that the assumption of any liability pursuant to this paragraph shall be limited to the market value of the assets securing such liability as determined by the Receiver; and overdrafts, debit balances, service charges, reclamations, and adjustments to accounts with the Federal Reserve Banks as reflected on the books and records of any such Federal Reserve Bank within ninety (90) days after Bank Closing, if any;

(d) ad valorem taxes applicable to any Asset, if any; provided, that the assumption of any ad valorem taxes pursuant to this paragraph shall be limited to an amount equal to the market value of the Asset to which such taxes apply as determined by the Receiver;

(e) liabilities, if any, for federal funds purchased, repurchase agreements and overdrafts in accounts maintained with other depository institutions (including any accrued and unpaid interest thereon computed to and including Bank Closing); provided, that the assumption of any liability pursuant to this paragraph shall be limited to the market value of the Assets securing such liability as determined by the Receiver;

(f) United States Treasury tax and loan note option accounts, if any;

(g) liabilities for any acceptance or commercial letter of credit (other than "standby letters of credit" as defined in 12 C.F.R. Section 337.2(a)); provided, that the assumption of any liability pursuant to this paragraph shall be limited to the market value of the Assets securing such liability as determined by the Receiver;

(h) duties and obligations assumed pursuant to this Agreement including without limitation those relating to the Failed Bank's credit card business, overdraft protection plans, safe deposit business, safekeeping business or trust business, if any;

(i) liabilities, if any, for Commitments;

(j) liabilities, if any, for amounts owed to any Subsidiary of the Failed Bank acquired under Section 3.1;

(k) liabilities, if any, with respect to Qualified Financial Contracts;

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(l) duties and obligations under any contract pursuant to which the Failed Bank provides mortgage servicing for others, or mortgage servicing is provided to the Failed Bank by others; and

(m) all asset-related offensive litigation liabilities and all asset-related defensive litigation liabilities, but only to the extent such liabilities relate to assets subject to a loss share agreement, and provided that all other defensive litigation and any class actions with respect to credit card business are retained by the Receiver.

Schedule 2.1 attached hereto and incorporated herein sets forth certain categories of Liabilities Assumed and the aggregate Book Value of the Liabilities Assumed in such categories. Such schedule is based upon the best information available to the Receiver and may be adjusted as provided in Article VIII.

    2.2    Interest on Deposit Liabilities. The Assuming Bank agrees that, from and after Bank Closing, it will accrue and pay interest on Deposit liabilities assumed pursuant to Section 2.1 at a rate(s) it shall determine; provided, that for non-transaction Deposit liabilities such rate(s) shall not be less than the lowest rate offered by the Assuming Bank to its depositors for non-transaction deposit accounts. The Assuming Bank shall permit each depositor to withdraw, without penalty for early withdrawal, all or any portion of such depositor's Deposit, whether or not the Assuming Bank elects to pay interest in accordance with any deposit agreement formerly existing between the Failed Bank and such depositor; and further provided, that if such Deposit has been pledged to secure an obligation of the depositor or other party, any withdrawal thereof shall be subject to the terms of the agreement governing such pledge. The Assuming Bank shall give notice to such depositors as provided in Section 5.3 of the rate(s) of interest which it has determined to pay and of such withdrawal rights.

    2.3    Unclaimed Deposits. If, within eighteen (18) months after Bank Closing, any depositor of the Failed Bank does not claim or arrange to continue such depositor's Deposit assumed pursuant to Section 2.1 at the Assuming Bank, the Assuming Bank shall, within fifteen (15) Business Days after the end of such eighteen (18)-month period, (i) refund to the Corporation the full amount of each such Deposit (without reduction for service charges), (ii) provide to the Corporation a schedule of all such refunded Deposits in such form as may be prescribed by the Corporation, and (iii) assign, transfer, convey and deliver to the Receiver all right, title and interest of the Assuming Bank in and to Records previously transferred to the Assuming Bank and other records generated or maintained by the Assuming Bank pertaining to such Deposits. During such eighteen (18)-month period, at the request of the Corporation, the Assuming Bank promptly shall provide to the Corporation schedules of unclaimed deposits in such form as may be prescribed by the Corporation.

    2.4    Employee Plans. Except as provided in Section 4.12, the Assuming Bank shall have no liabilities, obligations or responsibilities under the Failed Bank's health care, bonus, vacation, pension, profit sharing, deferred compensation, 401K or stock purchase plans or similar

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plans, if any, unless the Receiver and the Assuming Bank agree otherwise subsequent to the date of this Agreement.

ARTICLE III
PURCHASE OF ASSETS

    3.1    Assets Purchased by Assuming Bank. With the exception of certain assets expressly excluded in Sections 3.5 and 3.6, the Assuming Bank hereby purchases from the Receiver, and the Receiver hereby sells, assigns, transfers, conveys, and delivers to the Assuming Bank, all right, title, and interest of the Receiver in and to all of the assets (real, personal and mixed, wherever located and however acquired) including all subsidiaries, joint ventures, partnerships, and any and all other business combinations or arrangements, whether active, inactive, dissolved or terminated, of the Failed Bank whether or not reflected on the books of the Failed Bank as of Bank Closing. Schedules 3.1 and 3.1a attached hereto and incorporated herein, sets forth certain categories of Assets purchased hereunder. Such schedule is based upon the best information available to the Receiver and may be adjusted as provided in Article VIII. Assets are purchased hereunder by the Assuming Bank subject to all liabilities for indebtedness collateralized by Liens affecting such Assets to the extent provided in Section 2.1. The subsidiaries, joint ventures, partnerships, and any and all other business combinations or arrangements, whether active, inactive, dissolved or terminated being purchased by the Assuming Bank includes, but is not limited to, the entities listed on Schedule 3.1 a. Notwithstanding Section 4.8, the Assuming Bank specifically purchases all mortgage servicing rights and obligations of the Failed Bank.

    3.2    Asset Purchase Price.

    (a)            All Assets and assets of the Failed Bank subject to an option to purchase by the Assuming Bank shall be purchased for the amount, or the amount resulting from the method specified for determining the amount, as specified on Schedule 3.2, except as otherwise may be provided herein. Any Asset, asset of the Failed Bank subject to an option to purchase or other asset purchased for which no purchase price is specified on Schedule 3.2 or otherwise herein shall be purchased at its Book Value. Loans or other assets charged off the Accounting Records of the Failed Bank prior to the date of the most recent pertinent data made available to the Assuming Bank as part of the Information Package shall be purchased at a price of zero.

    (b)           The purchase price for securities (other than the capital stock of any Acquired Subsidiary) purchased under Section 3.1 by the Assuming Bank shall be the market value thereof as of Bank Closing, which market value shall be (i) the market price for each such security quoted at the close of the trading day effective on Bank Closing as published electronically by Bloomberg, L.P., or alternatively, at the discretion of the Receiver, IDC/Financial Times (FT) Interactive Data; (ii) provided, that if such market price is not available for any such security, the Assuming Bank will submit a bid for each such security within three days of notification/bid

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request by the Receiver (unless a different time period is agreed to by the Assuming Bank and the Receiver) and the Receiver, in its sole discretion will accept or reject each such bid; and (iii) further provided in the absence of an acceptable bid from the Assuming Bank, each such security shall not pass to the Assuming Bank and shall be deemed to be an excluded asset hereunder.

(c)    Reserved.

                   3.3    Manner of Conveyance; Limited Warranty; Nonrecourse; Etc. THE CONVEYANCE OF ALL ASSETS, INCLUDING REAL AND PERSONAL PROPERTY INTERESTS, PURCHASED BY THE ASSUMING BANK UNDER THIS AGREEMENT SHALL BE MADE, AS NECESSARY, BY RECEIVER'S DEED OR RECEIVER'S BILL OF SALE, "AS IS", "WHERE IS", WITHOUT RECOURSE AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, WITHOUT ANY WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ASSETS, EXPRESS OR IMPLIED, WITH RESPECT TO TITLE, ENFORCEABILITY, COLLECTIBILITY, DOCUMENTATION OR FREEDOM FROM LIENS OR ENCUMBRANCES (IN WHOLE OR IN PART), OR ANY OTHER MATTERS.

3.4    Puts of Assets to the Receiver.

(a)     Puts Prior to the Settlement Date.

(i) During the period from Bank Closing to and including the Business Day immediately preceding the Settlement Date, the Assuming Bank shall be entitled to require the Receiver to purchase any Asset which the Assuming Bank can establish is evidenced by forged or stolen instruments as of Bank Closing; provided, that, the Assuming Bank shall not have the right to require the Receiver to purchase any such Asset with respect to which the Assuming Bank has taken any action referred to in Section 3 .4(a)(ii) with respect to such Asset.

(ii) At the end of the thirty (30)-day period following Bank Closing and at that time only, in accordance with this Section 3.4, the Assuming Bank shall be entitled to require the Receiver to purchase any remaining overdraft transferred to the Assuming Bank pursuant to 3.1 which both was made after the "as of" the date of the most recent pertinent data made available to the Assuming Bank as part of the Information Package and was not made pursuant to an overdraft protection plan or similar extension of credit.

The Assuming Bank shall transfer all such Assets to the Receiver without recourse, and shall indemnify the Receiver against any and all claims of any Person claiming by, through or under the Assuming Bank with respect to any such Asset, as provided in Section 12.4.

      (b)    Notices to the Receiver. In the event that the Assuming Bank elects to require the Receiver to purchase one or more Assets, the Assuming Bank shall deliver to the Receiver a notice (a "Put Notice") which shall include:

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(i)	a list of all Assets that the Assuming Bank requires the Receiver to purchase;

(ii)	a list of all Related Liabilities with respect to the Assets identified pursuant to (i) above; and

(iii)	a statement of the estimated Repurchase Price of each Asset identified pursuant to (i) above as of the applicable Put Date.

Such notice shall be in the form prescribed by the Receiver or such other form to which the Receiver shall consent. As provided in Section 9.6, the Assuming Bank shall deliver to the Receiver such documents, Credit Files and such additional information relating to the subject matter of the Put Notice as the Receiver may request and shall provide to the Receiver full access to all other relevant books and records.

(c)   Purchase by Receiver. The Receiver shall purchase Assets that are specified in the Put Notice and shall assume Related Liabilities with respect to such Assets, and the transfer of such Assets and Related Liabilities shall be effective as of a date determined by the Receiver which date shall not be later than thirty (30) days after receipt by the Receiver of the Put Notice (the "Put Date").

(d)   Purchase Price and Payment Date. Each Asset purchased by the Receiver pursuant to this Section 3.4 shall be purchased at a price equal to the Repurchase Price of such Asset less the Related Liability Amount applicable to such Asset, in each case determined as of the applicable Put Date. If the difference between such Repurchase Price and such Related Liability Amount is positive, then the Receiver shall pay to the Assuming Bank the amount of such difference; if the difference between such amounts is negative, then the Assuming Bank shall pay to the Receiver the amount of such difference. The Assuming Bank or the Receiver, as the case may be, shall pay the purchase price determined pursuant to this Section 3.4(d) not later than the twentieth (20th) Business Day following the applicable Put Date, together with interest on such amount at the Settlement Interest Rate for the period from and including such Put Date to and including the day preceding the date upon which payment is made.

(e)   Servicing. The Assuming Bank shall administer and manage any Asset subject to purchase by the Receiver in accordance with usual and prudent banking standards and business practices until such time as such Asset is purchased by the Receiver.

(f)   Reversals. In the event that the Receiver purchases an Asset (and assumes the Related Liability) that it is not required to purchase pursuant to this Section 3.4, the Assuming Bank shall repurchase such Asset (and assume such Related Liability) from the Receiver at a price computed so as to achieve the same economic result as would apply if the Receiver had never purchased such Asset pursuant to this Section 3.4.

3.5     Assets Not Purchased by Assuming Bank. The Assuming Bank does not purchase, acquire or assume, or (except as otherwise expressly provided in this Agreement) obtain an option to purchase, acquire or assume under this Agreement:

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(a)  any financial institution bonds, banker's blanket bonds, or public liability, fire, or extended coverage insurance policy or any other insurance policy of the Failed Bank, or premium refund, unearned premium derived from cancellation, or any proceeds payable with respect to any of the foregoing;

(b)  any interest, right, action, claim, or judgment against (i) any officer, director, employee, accountant, attorney, or any other Person employed or retained by the Failed Bank or any Subsidiary of the Failed Bank on or prior to Bank Closing arising out of any act or omission of such Person in such capacity, (ii) any underwriter of financial institution bonds, banker's blanket bonds or any other insurance policy of the Failed Bank, (iii) any shareholder or holding company of the Failed Bank, or (iv) any other Person whose action or inaction may be related to any loss (exclusive of any loss resulting from such Person's failure to pay on a Loan made by the Failed Bank) incurred by the Failed Bank; provided, that for the purposes hereof, the acts, omissions or other events giving rise to any such claim shall have occurred on or before Bank Closing, regardless of when any such claim is discovered and regardless of whether any such claim is made with respect to a financial institution bond, banker's blanket bond, or any other insurance policy of the Failed Bank in force as of Bank Closing;

(c)  prepaid regulatory assessments of the Failed Bank, if any;

(d)  legal or equitable interests in tax receivables of the Failed Bank, if any, including any claims arising as a result of the Failed Bank having entered into any agreement or otherwise being joined with another Person with respect to the filing of tax returns or the payment of taxes;

(e)  amounts reflected on the Accounting Records of the Failed Bank as of Bank Closing as a general or specific loss reserve or contingency account, if any;

(f)  leased or owned Bank Premises and leased or owned Furniture and Equipment and Fixtures and data processing equipment (including hardware and software) located on leased or owned Bank Premises, if any; provided, that the Assuming Bank does obtain an option under Section 4.6, Section 4.7 or Section 4.8, as the case may be, with respect thereto;

(g)  owned Bank Premises which the Receiver, in its discretion, determines may contain environmentally hazardous substances;

(h)  any "goodwill," as such term is defined in the instructions to the report of condition prepared by banks examined by the Corporation in accordance with 12 C.F.R. Section 304.4, and other intangibles;

(i)       any criminal restitution or forfeiture orders issued in favor of the Failed Bank;

(j)       reserved;

(k)      assets essential to the Receiver in accordance with Section 3.6; and

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(l)    all private label asset-backed securities, including, but not limited to, those listed on the attached Schedule 3.5(l).

3.6   Retention or Repurchase of Assets Essential to Receiver.

                   (a)    The Receiver may refuse to sell to the Assuming Bank, or the Assuming Bank agrees, at the request of the Receiver set forth in a written notice to the Assuming Bank, to assign, transfer, convey, and deliver to the Receiver all of the Assuming Bank's right, title and interest in and to, any Asset or asset essential to the Receiver as determined by the Receiver in its discretion (together with all Credit Documents evidencing or pertaining thereto), which may include any Asset or asset that the Receiver determines to be:

(i)	made to an officer, director, or other Person engaging in the affairs of the Failed Bank, its Subsidiaries or Affiliates or any related entities of any of the foregoing;

(ii)	the subject of any investigation relating to any claim with respect to any item described in Section 3.5(a) or (b), or the subject of, or potentially the subject of, any legal proceedings;

(iii)	made to a Person who is an Obligor on a loan owned by the Receiver or the Corporation in its corporate capacity or its capacity as receiver of any institution;

(iv)	secured by collateral which also secures any asset owned by the Receiver; or

(v)	related to any asset of the Failed Bank not purchased by the Assuming Bank under this Article III or any liability of the Failed Bank not assumed by the Assuming Bank under Article II.

      (b)    Each such Asset or asset purchased by the Receiver shall be purchased at a price equal to the Repurchase Price thereof less the Related Liability Amount with respect to any Related Liabilities related to such Asset or asset, in each case determined as of the date of the notice provided by the Receiver pursuant to Section 3.6(a). The Receiver shall pay the Assuming Bank not later than the twentieth (20th) Business Day following receipt of related Credit Documents and Credit Files together with interest on such amount at the Settlement Interest Rate for the period from and including the date of receipt of such documents to and including the day preceding the day on which payment is made. The Assuming Bank agrees to administer and manage each such Asset or asset in accordance with usual and prudent banking standards and business practices until each such Asset or asset is purchased by the Receiver. All transfers with respect to Asset or assets under this Section 3.6 shall be made as provided in Section 9.6. The Assuming Bank shall transfer all such Asset or assets and Related Liabilities to the Receiver without recourse, and shall indemnify the Receiver against any and all claims of any Person

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claiming by, through or under the Assuming Bank with respect to any such Asset or asset, as provided in Section 12.4.

ARTICLE IV
ASSUMPTION OF CERTAIN DUTIES AND OBLIGATIONS

The Assuming Bank agrees with the Receiver and the Corporation as follows:

      4.1    Continuation of Banking Business. The Assuming Bank agrees to provide full service banking in the trade area of the Failed Bank commencing on the first banking business day after Bank Closing and to maintain such presence until it has received all necessary regulatory approvals to cease providing such banking services in the trade area. At the option of the Assuming Bank, such banking services may be provided at any or all of the Bank Premises, or at other premises within such trade area.

      4.2    Agreement with Respect to Credit Card Business. The Assuming Bank agrees to honor and perform, from and after Bank Closing, all duties and obligations with respect to the Failed Bank's credit card business, and/or processing related to credit cards, if any, and assumes all outstanding extensions of credit with respect thereto.

      4.3    Agreement with Respect to Safe Deposit Business. The Assuming Bank assumes and agrees to discharge, from and after Bank Closing, in the usual course of conducting a banking business, the duties and obligations of the Failed Bank with respect to all Safe Deposit Boxes, if any, of the Failed Bank and to maintain all of the necessary facilities for the use of such boxes by the renters thereof during the period for which such boxes have been rented and the rent therefor paid to the Failed Bank, subject to the provisions of the rental agreements between the Failed Bank and the respective renters of such boxes; provided, that the Assuming Bank may relocate the Safe Deposit Boxes of the Failed Bank to any office of the Assuming Bank located in the trade area of the Failed Bank. Fees related to the safe deposit business earned prior to the Bank Closing Date shall be for the benefit of the Receiver and fees earned after the Bank Closing Date shall be for the benefit of the Assuming Bank.

      4.4   Agreement with Respect to Safekeeping Business. The Receiver transfers, conveys and delivers to the Assuming Bank and the Assuming Bank accepts all securities and other items, if any, held by the Failed Bank in safekeeping for its customers as of Bank Closing. The Assuming Bank assumes and agrees to honor and discharge, from and after Bank Closing, the duties and obligations of the Failed Bank with respect to such securities and items held in safekeeping. The Assuming Bank shall be entitled to all rights and benefits heretofore accrued or hereafter accruing with respect thereto. The Assuming Bank shall provide to the Receiver written verification of all assets held by the Failed Bank for safekeeping within sixty (60) days after Bank Closing. Fees related to the safekeeping business earned prior to the Bank Closing Date shall be for the benefit of the Receiver and fees earned after the Bank Closing Date shall be for the benefit of the Assuming Bank.

4.5   Agreement with Respect to Trust Business.

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(a)  The Assuming Bank shall, without further transfer, substitution, act or deed, to the full extent permitted by law, succeed to the rights, obligations, properties, assets, investments, deposits, agreements, and trusts of the Failed Bank under trusts, executorships, administrations, guardianships, and agencies, and other fiduciary or representative capacities, all to the same extent as though the Assuming Bank had assumed the same from the Failed Bank prior to Bank Closing; provided, that any liability based on the misfeasance, malfeasance or nonfeasance of the Failed Bank, its directors, officers, employees or agents with respect to the trust business is not assumed hereunder.

(b)  The Assuming Bank shall, to the full extent permitted by law, succeed to, and be entitled to take and execute, the appointment to all executorships, trusteeships, guardianships and other fiduciary or representative capacities to which the Failed Bank is or may be named in wills, whenever probated, or to which the Failed Bank is or may be named or appointed by any other instrument.

(c)  In the event additional proceedings of any kind are necessary to accomplish the transfer of such trust business, the Assuming Bank agrees that, at its own expense, it will take whatever action is necessary to accomplish such transfer. The Receiver agrees to use reasonable efforts to assist the Assuming Bank in accomplishing such transfer.

(d)  The Assuming Bank shall provide to the Receiver written verification of the assets held in connection with the Failed Bank's trust business within sixty (60) days after Bank Closing.

4.6   Agreement with Respect to Bank Premises.

                      (a)  Option to Purchase. Subject to Section 3.5, the Receiver hereby grants to the Assuming Bank an exclusive option for the period of ninety (90) days commencing the day after Bank Closing to purchase any or all owned Bank Premises, including all Furniture, Fixtures and Equipment located on the Bank Premises. The Assuming Bank shall give written notice to the Receiver within the option period of its election to purchase or not to purchase any of the owned Bank Premises. Any purchase of such premises shall be effective as of the date of Bank Closing and such purchase shall be consummated as soon as practicable thereafter, and in no event later than the Settlement Date.

       (b)  Option to Lease. The Receiver hereby grants to the Assuming Bank an exclusive option for the period of ninety (90) days commencing the day after Bank Closing to cause the Receiver to assign to the Assuming Bank any or all leases for leased Bank Premises, if any, which have been continuously occupied by the Assuming Bank from Bank Closing to the date it elects to accept an assignment of the leases with respect thereto to the extent such leases can be assigned; provided, that the exercise of this option with respect to any lease must be as to all premises or other property subject to the lease. If an assignment cannot be made of any such leases, the Receiver may, in its discretion, enter into subleases with the Assuming Bank containing the same terms and conditions provided under such existing leases for such leased Bank Premises or other property. The Assuming Bank shall give notice to the Receiver within the option period of its election to accept or not to accept an assignment of any or all leases (or

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enter into subleases or new leases in lieu thereof). The Assuming Bank agrees to assume all leases assigned (or enter into subleases or new leases in lieu thereof) pursuant to this Section 4.6.

                    (c)    Facilitation. The Receiver agrees to facilitate the assumption, assignment or sublease of leases or the negotiation of new leases by the Assuming Bank; provided, that neither the Receiver nor the Corporation shall be obligated to engage in litigation, make payments to the Assuming Bank or to any third party in connection with facilitating any such assumption, assignment, sublease or negotiation or commit to any other obligations to third parties.

                    (d)    Occupancy. The Assuming Bank shall give the Receiver fifteen (15) days' prior written notice of its intention to vacate prior to vacating any leased Bank Premises with respect to which the Assuming Bank has not exercised the option provided in Section 4.6(b). Any such notice shall be deemed to terminate the Assuming Bank's option with respect to such leased Bank Premises.

(e)    Occupancy Costs.

            (i)   The Assuming Bank agrees to pay to the Receiver, or to appropriate third parties at the direction of the Receiver, during and for the period of any occupancy by it of (x) owned Bank Premises the market rental value, as determined by the appraiser selected in accordance with the definition of Fair Market Value, and all operating costs, and (y) leased Bank Premises, all operating costs with respect thereto and to comply with all relevant terms of applicable leases entered into by the Failed Bank, including without limitation the timely payment of all rent. Operating costs include, without limitation all taxes, fees, charges, utilities, insurance and assessments, to the extent not included in the rental value or rent. If the Assuming Bank elects to purchase any owned Bank Premises in accordance with Section 4.6(a), the amount of any rent paid (and taxes paid to the Receiver which have not been paid to the taxing authority and for which the Assuming Bank assumes liability) by the Assuming Bank with respect thereto shall be applied as an offset against the purchase price thereof.

            (ii)   The Assuming Bank agrees during the period of occupancy by it of owned or leased Bank Premises, to pay to the Receiver rent for the use of all owned or leased Furniture and Equipment and all owned or leased Fixtures located on such Bank Premises for the period of such occupancy. Rent for such property owned by the Failed Bank shall be the market rental value thereof, as determined by the Receiver within sixty (60) days after Bank Closing. Rent for such leased property shall be an amount equal to any and all rent and other amounts which the Receiver incurs or accrues as an obligation or is obligated to pay for such period of occupancy pursuant to all leases and contracts with respect to such property. If the Assuming Bank purchases any owned Furniture and Equipment or owned Fixtures in accordance with Section 4.6(f) or 4.6(h), the amount of any rents paid by the Assuming Bank with respect thereto shall be applied as an offset against the purchase price thereof.

       (f)    Certain Requirements as to Furniture, Equipment and Fixtures. If the Assuming Bank purchases owned Bank Premises or accepts an assignment of the lease (or enters into a sublease or a new lease in lieu thereof) for leased Bank Premises as provided in Section

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4.6(a) or 4.6(b), or if the Assuming Bank does not exercise such option but within twelve (12) months following Bank Closing obtains the right to occupy such premises (whether by assignment, lease, sublease, purchase or otherwise), other than in accordance with Section 4.6(a) or (b), the Assuming Bank shall (i) effective as of the date of Bank Closing, purchase from the Receiver all Furniture and Equipment and Fixtures owned by the Failed Bank at Fair Market Value and located thereon as of Bank Closing, (ii) accept an assignment or a sublease of the leases or negotiate new leases for all Furniture and Equipment and Fixtures leased by the Failed Bank and located thereon, and (iii) if applicable, accept an assignment or a sublease of any ground lease or negotiate a new ground lease with respect to any land on which such Bank Premises are located; provided, that the Receiver shall not have disposed of such Furniture and Equipment and Fixtures or repudiated the leases specified in clause (ii) or (iii).

(g)    Vacating Premises.

(i)   If the Assuming Bank elects not to purchase any owned Bank Premises, the notice of such election in accordance with Section 4.6(a) shall specify the date upon which the Assuming Bank's occupancy of such premises shall terminate, which date shall not be later than ninety (90) days after the date of the Assuming Bank's notice not to exercise such option. The Assuming Bank promptly shall relinquish and release to the Receiver such premises and the Furniture and Equipment and Fixtures located thereon in the same condition as at Bank Closing, normal wear and tear excepted. By occupying any such premises after the expiration of such ninety (90)-day period, the Assuming Bank shall, at the Receiver's option, (x) be deemed to have agreed to purchase such Bank Premises, and to assume all leases, obligations and liabilities with respect to leased Furniture and Equipment and leased Fixtures located thereon and any ground lease with respect to the land on which such premises are located, and (y) be required to purchase all Furniture and Equipment and Fixtures owned by the Failed Bank and located on such premises as of Bank Closing.

(ii)   If the Assuming Bank elects not to accept an assignment of the lease or sublease any leased Bank Premises, the notice of such election in accordance with Section 4.6(b) shall specify the date upon which the Assuming Bank's occupancy of such leased Bank Premises shall terminate, which date shall not be later than the date which is one hundred eighty (180) days after Bank Closing. Upon vacating such premises, the Assuming Bank shall relinquish and release to the Receiver such premises and the Fixtures and the Furniture and Equipment located thereon in the same condition as at Bank Closing, normal wear and tear excepted. By failing to provide notice of its intention to vacate such premises prior to the expiration of the option period specified in Section 4.6(b), or by occupying such premises after the one hundred eighty (180)- day period specified above in this paragraph (ii), the Assuming Bank shall, at the Receiver's option, (x) be deemed to have assumed all leases, obligations and liabilities with respect to such premises (including any ground lease with respect to the land on which premises are located), and leased Furniture and Equipment and leased Fixtures located thereon in accordance with this Section 4.6 (unless the Receiver previously repudiated any such lease), and (y) be required to purchase all Furniture and Equipment and Fixtures owned by the Failed Bank at Fair Market Value and located on such premises as of Bank Closing.

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                   (h)    Furniture and Equipment and Certain Other Equipment. The Receiver hereby grants to the Assuming Bank an option to purchase all Furniture and Equipment or any telecommunications, data processing equipment (including hardware and software) and check processing and similar operating equipment owned by the Failed Bank at Fair Market Value and located at any leased Bank Premises that the Assuming Bank elects to vacate or which it could have, but did not occupy, pursuant to this Section 4.6; provided, that, the Assuming Bank shall give the Receiver notice of its election to purchase such property at the time it gives notice of its intention to vacate such Bank Premises or within ten (10) days after Bank Closing for Bank Premises it could have, but did not, occupy.

4.7          Agreement with Respect to Leased Data Processing Equipment

                   (a)          The Receiver hereby grants to the Assuming Bank an exclusive option for the period of ninety (90) days commencing the day after Bank Closing to accept an assignment from the Receiver of any or all Data Processing Leases to the extent that such Data Processing Leases can be assigned.

                   (b)           The Assuming Bank shall (i) give written notice to the Receiver within the option period specified in Section 4.7(a) of its intent to accept or decline an assignment or sublease of any or all Data Processing Leases and promptly accept an assignment or sublease of such Data Processing Leases, and (ii) give written notice to the appropriate lessor(s) that it has accepted an assignment or sublease of any such Data Processing Leases.

                    (c)           The Receiver agrees to facilitate the assignment or sublease of Data Processing Leases or the negotiation of new leases or license agreements by the Assuming Bank; provided, that neither the Receiver nor the Corporation shall be obligated to engage in litigation or make payments to the Assuming Bank or to any third party in connection with facilitating any such assumption, assignment, sublease or negotiation.

                    (d)           The Assuming Bank agrees, during its period of use of any property subject to a Data Processing Lease, to pay to the Receiver or to appropriate third parties at the direction of the Receiver all operating costs with respect thereto and to comply with all relevant terms of the applicable Data Processing Leases entered into by the Failed Bank, including without limitation the timely payment of all rent, taxes, fees, charges, utilities, insurance and assessments.

                    (e)           The Assuming Bank shall, not later than fifty (50) days after giving the notice provided in Section 4.7(b), (i) relinquish and release to the Receiver all property subject to the relevant Data Processing Lease, in the same condition as at Bank Closing, normal wear and tear excepted, or (ii) accept an assignment or a sublease thereof or negotiate a new lease or license agreement under this Section 4.7.

4.8   Agreement with Respect to Certain Existing Agreements.

                    (a)            Subject to the provisions of Section 4.8(b), with respect to agreements existing as of Bank Closing which provide for the rendering of services by or to the Failed Bank, within ninety (90) days after Bank Closing, the Assuming Bank shall give the Receiver written notice

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specifying whether it elects to assume or not to assume each such agreement. Except as may be otherwise provided in this Article IV, the Assuming Bank agrees to comply with the terms of each such agreement for a period commencing on the day after Bank Closing and ending on: (i) in the case of an agreement that provides for the rendering of services by the Failed Bank, the date which is ninety (90) days after Bank Closing, and (ii) in the case of an agreement that provides for the rendering of services to the Failed Bank, the date which is thirty (30) days after the Assuming Bank has given notice to the Receiver of its election not to assume such agreement; provided, that the Receiver can reasonably make such service agreements available to the Assuming Bank. The Assuming Bank shall be deemed by the Receiver to have assumed agreements for which no notification is timely given. The Receiver agrees to assign, transfer, convey, and deliver to the Assuming Bank all right, title and interest of the Receiver, if any, in and to agreements the Assuming Bank assumes hereunder. In the event the Assuming Bank elects not to accept an assignment of any lease (or sublease) or negotiate a new lease for leased Bank Premises under Section 4.6 and does not otherwise occupy such premises, the provisions of this Section 4.8(a) shall not apply to service agreements related to such premises. The Assuming Bank agrees, during the period it has the use or benefit of any such agreement, promptly to pay to the Receiver or to appropriate third parties at the direction of the Receiver all operating costs with respect thereto and to comply with all relevant terms of such agreement.

       (b)    The provisions of Section 4.8(a) regarding the Assuming Bank’s election to assume or not assume certain agreements shall not apply to (i) agreements pursuant to which the Failed Bank provides mortgage servicing for others or mortgage servicing is provided to the Failed Bank by others, (ii) agreements that are subject to Sections 4.1 through 4.7 and any insurance policy or bond referred to in Section 3.5(a) or other agreement specified in Section 3.5, and (iii) consulting, management or employment agreements, if any, between the Failed Bank and its employees or other Persons. Except as otherwise expressly set forth elsewhere in this Agreement, the Assuming Bank does not assume any liabilities or acquire any rights under any of the agreements described in this Section 4.8(b).

        4.9    Informational Tax Reporting. The Assuming Bank agrees to perform all obligations of the Failed Bank with respect to Federal and State income tax informational reporting related to (i) the Assets and the Liabilities Assumed, (ii) deposit accounts that were closed and loans that were paid off or collateral obtained with respect thereto prior to Bank Closing, (iii) miscellaneous payments made to vendors of the Failed Bank, and (iv) any other asset or liability of the Failed Bank, including, without limitation, loans not purchased and Deposits not assumed by the Assuming Bank, as may be required by the Receiver.

4.10            Insurance. The Assuming Bank agrees to obtain insurance coverage effective from and after Bank Closing, including public liability, fire and extended coverage insurance acceptable to the Receiver with respect to owned or leased Bank Premises that it occupies, and all owned or leased Furniture and Equipment and Fixtures and leased data processing equipment (including hardware and software) located thereon, in the event such insurance coverage is not already in force and effect with respect to the Assuming Bank as the insured as of Bank Closing. All such insurance shall, where appropriate (as determined by the Receiver), name the Receiver as an additional insured.

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4.11        Office Space for Receiver and Corporation. For the period commencing on the day following Bank Closing and ending on the one hundred eightieth (180th) day thereafter, the Assuming Bank agrees to provide to the Receiver and the Corporation, without charge, adequate and suitable office space (including parking facilities and vault space), furniture, equipment (including photocopying and telecopying machines), email accounts, network access and technology resources (such as shared drive) and utilities (including local telephone service and fax machines) at the Bank Premises occupied by the Assuming Bank for their use in the discharge of their respective functions with respect to the Failed Bank. In the event the Receiver and the Corporation determine that the space provided is inadequate or unsuitable, the Receiver and the Corporation may relocate to other quarters having adequate and suitable space and the costs of relocation and any rental and utility costs for the balance of the period of occupancy by the Receiver and the Corporation shall be borne by the Assuming Bank. Additionally, the Assuming Bank agrees to pay such bills and invoices on behalf of the Receiver and Corporation as the Receiver or Corporation may direct for the period beginning on the date of Bank Closing and ending on Settlement Date. Assuming Bank shall submit it requests for reimbursement of such expenditures pursuant to Article VIII of this Agreement.

4.12        Agreement with Respect to Continuation of Group Health Plan Coverage for Former Employees of the Failed Bank.

(a)  The Assuming Bank agrees to assist the Receiver, as provided in this Section 4.12, in offering individuals who were employees or former employees of the Failed Bank, or any of its Subsidiaries, and who, immediately prior to Bank Closing, were receiving, or were eligible to receive, health insurance coverage or health insurance continuation coverage from the Failed Bank ("Eligible Individuals"), the opportunity to obtain health insurance coverage in the Corporation's FIA Continuation Coverage Plan which provides for health insurance continuation coverage to such Eligible Individuals who are qualified beneficiaries of the Failed Bank as defined in Section 607 of the Employee Retirement Income Security Act of 1974, as amended (respectively, "qualified beneficiaries" and "ERISA"). The Assuming Bank shall consult with the Receiver and not later than five (5) Business Days after Bank Closing shall provide written notice to the Receiver of the number (if available), identity (if available) and addresses (if available) of the Eligible Individuals who are qualified beneficiaries of the Failed Bank and for whom a "qualifying event" (as defined in Section 603 of ERISA) has occurred and with respect to whom the Failed Bank's obligations under Part 6 of Subtitle B of Title I of ERISA have not been satisfied in full, and such other information as the Receiver may reasonably require. The Receiver shall cooperate with the Assuming Bank in order to permit it to prepare such notice and shall provide to the Assuming Bank such data in its possession as may be reasonably required for purposes of preparing such notice.

(b)  The Assuming Bank shall take such further action to assist the Receiver in offering the Eligible Individuals who are qualified beneficiaries of the Failed Bank the opportunity to obtain health insurance coverage in the Corporation's FIA Continuation Coverage Plan as the Receiver may direct. All expenses incurred and paid by the Assuming Bank (i) in connection with the obligations of the Assuming Bank under this Section 4.12, and (ii) in providing health insurance continuation coverage to any Eligible Individuals who are hired by

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the Assuming Bank and such employees' qualified beneficiaries shall be borne by the Assuming Bank.

                   (c)    This Section 4.12 is for the sole and exclusive benefit of the parties to this Agreement, and for the benefit of no other Person (including any former employee of the Failed Bank or any Subsidiary thereof or qualified beneficiary of such former employee). Nothing in this Section 4.12 is intended by the parties, or shall be construed, to give any Person (including any former employee of the Failed Bank or any Subsidiary thereof or qualified beneficiary of such former employee) other than the Corporation, the Receiver and the Assuming Bank any legal or equitable right, remedy or claim under or with respect to the provisions of this Section.

      4.13         Agreement with Respect to Interim Asset Servicing. At any time after Bank Closing, the Receiver may establish on its books an asset pool(s) and may transfer to such asset pool(s) (by means of accounting entries on the books of the Receiver) all or any assets and liabilities of the Failed Bank which are not acquired by the Assuming Bank, including, without limitation, wholly unfunded Commitments and assets and liabilities which may be acquired, funded or originated by the Receiver subsequent to Bank Closing. The Receiver may remove assets (and liabilities) from or add assets (and liabilities) to such pool(s) at any time in its discretion. At the option of the Receiver, the Assuming Bank agrees to service, administer, and collect such pool assets in accordance with and for the term set forth in Exhibit 4.13 "Interim Asset Servicing Arrangement".

                   4.14          Reserved.

      4.15          Agreement with Respect to Loss Sharing. The Assuming Bank shall be entitled to require reimbursement from the Receiver for loss sharing on certain loans in accordance with the Single Family Shared-Loss Agreement attached hereto as Exhibit 4.15A and the Non-SF Shared-Loss Agreement attached hereto as Exhibit 4.15B, collectively, the “Shared-Loss Agreements.” The Loans that shall be subject to the Shared-Loss Agreements are identified on the Schedule of Loans 4.1 5A and 4.1 5B attached hereto.

ARTICLE V
DUTIES WITH RESPECT TO DEPOSITORS OF THE FAILED BANK

                     5.1    Payment of Checks, Drafts and Orders. Subject to Section 9.5, the Assuming Bank agrees to pay all properly drawn checks, drafts and withdrawal orders of depositors of the Failed Bank presented for payment, whether drawn on the check or draft forms provided by the Failed Bank or by the Assuming Bank, to the extent that the Deposit balances to the credit of the respective makers or drawers assumed by the Assuming Bank under this Agreement are sufficient to permit the payment thereof, and in all other respects to discharge, in the usual course of conducting a banking business, the duties and obligations of the Failed Bank with respect to the Deposit balances due and owing to the depositors of the Failed Bank assumed by the Assuming Bank under this Agreement.

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                   5.2    Certain Agreements Related to Deposits. Subject to Section 2.2, the Assuming Bank agrees to honor the terms and conditions of any written escrow or mortgage servicing agreement or other similar agreement relating to a Deposit liability assumed by the Assuming Bank pursuant to this Agreement.

5.3    Notice to Depositors.

                    (a)        Within seven (7) days after Bank Closing, the Assuming Bank shall give (i) notice to depositors of the Failed Bank of its assumption of the Deposit liabilities of the Failed Bank, and (ii) any notice required under Section 2.2, by mailing to each such depositor a notice with respect to such assumption and by advertising in a newspaper of general circulation in the county or counties in which the Failed Bank was located. The Assuming Bank agrees that it will obtain prior approval of all such notices and advertisements from counsel for the Receiver and that such notices and advertisements shall not be mailed or published until such approval is received.

                    (b)        The Assuming Bank shall give notice by mail to depositors of the Failed Bank concerning the procedures to claim their deposits, which notice shall be provided to the Assuming Bank by the Receiver or the Corporation. Such notice shall be included with the notice to depositors to be mailed by the Assuming Bank pursuant to Section 5.3(a).

                    (c)         If the Assuming Bank proposes to charge fees different from those charged by the Failed Bank before it establishes new deposit account relationships with the depositors of the Failed Bank, the Assuming Bank shall give notice by mail of such changed fees to such depositors.

ARTICLE VI
RECORDS

6.1    Transfer of Records.

                    (a)             In accordance with Section 3.1, the Receiver assigns, transfers, conveys and delivers to the Assuming Bank the following Records pertaining to the Deposit liabilities of the Failed Bank assumed by the Assuming Bank under this Agreement, except as provided in Section 6.4:

(i)	signature cards, orders, contracts between the Failed Bank and its depositors and Records of similar character;

(ii)	passbooks of depositors held by the Failed Bank, deposit slips, cancelled checks and withdrawal orders representing charges to accounts of depositors;

and the following Records pertaining to the Assets:

(iii)	records of deposit balances carried with other banks, bankers or trust companies;

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(iv)	Loan and collateral records and Credit Files and other documents;

(v)	deeds, mortgages, abstracts, surveys, and other instruments or records of title pertaining to real estate or real estate mortgages;

(vi)	signature cards, agreements and records pertaining to Safe Deposit Boxes, if any; and

(vii)	records pertaining to the credit card business, trust business or safekeeping business of the Failed Bank, if any.

                    (b)    The Receiver, at its option, may assign and transfer to the Assuming Bank by a single blanket assignment or otherwise, as soon as practicable after Bank Closing, any other Records not assigned and transferred to the Assuming Bank as provided in this Agreement, including but not limited to loan disbursement checks, general ledger tickets, official bank checks, proof transactions (including proof tapes) and paid out loan files.

                    6.2    Delivery of Assigned Records. The Receiver shall deliver to the Assuming Bank all Records described in (i) Section 6.1(a) as soon as practicable on or after the date of this Agreement, and (ii) Section 6.1(b) as soon as practicable after making any assignment described therein.

                    6.3    Preservation of Records. The Assuming Bank agrees that it will preserve and maintain for the joint benefit of the Receiver, the Corporation and the Assuming Bank, all Records of which it has custody for such period as either the Receiver or the Corporation in its discretion may require, until directed otherwise, in writing, by the Receiver or Corporation. The Assuming Bank shall have the primary responsibility to respond to subpoenas, discovery requests, and other similar official inquiries with respect to the Records of which it has custody.

                    6.4    Access to Records; Copies. The Assuming Bank agrees to permit the Receiver and the Corporation access to all Records of which the Assuming Bank has custody, and to use, inspect, make extracts from or request copies of any such Records in the manner and to the extent requested, and to duplicate, in the discretion of the Receiver or the Corporation, any Record in the form of microfilm or microfiche pertaining to Deposit account relationships; provided, that in the event that the Failed Bank maintained one or more duplicate copies of such microfilm or microfiche Records, the Assuming Bank hereby assigns, transfers, and conveys to the Corporation one such duplicate copy of each such Record without cost to the Corporation, and agrees to deliver to the Corporation all Records assigned and transferred to the Corporation under this Article VI as soon as practicable on or after the date of this Agreement. The party requesting a copy of any Record shall bear the cost (based on standard accepted industry charges to the extent applicable, as determined by the Receiver) for providing such duplicate Records. A copy of each Record requested shall be provided as soon as practicable by the party having custody thereof.

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ARTICLE VII
FIRST LOSS TRANCHE

The Assuming Bank has submitted to the Receiver an asset premium (discount) bid of $(74 MILLION) and a Deposit premium bid of 1%. The Deposit premium bid will be applied to the total of all Assumed Deposits except for brokered, CDARS, and any market place or similar subscription services Deposits. The First Loss Tranche shall be determined by adding (i) the asset premium (discount) bid, (ii) the Deposit premium bid, and (iii) the Equity Adjustment. If the First Loss Tranche is a positive number, then this is the Losses on Single Family Shared- Loss Loans and Net Charge-offs on Shared Loss Assets that the Assuming Bank will incur before loss-sharing commences under Exhibits 4.15A and 4.15B. If the First Loss Tranche is a negative number, the Corporation shall pay such amount by wire transfer to the Assuming Bank by the end of the first business day following Bank Closing and loss sharing shall commence immediately.

ARTICLE VIII
ADJUSTMENTS

8.1          Pro Forma Statement. The Receiver, as soon as practicable after Bank Closing, in accordance with the best information then available, shall provide to the Assuming Bank a pro forma statement reflecting any adjustments of such liabilities and assets as may be necessary. Such pro forma statement shall take into account, to the extent possible, (i) liabilities and assets of a nature similar to those contemplated by Section 2.1 or Section 3.1, respectively, which at Bank Closing were carried in the Failed Bank's suspense accounts, (ii) accruals as of Bank Closing for all income related to the assets and business of the Failed Bank acquired by the Assuming Bank hereunder, whether or not such accruals were reflected on the Accounting Records of the Failed Bank in the normal course of its operations, and (iii) adjustments to determine the Book Value of any investment in an Acquired Subsidiary and related accounts on the "bank only" (unconsolidated) balance sheet of the Failed Bank based on the equity method of accounting, whether or not the Failed Bank used the equity method of accounting for investments in subsidiaries, except that the resulting amount cannot be less than the Acquired Subsidiary's recorded equity as of Bank Closing as reflected on the Accounting Records of the Acquired Subsidiary. Any Loan purchased by the Assuming Bank pursuant to Section 3.1 which the Failed Bank charged off during the period following the date of the most recent pertinent data made available to the Assuming Bank as part of the Information Package to Bank Closing shall be deemed not to be charged off for the purposes of the pro forma statement, and the purchase price shall be determined pursuant to Section 3.2.

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8.2    Correction of Errors and Omissions; Other Liabilities.

(a)             In the event any bookkeeping omissions or errors are discovered in preparing any pro forma statement or in completing the transfers and assumptions contemplated hereby, the parties hereto agree to correct such errors and omissions, it being understood that, as far as practicable, all adjustments will be made consistent with the judgments, methods, policies or accounting principles utilized by the Failed Bank in preparing and maintaining Accounting Records, except that adjustments made pursuant to this Section 8.2(a) are not intended to bring the Accounting Records of the Failed Bank into accordance with generally accepted accounting principles.

(b)             If the Receiver discovers at any time subsequent to the date of this Agreement that any claim exists against the Failed Bank which is of such a nature that it would have been included in the liabilities assumed under Article II had the existence of such claim or the facts giving rise thereto been known as of Bank Closing, the Receiver may, in its discretion, at any time, require that such claim be assumed by the Assuming Bank in a manner consistent with the intent of this Agreement. The Receiver will make appropriate adjustments to the pro forma statement provided by the Receiver to the Assuming Bank pursuant to Section 8.1 as may be necessary.

                    8.3    Payments. The Receiver agrees to cause to be paid to the Assuming Bank, or the Assuming Bank agrees to pay to the Receiver, as the case may be, on the Settlement Date, a payment in an amount which reflects net adjustments (including any costs, expenses and fees associated with determinations of value as provided in this Agreement) made pursuant to Section 8.1 or Section 8.2, plus interest as provided in Section 8.4. The Receiver and the Assuming Bank agree to effect on the Settlement Date any further transfer of assets to or assumption of liabilities or claims by the Assuming Bank as may be necessary in accordance with Section 8.1 or Section 8.2.

                    8.4    Interest. Any amounts paid under Section 8.3 or Section 8.5, shall bear interest for the period from and including the day following Bank Closing to and including the day preceding the payment at the Settlement Interest Rate.

                    8.5    Subsequent Adjustments. In the event that the Assuming Bank or the Receiver discovers any errors or omissions as contemplated by Section 8.2 or any error with respect to the payment made under Section 8.3 after the Settlement Date, the Assuming Bank and the Receiver agree to promptly correct any such errors or omissions, make any payments and effect any transfers or assumptions as may be necessary to reflect any such correction plus interest as provided in Section 8.4.

ARTICLE IX
CONTINUING COOPERATION

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                    9.1    General Matters. The parties hereto agree that they will, in good faith and with their best efforts, cooperate with each other to carry out the transactions contemplated by this Agreement and to effect the purposes hereof.

                    9.2    Additional Title Documents. The Receiver, the Corporation and the Assuming Bank each agree, at any time, and from time to time, upon the request of any party hereto, to execute and deliver such additional instruments and documents of conveyance as shall be reasonably necessary to vest in the appropriate party its full legal or equitable title in and to the property transferred pursuant to this Agreement or to be transferred in accordance herewith. The Assuming Bank shall prepare such instruments and documents of conveyance (in form and substance satisfactory to the Receiver) as shall be necessary to vest title to the Assets in the Assuming Bank. The Assuming Bank shall be responsible for recording such instruments and documents of conveyance at its own expense.

9.3    Claims and Suits.

(a)    The Receiver shall have the right, in its discretion, to (i) defend or settle any claim or suit against the Assuming Bank with respect to which the Receiver has indemnified the Assuming Bank in the same manner and to the same extent as provided in Article XII, and (ii) defend or settle any claim or suit against the Assuming Bank with respect to any Liability Assumed, which claim or suit may result in a loss to the Receiver arising out of or related to this Agreement, or which existed against the Failed Bank on or before Bank Closing. The exercise by the Receiver of any rights under this Section 9.3(a) shall not release the Assuming Bank with respect to any of its obligations under this Agreement.

(b)    In the event any action at law or in equity shall be instituted by any Person against the Receiver and the Corporation as codefendants with respect to any asset of the Failed Bank retained or acquired pursuant to this Agreement by the Receiver, the Receiver agrees, at the request of the Corporation, to join with the Corporation in a petition to remove the action to the United States District Court for the proper district. The Receiver agrees to institute, with or without joinder of the Corporation as coplaintiff, any action with respect to any such retained or acquired asset or any matter connected therewith whenever notice requiring such action shall be given by the Corporation to the Receiver.

                   9.4    Payment of Deposits. In the event any depositor does not accept the obligation of the Assuming Bank to pay any Deposit liability of the Failed Bank assumed by the Assuming Bank pursuant to this Agreement and asserts a claim against the Receiver for all or any portion of any such Deposit liability, the Assuming Bank agrees on demand to provide to the Receiver funds sufficient to pay such claim in an amount not in excess of the Deposit liability reflected on the books of the Assuming Bank at the time such claim is made. Upon payment by the Assuming Bank to the Receiver of such amount, the Assuming Bank shall be discharged from any further obligation under this Agreement to pay to any such depositor the amount of such Deposit liability paid to the Receiver.

      9.5    Withheld Payments. At any time, the Receiver or the Corporation may, in its discretion, determine that all or any portion of any deposit balance assumed by the Assuming

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Bank pursuant to this Agreement does not constitute a "Deposit" (or otherwise, in its discretion, determine that it is the best interest of the Receiver or Corporation to withhold all or any portion of any deposit), and may direct the Assuming Bank to withhold payment of all or any portion of any such deposit balance. Upon such direction, the Assuming Bank agrees to hold such deposit and not to make any payment of such deposit balance to or on behalf of the depositor, or to itself, whether by way of transfer, set-off, or otherwise. The Assuming Bank agrees to maintain the "withheld payment" status of any such deposit balance until directed in writing by the Receiver or the Corporation as to its disposition. At the direction of the Receiver or the Corporation, the Assuming Bank shall return all or any portion of such deposit balance to the Receiver or the Corporation, as appropriate, and thereupon the Assuming Bank shall be discharged from any further liability to such depositor with respect to such returned deposit balance. If such deposit balance has been paid to the depositor prior to a demand for return by the Corporation or the Receiver, and payment of such deposit balance had not been previously withheld pursuant to this Section, the Assuming Bank shall not be obligated to return such deposit balance to the Receiver or the Corporation. The Assuming Bank shall be obligated to reimburse the Corporation or the Receiver, as the case may be, for the amount of any deposit balance or portion thereof paid by the Assuming Bank in contravention of any previous direction to withhold payment of such deposit balance or return such deposit balance the payment of which was withheld pursuant to this Section.

9.6    Proceedings with Respect to Certain Assets and Liabilities.

(a)         In connection with any investigation, proceeding or other matter with respect to any asset or liability of the Failed Bank retained by the Receiver, or any asset of the Failed Bank acquired by the Receiver pursuant to this Agreement, the Assuming Bank shall cooperate to the extent reasonably required by the Receiver.

(b)         In addition to its obligations under Section 6.4, the Assuming Bank shall provide representatives of the Receiver access at reasonable times and locations without other limitation or qualification to (i) its directors, officers, employees and agents and those of the Subsidiaries acquired by the Assuming Bank, and (ii) its books and records, the books and records of such Subsidiaries and all Credit Files, and copies thereof. Copies of books, records and Credit Files shall be provided by the Assuming Bank as requested by the Receiver and the costs of duplication thereof shall be borne by the Receiver.

(c)         Not later than ten (10) days after the Put Notice pursuant to Section 3.4 or the date of the notice of transfer of any Loan by the Assuming Bank to the Receiver pursuant to Section 3.6, the Assuming Bank shall deliver to the Receiver such documents with respect to such Loan as the Receiver may request, including without limitation the following: (i) all related Credit Documents (other than certificates, notices and other ancillary documents), (ii) a certificate setting forth the principal amount on the date of the transfer and the amount of interest, fees and other charges then accrued and unpaid thereon, and any restrictions on transfer to which any such Loan is subject, and (iii) all Credit Files, and all documents, microfiche, microfilm and computer records (including but not limited to magnetic tape, disc storage, card forms and printed copy) maintained by, owned by, or in the possession of the Assuming Bank or any Affiliate of the Assuming Bank relating to the transferred Loan.

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                   9.7    Information. The Assuming Bank promptly shall provide to the Corporation such other information, including financial statements and computations, relating to the performance of the provisions of this Agreement as the Corporation or the Receiver may request from time to time, and, at the request of the Receiver, make available employees of the Failed Bank employed or retained by the Assuming Bank to assist in preparation of the pro forma statement pursuant to Section 8.1.

ARTICLE X
CONDITION PRECEDENT

The obligations of the parties to this Agreement are subject to the Receiver and the Corporation having received at or before Bank Closing evidence reasonably satisfactory to each of any necessary approval, waiver, or other action by any governmental authority, the board of directors of the Assuming Bank, or other third party, with respect to this Agreement and the transactions contemplated hereby, the closing of the Failed Bank and the appointment of the Receiver, the chartering of the Assuming Bank, and any agreements, documents, matters or proceedings contemplated hereby or thereby.

ARTICLE XI
REPRESENTATIONS AND WARRANTIES OF THE ASSUMING BANK

The Assuming Bank represents and warrants to the Corporation and the Receiver as follows:

(a)     Corporate Existence and Authority. The Assuming Bank (i) is duly organized, validly existing and in good standing under the laws of its Chartering Authority and has full power and authority to own and operate its properties and to conduct its business as now conducted by it, and (ii) has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The Assuming Bank has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the performance of the transactions contemplated hereby.

(b)     Third Party Consents. No governmental authority or other third party consents (including but not limited to approvals, licenses, registrations or declarations) are required in connection with the execution, delivery or performance by the Assuming Bank of this Agreement, other than such consents as have been duly obtained and are in full force and effect.

(c)     Execution and Enforceability. This Agreement has been duly executed and delivered by the Assuming Bank and when this Agreement has been duly authorized, executed and delivered by the Corporation and the Receiver, this Agreement will constitute the legal, valid and binding obligation of the Assuming Bank, enforceable in accordance with its terms.

(d)     Compliance with Law.

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(i)   Neither the Assuming Bank nor any of its Subsidiaries is in violation of any statute, regulation, order, decision, judgment or decree of, or any restriction imposed by, the United States of America, any State, municipality or other political subdivision or any agency of any of the foregoing, or any court or other tribunal having jurisdiction over the Assuming Bank or any of its Subsidiaries or any assets of any such Person, or any foreign government or agency thereof having such jurisdiction, with respect to the conduct of the business of the Assuming Bank or of any of its Subsidiaries, or the ownership of the properties of the Assuming Bank or any of its Subsidiaries, which, either individually or in the aggregate with all other such violations, would materially and adversely affect the business, operations or condition (financial or otherwise) of the Assuming Bank or the ability of the Assuming Bank to perform, satisfy or observe any obligation or condition under this Agreement.

(ii)   Neither the execution and delivery nor the performance by the Assuming Bank of this Agreement will result in any violation by the Assuming Bank of, or be in conflict with, any provision of any applicable law or regulation, or any order, writ or decree of any court or governmental authority.

      e)    Representations Remain True. The Assuming Bank represents and warrants that it has executed and delivered to the Corporation a Purchaser Eligibility Certification and Confidentiality Agreement and that all information provided and representations made by or on behalf of the Assuming Bank in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the Purchaser Eligibility Certification and Confidentiality Agreement (which are affirmed and ratified hereby) are and remain true and correct in all material respects and do not fail to state any fact required to make the information contained therein not misleading.

ARTICLE XII
INDEMNIFICATION

12.1     Indemnification of Indemnitees. From and after Bank Closing and subject to the limitations set forth in this Section and Section 12.6 and compliance by the Indemnitees with Section 12.2, the Receiver agrees to indemnify and hold harmless the Indemnitees against any and all costs, losses, liabilities, expenses (including attorneys' fees) incurred prior to the assumption of defense by the Receiver pursuant to paragraph (d) of Section 12.2, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with claims against any Indemnitee based on liabilities of the Failed Bank that are not assumed by the Assuming Bank pursuant to this Agreement or subsequent to the execution hereof by the Assuming Bank or any Subsidiary or Affiliate of the Assuming Bank for which indemnification is provided hereunder in (a) of this Section 12.1, subject to certain exclusions as provided in (b) of this Section 12.1:

(a)

(1) claims based on the rights of any shareholder or former shareholder as such of (x) the Failed Bank, or (y) any Subsidiary or Affiliate of the Failed Bank;

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(2) claims based on the rights of any creditor as such of the Failed Bank, or any creditor as such of any director, officer, employee or agent of the Failed Bank, with respect to any indebtedness or other obligation of the Failed Bank arising prior to Bank Closing;

(3) claims based on the rights of any present or former director, officer, employee or agent as such of the Failed Bank or of any Subsidiary or Affiliate of the Failed Bank;

(4) claims based on any action or inaction prior to Bank Closing of the Failed Bank, its directors, officers, employees or agents as such, or any Subsidiary or Affiliate of the Failed Bank, or the directors, officers, employees or agents as such of such Subsidiary or Affiliate;

(5) claims based on any malfeasance, misfeasance or nonfeasance of the Failed Bank, its directors, officers, employees or agents with respect to the trust business of the Failed Bank, if any;

(6) claims based on any failure or alleged failure (not in violation of law) by the Assuming Bank to continue to perform any service or activity previously performed by the Failed Bank which the Assuming Bank is not required to perform pursuant to this Agreement or which arise under any contract to which the Failed Bank was a party which the Assuming Bank elected not to assume in accordance with this Agreement and which neither the Assuming Bank nor any Subsidiary or Affiliate of the Assuming Bank has assumed subsequent to the execution hereof;

(7) claims arising from any action or inaction of any Indemnitee, including for purposes of this Section 12.1(a)(7) the former officers or employees of the Failed Bank or of any Subsidiary or Affiliate of the Failed Bank that is taken upon the specific written direction of the Corporation or the Receiver, other than any action or inaction taken in a manner constituting bad faith, gross negligence or willful misconduct; and

(8) claims based on the rights of any depositor of the Failed Bank whose deposit has been accorded "withheld payment" status and/or returned to the Receiver or Corporation in accordance with Section 9.5 and/or has become an "unclaimed deposit" or has been returned to the Corporation or the Receiver in accordance with Section 2.3;

       (b)   provided, that, with respect to this Agreement, except for paragraphs (7) and (8) of Section 12.1(a), no indemnification will be provided under this Agreement for any:

(1) judgment or fine against, or any amount paid in settlement (without the written approval of the Receiver) by, any Indemnitee in connection with any action that seeks damages against any Indemnitee (a "counterclaim") arising with respect to any Asset and based on any action or inaction of either the Failed Bank, its directors, officers, employees or agents as such prior to Bank Closing, unless any such judgment, fine or amount paid in settlement exceeds the greater of (i) the Repurchase Price of such Asset, or (ii) the monetary recovery sought on such Asset by the Assuming Bank in the cause of action from which the counterclaim arises; and in

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such event the Receiver will provide indemnification only in the amount of such excess; and no indemnification will be provided for any costs or expenses other than any costs or expenses (including attorneys' fees) which, in the determination of the Receiver, have been actually and reasonably incurred by such Indemnitee in connection with the defense of any such counterclaim; and it is expressly agreed that the Receiver reserves the right to intervene, in its discretion, on its behalf and/or on behalf of the Receiver, in the defense of any such counterclaim;

(2) claims with respect to any liability or obligation of the Failed Bank that is expressly assumed by the Assuming Bank pursuant to this Agreement or subsequent to the execution hereof by the Assuming Bank or any Subsidiary or Affiliate of the Assuming Bank;

(3) claims with respect to any liability of the Failed Bank to any present or former employee as such of the Failed Bank or of any Subsidiary or Affiliate of the Failed Bank, which liability is expressly assumed by the Assuming Bank pursuant to this Agreement or subsequent to the execution hereof by the Assuming Bank or any Subsidiary or Affiliate of the Assuming Bank;

(4) claims based on the failure of any Indemnitee to seek recovery of damages from the Receiver for any claims based upon any action or inaction of the Failed Bank, its directors, officers, employees or agents as fiduciary, agent or custodian prior to Bank Closing;

(5) claims based on any violation or alleged violation by any Indemnitee of the antitrust, branching, banking or bank holding company or securities laws of the United States of America or any State thereof;

(6) claims based on the rights of any present or former creditor, customer, or supplier as such of the Assuming Bank or any Subsidiary or Affiliate of the Assuming Bank;

(7) claims based on the rights of any present or former shareholder as such of the Assuming Bank or any Subsidiary or Affiliate of the Assuming Bank regardless of whether any such present or former shareholder is also a present or former shareholder of the Failed Bank;

(8) claims, if the Receiver determines that the effect of providing such indemnification would be to (i) expand or alter the provisions of any warranty or disclaimer thereof provided in Section 3.3 or any other provision of this Agreement, or (ii) create any warranty not expressly provided under this Agreement;

(9) claims which could have been enforced against any Indemnitee had the Assuming Bank not entered into this Agreement;

(10) claims based on any liability for taxes or fees assessed with respect to the consummation of the transactions contemplated by this Agreement, including without limitation any subsequent transfer of any Assets or Liabilities Assumed to any Subsidiary or Affiliate of the Assuming Bank;

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(11) except as expressly provided in this Article XII, claims based on any action or inaction of any Indemnitee, and nothing in this Agreement shall be construed to provide indemnification for (i) the Failed Bank, (ii) any Subsidiary or Affiliate of the Failed Bank, or (iii) any present or former director, officer, employee or agent of the Failed Bank or its Subsidiaries or Affiliates; provided, that the Receiver, in its discretion, may provide indemnification hereunder for any present or former director, officer, employee or agent of the Failed Bank or its Subsidiaries or Affiliates who is also or becomes a director, officer, employee or agent of the Assuming Bank or its Subsidiaries or Affiliates;

(12) claims or actions which constitute a breach by the Assuming Bank of the representations and warranties contained in Article XI;

(13) claims arising out of or relating to the condition of or generated by an Asset arising from or relating to the presence, storage or release of any hazardous or toxic substance, or any pollutant or contaminant, or condition of such Asset which violate any applicable Federal, State or local law or regulation concerning environmental protection; and

(14) claims based on, related to or arising from any asset, including a loan, acquired or liability assumed by the Assuming Bank, other than pursuant to this Agreement.

   12.2         Conditions Precedent to Indemnification. It shall be a condition precedent to the obligation of the Receiver to indemnify any Person pursuant to this Article XII that such Person shall, with respect to any claim made or threatened against such Person for which such Person is or may be entitled to indemnification hereunder:

(a)   give written notice to the Regional Counsel (Litigation Branch) of the Corporation in the manner and at the address provided in Section 13.7 of such claim as soon as practicable after such claim is made or threatened; provided, that notice must be given on or before the date which is six (6) years from the date of this Agreement;

(b)   provide to the Receiver such information and cooperation with respect to such claim as the Receiver may reasonably require;

(c)   cooperate and take all steps, as the Receiver may reasonably require, to preserve and protect any defense to such claim;

(d)   in the event suit is brought with respect to such claim, upon reasonable prior notice, afford to the Receiver the right, which the Receiver may exercise in its sole discretion, to conduct the investigation, control the defense and effect settlement of such claim, including without limitation the right to designate counsel and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of any such claim, all of which shall be at the expense of the Receiver; provided, that the Receiver shall have notified the Person claiming indemnification in writing that such claim is a claim with respect to which the Person claiming indemnification is entitled to indemnification under this Article XII;

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(e)   not incur any costs or expenses in connection with any response or suit with respect to such claim, unless such costs or expenses were incurred upon the written direction of the Receiver; provided, that the Receiver shall not be obligated to reimburse the amount of any such costs or expenses unless such costs or expenses were incurred upon the written direction of the Receiver;

(f)   not release or settle such claim or make any payment or admission with respect thereto, unless the Receiver consents in writing thereto, which consent shall not be unreasonably withheld; provided, that the Receiver shall not be obligated to reimburse the amount of any such settlement or payment unless such settlement or payment was effected upon the written direction of the Receiver; and

(g)   take reasonable action as the Receiver may request in writing as necessary to preserve, protect or enforce the rights of the indemnified Person against any Primary Indemnitor.

12.3            No Additional Warranty. Nothing in this Article XII shall be construed or deemed to (i) expand or otherwise alter any warranty or disclaimer thereof provided under Section 3.3 or any other provision of this Agreement with respect to, among other matters, the title, value, collectibility, genuineness, enforceability or condition of any (x) Asset, or (y) asset of the Failed Bank purchased by the Assuming Bank subsequent to the execution of this Agreement by the Assuming Bank or any Subsidiary or Affiliate of the Assuming Bank, or (ii) create any warranty not expressly provided under this Agreement with respect thereto.

12.4            Indemnification of Receiver and Corporation. From and after Bank Closing, the Assuming Bank agrees to indemnify and hold harmless the Corporation and the Receiver and their respective directors, officers, employees and agents from and against any and all costs, losses, liabilities, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any of the following:

(a)   claims based on any and all liabilities or obligations of the Failed Bank assumed by the Assuming Bank pursuant to this Agreement or subsequent to the execution hereof by the Assuming Bank or any Subsidiary or Affiliate of the Assuming Bank, whether or not any such liabilities subsequently are sold and/or transferred, other than any claim based upon any action or inaction of any Indemnitee as provided in paragraph (7) or (8) of Section 12.1(a); and

(b)   claims based on any act or omission of any Indemnitee (including but not limited to claims of any Person claiming any right or title by or through the Assuming Bank with respect to Assets transferred to the Receiver pursuant to Section 3.4 or 3.6), other than any action or inaction of any Indemnitee as provided in paragraph (7) or (8) of Section 12.1(a).

12.5    Obligations Supplemental. The obligations of the Receiver, and the Corporation as guarantor in accordance with Section 12.7, to provide indemnification under this Article XII are to supplement any amount payable by any Primary Indemnitor to the Person indemnified under this Article XII. Consistent with that intent, the Receiver agrees only to make payments pursuant to such indemnification to the extent not payable by a Primary Indemnitor. If the aggregate amount of payments by the Receiver, or the Corporation as guarantor in accordance

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with Section 12.7, and all Primary Indemnitors with respect to any item of indemnification under this Article XII exceeds the amount payable with respect to such item, such Person being indemnified shall notify the Receiver thereof and, upon the request of the Receiver, shall promptly pay to the Receiver, or the Corporation as appropriate, the amount of the Receiver's (or Corporation's) payments to the extent of such excess.

12.6           Criminal Claims. Notwithstanding any provision of this Article XII to the contrary, in the event that any Person being indemnified under this Article XII shall become involved in any criminal action, suit or proceeding, whether judicial, administrative or investigative, the Receiver shall have no obligation hereunder to indemnify such Person for liability with respect to any criminal act or to the extent any costs or expenses are attributable to the defense against the allegation of any criminal act, unless (i) the Person is successful on the merits or otherwise in the defense against any such action, suit or proceeding, or (ii) such action, suit or proceeding is terminated without the imposition of liability on such Person.

12.7           Limited Guaranty of the Corporation. The Corporation hereby guarantees performance of the Receiver's obligation to indemnify the Assuming Bank as set forth in this Article XII. It is a condition to the Corporation's obligation hereunder that the Assuming Bank shall comply in all respects with the applicable provisions of this Article XII. The Corporation shall be liable hereunder only for such amounts, if any, as the Receiver is obligated to pay under the terms of this Article XII but shall fail to pay. Except as otherwise provided above in this Section 12.7, nothing in this Article XII is intended or shall be construed to create any liability or obligation on the part of the Corporation, the United States of America or any department or agency thereof under or with respect to this Article XII, or any provision hereof, it being the intention of the parties hereto that the obligations undertaken by the Receiver under this Article XII are the sole and exclusive responsibility of the Receiver and no other Person or entity.

12.8            Subrogation. Upon payment by the Receiver, or the Corporation as guarantor in accordance with Section 12.7, to any Indemnitee for any claims indemnified by the Receiver under this Article XII, the Receiver, or the Corporation as appropriate, shall become subrogated to all rights of the Indemnitee against any other Person to the extent of such payment.

ARTICLE XIII
MISCELLANEOUS

13.1            Entire Agreement. This Agreement embodies the entire agreement of the parties hereto in relation to the subject matter herein and supersedes all prior understandings or agreements, oral or written, between the parties.

13.2            Headings. The headings and subheadings of the Table of Contents, Articles and Sections contained in this Agreement, except the terms identified for definition in Article I and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

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13.3           Counterparts. This Agreement may be executed in any number of counterparts and by the duly authorized representative of a different party hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

13.4           GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE FEDERAL LAW OF THE UNITED STATES OF AMERICA, AND IN THE ABSENCE OF CONTROLLING FEDERAL LAW, IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE MAIN OFFICE OF THE FAILED BANK IS LOCATED.

13.5           Successors. All terms and conditions of this Agreement shall be binding on the successors and assigns of the Receiver, the Corporation and the Assuming Bank. Except as otherwise specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the Receiver, the Corporation and the Assuming Bank any legal or equitable right, remedy or claim under or with respect to this Agreement or any provisions contained herein, it being the intention of the parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of the Receiver, the Corporation and the Assuming Bank and for the benefit of no other Person.

13.6            Modification; Assignment. No amendment or other modification, rescission, release, or assignment of any part of this Agreement shall be effective except pursuant to a written agreement subscribed by the duly authorized representatives of the parties hereto.

13.7            Notice. Any notice, request, demand, consent, approval or other communication to any party hereto shall be effective when received and shall be given in writing, and delivered in person against receipt therefore, or sent by certified mail, postage prepaid, courier service, telex, facsimile transmission or email to such party (with copies as indicated below) at its address set forth below or at such other address as it shall hereafter furnish in writing to the other parties. All such notices and other communications shall be deemed given on the date received by the addressee.

Assuming Bank

First Federal Savings & Loan Association of Charleston
A. Thomas Hood
President/Chief Executive Officer
34 Broad Street
Charleston, SC 29401

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Receiver and Corporation

Federal Deposit Insurance Corporation,
Receiver of CAPE FEAR BANK
1601 Bryan Street, Suite 1700
Dallas, Texas 75201

Attention: Settlement Manager

with copy to: Regional Counsel (Litigation Branch)

and with respect to notice under Article XII:

Federal Deposit Insurance Corporation
Receiver of CAPE FEAR BANK
1601 Bryan Street, Suite 1700
Dallas, Texas 75201

Attention: Regional Counsel (Litigation Branch)

13.8         Manner of Payment. All payments due under this Agreement shall be in lawful money of the United States of America in immediately available funds as each party hereto may specify to the other parties; provided, that in the event the Receiver or the Corporation is obligated to make any payment hereunder in the amount of $25,000.00 or less, such payment may be made by check.

13.9        Costs, Fees and Expenses. Except as otherwise specifically provided herein, each party hereto agrees to pay all costs, fees and expenses which it has incurred in connection with or incidental to the matters contained in this Agreement, including without limitation any fees and disbursements to its accountants and counsel; provided, that the Assuming Bank shall pay all fees, costs and expenses (other than attorneys' fees incurred by the Receiver) incurred in connection with the transfer to it of any Assets or Liabilities Assumed hereunder or in accordance herewith.

13.10       Waiver. Each of the Receiver, the Corporation and the Assuming Bank may waive its respective rights, powers or privileges under this Agreement; provided, that such waiver shall be in writing; and further provided, that no failure or delay on the part of the Receiver, the Corporation or the Assuming Bank to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by the Receiver, the Corporation, or the Assuming Bank under this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.

13.11    Severability. If any provision of this Agreement is declared invalid or unenforceable, then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

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13.12       Term of Agreement. This Agreement shall continue in full force and effect until the sixth (6th) anniversary of Bank Closing; provided, that the provisions of Section 6.3 and 6.4 shall survive the expiration of the term of this Agreement. Provided, however, the receivership of the Failed Bank may be terminated prior to the expiration of the term of this Agreement; in such event, the guaranty of the Corporation, as provided in and in accordance with the provisions of Section 12.7 shall be in effect for the remainder of the term. Expiration of the term of this Agreement shall not affect any claim or liability of any party with respect to any (i) amount which is owing at the time of such expiration, regardless of when such amount becomes payable, and (ii) breach of this Agreement occurring prior to such expiration, regardless of when such breach is discovered.

13.13       Survival of Covenants, Etc. The covenants, representations, and warranties in this Agreement shall survive the execution of this Agreement and the consummation of the transactions contemplated hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

FEDERAL DEPOSIT INSURANCE CORPORATION, RECEIVER OF CAPE FEAR BANK WILMINGTON, NC

BY: /s/Martha C. Duncan
NAME: Martha C. Duncan

TITLE: Receiver In Charge

Attest:
/s/ Maggie Thompson

FEDERAL DEPOSIT INSURANCE CORPORATION

BY: /s/Martha C. Duncan
NAME: Martha C. Duncan

TITLE: Senior Strategic Operations Specialist

Attest:
/s/ Maggie Thompson

FIRST FEDERAL SAVINGS & LOAN
ASSOCIATION OF CHARLESTON

BY:/s/A. Thomas Hood
NAME: A. Thomas Hood

TITLE: President/Chief Executive Officer

Attest:
/s/R. Wayne Hall

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SCHEDULE 2.1 - Certain Liabilities Assumed by the Assuming Bank

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SCHEDULE 2.1(a) – Excluded Deposit Liability Accounts

[Schedule omitted.]

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SCHEDULE 3.1 - Certain Assets Purchased

SEE ATTACHED LIST

THE LIST(S) ATTACHED TO THIS SCHEDULE (OR SUBSCHEDULE(S)) AND THE INFORMATION THEREIN, IS AS OF THE DATE OF THE MOST RECENT PERTINENT DATA MADE AVAILABLE TO THE ASSUMING BANK AS PART OF THE INFORMATION PACKAGE. IT WILL BE ADJUSTED TO REFLECT THE COMPOSITION AND BOOK VALUE OF THE LOANS AND ASSETS AS OF THE DATE OF BANK CLOSING. THE LIST(S) MAY NOT INCLUDE ALL LOANS AND ASSETS (E.G., CHARGED OFF LOANS). THE LIST(S) MAY BE REPLACED WITH A MORE ACCURATE LIST POST CLOSING.

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SCHEDULE 3.2 - Purchase Price of Assets or assets

(a)	cash and receivables from depository institutions, including cash items in the process of collection, plus interest thereon:	Book value
(b)	securities (exclusive of the capital stock of Acquired Subsidiaries), plus interest thereon:	As provided in Section 3.2(b)

(c)	federal funds sold and repurchase agreements, if any, including interest thereon:	Book value

(d)	Loans:	Book value

(e)	credit card business, if any, including all outstanding extensions of credit and offensive litigation, but excluding any class action lawsuits related to the credit card business:	Book Value
(f)	Safe Deposit Boxes and related business, safekeeping business and trust business, if any:	Book value

(g)	Records and other documents:	Book value

(h)	capital stock of any Acquired Subsidiaries:	Book value

(i)	amounts owed to the Failed Bank by any Acquired Subsidiary:	Book value

(j)	assets securing Deposits of public money, to the extent not otherwise purchased hereunder:	Book value

(k)	Overdrafts of customer:	Book value

(l)	rights, if any with respect to Qualified Financial Contracts.	Book value

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(m)	rights of the Failed Bank to provide mortgage servicing for others and to have mortgage servicing provided to the Failed Bank by others and related contracts.	Book value

assets subject to an option to purchase:

(a)	Bank Premises:	Fair Market Value

(b)	Furniture and Equipment:	Fair Market Value

(c)	Fixtures:	Fair Market Value

(d)	Other Equipment:	Fair Market Value

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SCHEDULE 3.5(l) – Excluded Private Label Asset-Backed Securities

[Schedule omitted.]

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SCHEDULE 4.15A

LOANS SUBJECT TO LOSS SHARING UNDER THE
SINGLE FAMILY SHARED-LOSS AGREEMENT

[Schedule omitted.]

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SCHEDULE 4.15B

LOANS SUBJECT TO LOSS SHARING UNDER THE
NON-SINGLE FAMILY SHARED-LOSS AGREEMENT

[Schedule omitted.]

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SCHEDULE 7 -Accounts Excluded from Calculation of Deposit Franchise Bid Premium

The accounts identified below will pass to the Assuming Bank (unless otherwise noted). When calculating the premium to be paid on Assumed Deposits in a P&A transaction, the FDIC will exclude the following categories of deposit accounts:

Category	Description	Amount
I	Non- DO Brokered Deposits	$_,___,___.__
II	CDARS	$_,___,___.__
III	Market Place Deposits	$__,___,___.__
	Total deposits excluded from Calculation of premium	$__,___,___.__

Category Description

I Brokered Deposits
Brokered deposit accounts are accounts for which the “depositor of record” is an agent, nominee, or custodian who deposits funds for a principal or principals to whom “pass-through” deposit insurance coverage may be extended. The FDIC separates brokered deposit accounts into 2 categories: 1) Depository Organization (DO) Brokered Deposits and 2) Non-Depository Organization (Non-DO) Brokered Deposits. This distinction is made by the FDIC to facilitate our role as Receiver and Insurer. These terms will not appear on other “brokered deposit” reports generated by the institution.

Non-DO Brokered Deposits pass to the Assuming Bank, but are excluded from Assumed Deposits when the deposit premium is calculated. Please see the attached “Schedule 7 Non-DO Broker Deposit Detail Report” for a listing of these accounts. This list will be updated post closing with balances as of Bank Closing date.

If this institution had any DO Brokered Deposits (Cede & Co as Nominee for DTC), they are excluded from Assumed Deposits in the P&A transaction. A list of these accounts is provided on “Schedule 2.1 DO Brokered Deposit Detail Report”.

II CDARS
CDARS deposits pass to the Assuming Bank, but are excluded from Assumed Deposits when the deposit premium is calculated.

______________did not participate in the CDARS program as of the date of the deposit download. If CDARS deposits are taken between the date of the deposit download and the Bank Closing Date, they will be identified post closing and made part of Schedule 7 to the P&A Agreement.

III Market Place Deposits
“Market Place Deposits” is a description given to deposits that may have been solicited via a money desk, internet subscription service (for example, Qwickrate), or similar programs.

______________does have Qwickrate deposits as identified above. The Qwickrate deposits are reported as time deposits in the Call Report. ______________uses “Branch 4” on their system to identify both brokered and

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Qwickrate deposits. Please see the attached Schedule 7 – Qwickrate Deposit Detail Report for a listing of these accounts as of _____ __, 200__. This list will be updated post closing with balances as of Bank Closing date.

This schedule provides account categories and balances as of the date of the deposit download, or as indicated. The deposit franchise bid premium will be calculated using account categories and balances as of Bank Closing Date that are reflected in the general ledger or subsystem as described above. The final numbers for Schedule 7 will be provided post closing.

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EXHIBIT 4.13
INTERIM ASSET SERVICING ARRANGEMENT

        (a)    With respect to each asset (or liability) designated from time to time by the Receiver to be serviced by the Assuming Bank pursuant to this Arrangement (such being designated as "Pool Assets"), during the term of this Arrangement, the Assuming Bank shall:

  (i) Promptly apply payments received with respect to any Pool Assets;

      (ii) Reverse and return insufficient funds checks;

  (iii) Pay (A) participation payments to participants in Loans, as and when received; and (B) tax and insurance bills on Pool Assets as they come due, out of escrow funds maintained for purposes;

  (iv) Maintain accurate records reflecting (A) the payment history of Pool Assets, with updated information received concerning changes in the address or identity of the obligors and (B) usage of data processing equipment and employee services with respect to servicing duties;

  (v) Send billing statements to obligors on Pool Assets to the extent that such statements were sent by the Failed Bank;

  (vi) Send notices to obligors who are in default on Loans (in the same manner as the Failed Bank);

  (vii) Send to the Receiver, Attn: Managing Liquidator, at the address provided in Section 13.7 of the Agreement, via overnight delivery: (A) on a weekly basis, weekly reports for the Pool Assets, including, without limitation, reports reflecting collections and the trial balances, transaction journals and loan histories for Pool Assets having activity, together with copies of (1) checks received, (2) insufficient funds checks returned, (3) checks for payment to participants or for taxes and insurance, (4) pay-off requests, (5) notices to defaulted obligors, and (6) data processing and employee logs and (B) any other reports, copies or information as may be periodically or from time to time requested;

  (viii) Remit on a weekly basis to the Receiver, Attn: Division of Finance, Cashier Unit, Operations, at the address in (vii), via wire transfer to the account designated by the Receiver, all payments received on Pool Assets managed by the Assuming Bank or at such time and place and in such manner as may be directed by the Receiver;

   (ix) prepare and timely file all information reports with appropriate tax authorities, and, if required by the Receiver, prepare and file tax returns and pay taxes due on or before the due date, relating to the Pool Assets; and

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(x) provide and furnish such other services, operations or functions as may be required with regard to Pool Assets, including, without limitation, as may be required with regard to any business, enterprise or agreement which is a Pool Asset, all as may be required by the Receiver.

Notwithstanding anything to the contrary in this Section, the Assuming Bank shall not be required to initiate litigation or other collection proceedings against any obligor or any collateral with respect to any defaulted Loan. The Assuming Bank shall promptly notify the Receiver, at the address provided above in subparagraph (a)(vii), of any claims or legal actions regarding any Pool Asset.

      (b)    The Receiver agrees to reimburse the Assuming Bank for actual, reasonable and necessary expenses incurred in connection with the performance of duties pursuant to this Arrangement, including expenses of photocopying, postage and express mail, and data processing and employee services (based upon the number of hours spent performing servicing duties).

      (c)    The Assuming Bank shall provide the services described herein for an initial period of ninety (90) days after Bank Closing. At the option of the Receiver, exercisable by notice given not later than ten (10) days prior to the end of such initial period or a renewal period, the Assuming Bank shall continue to provide such services for such renewal period(s) as designated by the Receiver, up to the Settlement Date.

     (d)    At any time during the term of this Arrangement, the Receiver may, upon written notice to the Assuming Bank, remove one or more Pool Assets from the Pool, at which time the Assuming Bank's responsibility with respect thereto shall terminate.

      (e)    At the expiration of this Agreement or upon the termination of the Assuming Bank's responsibility with respect to any Pool Asset pursuant to paragraph (d) hereof, the Assuming Bank shall:

              (i) deliver to the Receiver (or its designee) all of the Credit Documents and Pool Records relating to the Pool Assets; and

          (ii) cooperate with the Receiver to facilitate the orderly transition of managing the Pool Assets to the Receiver (or its designee).

      (f)    At the request of the Receiver, the Assuming Bank shall perform such transitional services with regard to the Pool Assets as the Receiver may request. Transitional services may include, without limitation, assisting in any due diligence process deemed necessary by the Receiver and providing to the Receiver or its designee(s) (x) information and data regarding the Pool Assets, including, without limitation, system reports and data downloads sufficient to transfer the Pool Assets to another system or systems, and (y) access to employees of the Assuming Bank involved in the management of, or otherwise familiar with, the Pool Assets.

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EXHIBIT 4.15A

SINGLE FAMILY SHARED-LOSS AGREEMENT

This agreement for the reimbursement of loss sharing on certain single family residential mortgage loans (the “Single Family Shared-Loss Agreement") shall apply when the Assuming Bank purchases Single Family Shared-Loss Loans as that term is defined herein. The terms hereof shall modify and supplement, as necessary, the terms of the Purchase and Assumption Agreement to which this Single Family Shared-Loss Agreement is attached as Exhibit 4.1 5A and incorporated therein. To the extent any inconsistencies may arise between the terms of the Purchase and Assumption Agreement and this Single Family Shared-Loss Agreement with respect to the subject matter of this Single Family Shared-Loss Agreement, the terms of this Single Family Shared-Loss Agreement shall control. References in this Single Family Shared- Loss Agreement to a particular Section shall be deemed to refer to a Section in this Single Family Shared-Loss Agreement, unless the context indicates that it is intended to be a reference to a Section of the Purchase and Assumption Agreement.

ARTICLE I -- DEFINITIONS

The capitalized terms used in this Single Family Shared-Loss Agreement that are not defined in this Single Family Shared-Loss Agreement are defined in the Purchase and Assumption Agreement In addition to the terms defined above, defined below are certain additional terms relating to loss-sharing, as used in this Single Family Shared-Loss Agreement.

"Accounting Records" means the subsidiary system of record on which the loan history and balance of each Single Family Shared-Loss Loan is maintained; individual loan files containing either an original or copies of documents that are customary and reasonable with respect to loan servicing, including management and disposition of Other Real Estate; the records documenting alternatives considered with respect to loans in default or for which a default is reasonably foreseeable; records of loss calculations and supporting documentation with respect to line items on the loss calculations; and, monthly delinquency reports and other performance reports customarily utilized by the Assuming Bank in management of loan portfolios.

"Accrued Interest" means, with respect to Single Family Shared-Loss Loans, the amount of earned and unpaid interest at the note rate specified in the applicable loan documents, limited to 90 days.

"Commencement Date " means the first calendar day following the Bank Closing Date.

“Cumulative Loss Amount” means the sum of the Monthly Loss Amounts less the sum of all Recovery Amounts.

“Cumulative Shared-Loss Amount” means the excess, if any, of the Cumulative Loss Amount over the First Loss Tranche.

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"Customary Servicing Procedures" means procedures (including collection procedures) that the Assuming Bank customarily employs and exercises in servicing and administering mortgage loans for its own accounts and the servicing procedures established by FNMA or FHLMC, which are in accordance with accepted mortgage servicing practices of prudent lending institutions.

"Final Shared-Loss Month" means the calendar month in which the tenth anniversary of the Commencement Date occurs.

"Final Shared-Loss Recovery Month" means the calendar month in which the tenth anniversary of the Commencement Date occurs.

“Foreclosure Loss” means the loss realized when the Assuming Bank has completed the foreclosure on a Single Family Shared-Loss Loan and realized final recovery on the collateral through liquidation and recovery of all insurance proceeds. Each Foreclosure Loss shall be calculated in accordance with the form and methodology specified in Exhibit 2a.

“Loss” means a Foreclosure Loss, Restructuring Loss, Short Sale Loss, or Portfolio Loss.

“Loss Amount” means the dollar amount of loss incurred and reported on the Monthly Certificate for a Single Family Shared-Loss Loan.

"Monthly Certificate" has the meaning provided in Section 2.1(b) of this Single Family Shared-Loss Agreement.

“Monthly Loss Amount” means the sum of all Foreclosure Losses, Restructuring Losses, Short Sale Losses and Portfolio Losses realized by the Assuming Bank for any Shared Loss Month.

“Monthly Shared-Loss Amount” means the change in the Cumulative Shared- Loss Amount from the beginning of each month to the end of each month.

“Portfolio Loss” means the loss realized on a portfolio sale of Single Family Shared-Loss Loans in accordance with the terms of Article IV.

"Recovery Amount" means, with respect to any period prior to the Termination Date, the amount of collected funds received by the Assuming Bank that (i) are applicable against a Foreclosure Loss which has previously been paid to the Assuming Bank by the Receiver or (ii) gains realized from a Section 4.1 sale of Single Family Shared-Loss Loans for which the Assuming Bank has previously received a Restructuring Loss payment from the Receiver.

“Restructuring Loss” means the loss on a modified or restructured loan measured by the difference between (a) the principal, Accrued Interest, tax and insurance

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advances and third party fees due on a loan prior to the modification or restructuring, and (b) the net present value of estimated cash flows on the modified or restructured loan, discounted at the Then-Current Interest Rate. Each Restructuring Loss shall be calculated in accordance with the form and methodology attached as Exhibit 2b and Exhibit 5.

“Restructured Loan” means a Single Family Shared-Loss Loan for which the Assuming Bank has received a Restructuring Loss payment from the Receiver.

“Servicing Officer” has the meaning provided in Section 2.1(b) of this Single Family Shared-Loss Agreement.

“Shared Loss Payment Trigger” means when the sum of the Cumulative Loss Amount under this Single Family Shared-Loss Agreement and the cumulative Net Charge-Offs under the Non-SF Shared-Loss Agreement, exceeds the First Loss Tranche.

"Single Family Shared-Loss Loans" means the single family one-to-four residential mortgage loans identified on Schedule 4.15A of the Purchase and Assumption Agreement.

"Shared-Loss Month" means each calendar month between the Commencement Date and the last day of the month in which the tenth anniversary of the Commencement Date occurs, provided that, the first Shared-Loss Month shall begin on the Commencement Date and end on the last day of that month.

"Short-Sale Loss" means the loss resulting from the Assuming Bank’s agreement with the mortgagor to accept a payoff in an amount less than the balance due on the loan, further provided, that each Short-Sale Loss shall be calculated in accordance with the form and methodology specified in Exhibit 2c.

“Stated Threshold” means total losses under the shared loss agreements in the amount of $110,000.000.00.

"Termination Date" means the last day of the Final Shared-Loss Recovery Month.

“Then-Current Interest Rate” means the most recently published Freddie Mac survey rate for 30-year fixed-rate loans.

ARTICLE II -- SHARED-LOSS ARRANGEMENT

    2.1      Shared-Loss Arrangement.

          (a)    Loss Mitigation and Consideration of Alternatives. For each Single Family Shared-Loss Loan in default or for which a default is reasonably foreseeable, the

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Assuming Bank shall undertake reasonable and customary loss mitigation efforts, in accordance with Exhibit 5, FDIC Mortgage Loan Modification Program. The Assuming Bank shall document its consideration of foreclosure, loan restructuring, and short-sale (if short-sale is a viable option) alternatives and shall select the alternative resulting in the least Loss. Assuming Bank shall retain its calculations of the estimated loss under each alternative, such calculations to be provided to the Receiver upon request.

(b)    Monthly Certificates.

Not later than fifteen (15) days after the end of each Shared-Loss Month, beginning with the month in which the Commencement Date occurs and ending in the month in which the tenth anniversary of the Commencement Date occurs, the Assuming Bank shall deliver to the Receiver a certificate, signed by an officer of the Assuming Bank involved in, or responsible for, the administration and servicing of the Single Family Shared-Loss Loans whose name appears on a list of servicing officers furnished by the Assuming Bank to the Receiver, (a “Servicing Officer”) setting forth in such form and detail as the Receiver may reasonably specify (a "Monthly Certificate"):

(A)    a schedule substantially in the form of Exhibit 1 listing:

(i) each Single Family Shared-Loss Loan for which a Loss Amount (calculated in accordance with the applicable Exhibit) is being claimed, the related Loss Amount for each Single Family Shared- Loss Loan, and the total Monthly Loss Amount for all Single Family Shared-Loss Loans;

(ii) each Single Family Shared-Loss Loan for which a Recovery Amount was received, the Recovery Amount for each Single Family Shared-Loss Loan, and the total Recovery Amount for all Single Family Shared-Loss Loans;

(iii) the total Monthly Loss Amount for all Single Family Shared- Loss Loans minus the total monthly Recovery Amount for all Single Family Shared-Loss Loans;

(iv) the Cumulative Shared-Loss Amount as of the beginning and end of the month;

(v) the Monthly Shared Loss Amount;

(vi) the result obtained in (v) times 80%, or times 95% if the Stated Threshold has been reached, which in either case is the amount to be paid under Section 2.1(d) of this Single Family Shared-Loss Agreement by the Receiver to the Assuming Bank if the amount is a positive number, or by the Assuming Bank to the Receiver if the amount is a negative number;

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.
(B)
for each of the Single Family Shared-Loss Loans for which a Loss is claimed for that Shared-Loss Month, a schedule showing the calculation of the Loss Amount using the form and methodology shown in Exhibit 2a, Exhibit 2b, or Exhibit 2c, as applicable.

(C)	For each of the Restructured Loans where a gain or loss is realized in a sale under Section 4.1 or 4.2, a schedule showing the calculation using the form and methodology shown in Exhibit 2d.

(D)	a portfolio performance and summary schedule substantially in the form shown in Exhibit 3.

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                        (c)    Monthly Data Download. Not later than fifteen (15) days after the end of each month, beginning with the month in which the Commencement Date occurs and ending with the Final Shared-Loss Recovery Month, Assuming Bank shall provide Receiver:

(i)	the servicing file in machine-readable format including but not limited to the following fields for each outstanding Single Family Shared-Loss Loan, as applicable:

(A)	Loan number
(B)	FICO score
(C)	Origination date
(D)	Original principal amount
(E)	Maturity date
(F)	Paid-to date
(G)	Last payment date
(H)	Loan status (bankruptcy, in foreclosure, etc.)
(I)	Delinquency counters
(J)	Current principal balance
(K)	Current escrow account balance
(L)	Current Appraisal/BPO value
(M)	Current Appraisal/BPO date
(N)	Interest rate
(O)	Monthly principal and interest payment amount
(P)	Monthly escrow payment for taxes and insurance
(Q)	Interest rate type (fixed or adjustable)
(R)	If adjustable: index, margin, next interest rate reset date
(S)	Payment/Interest rate cap and/or floor
(T)	Underwriting type (Full doc, Alt Doc, No Doc)
(U)	Lien type (1st , 2nd,)
(V)	Amortization type (amortizing or I/O)
(W)	Property address, including city, state, zip code
(X)	A code indicating whether the Mortgaged Property is owner- occupied
(Y)	Property type (single-family detached, condominium, duplex, etc.)
(ii)	An Excel file for ORE held as a result of foreclosure on a Single Family Shared-Loss Loan listing:

(A)	Foreclosure date
(B)	Unpaid loan principal balance
(C)	Appraised value or BPO value, as applicable
(D)	Projected liquidation date

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(d)    Payments With Respect to Shared-Loss Assets.

(i) Losses Under the Stated Threshold. After the Shared Loss Payment Trigger is reached, not later than fifteen (15) days after the date on which the Receiver receives the Monthly Certificate, the Receiver shall pay to the Assuming Bank, in immediately available funds, an amount equal to eighty percent (80%) of the Monthly Shared-Loss Amount reported on the Monthly Certificate. If the total Monthly Shared-Loss Amount reported on the Monthly Certificate is a negative number, the Assuming Bank shall pay to the Receiver in immediately available funds eighty percent (80%) of that amount.

(ii) Losses in Excess of the Stated Threshold. In the event that the Stated Threshold has been met the loss/recovery sharing percentages shall change from 80/20 to 95/5 and thereafter the Receiver shall pay to the Assuming Bank, in immediately available funds, an amount equal to ninety-five percent (95%) of the Monthly Shared-Loss Amount reported on the Monthly Certificate. If the Monthly Shared-Loss Amount reported on the Monthly Certificate is a negative number, the Assuming Bank shall pay to the Receiver in immediately available funds ninety-five percent (95%) of that amount..

          (e)    Limitations on Shared-Loss Payment. The Receiver shall not be required to make any payments pursuant to Section 2.1 (d) with respect to any Foreclosure Loss, Restructuring Loss, Short Sale Loss or Portfolio Loss that the Receiver determines, based upon the criteria set forth in this Single Family Shared-Loss Agreement (including the analysis and documentation requirements of Section 2.1(a)) or Customary Servicing Procedures, should not have been effected by the Assuming Bank. In the event that the Receiver does not make any payment with respect to Losses claimed pursuant to Section 2.1(d), the Receiver and Assuming Bank shall make the necessary adjustments to the Monthly Shared-Loss Amount for that Monthly Certificate and the payment pursuant to Section 2.1(d) above shall be adjusted accordingly.

          (f)    Payments by Wire-Transfer. All payments under this Single Family Shared-Loss Agreement shall be made by wire-transfer in accordance with the wire-transfer instructions on Exhibit 4.

2.2        Auditor Report; Right to Audit

                     (a)          Within ninety (90) days after the end of each calendar year during which the Receiver makes any payment to the Assuming Bank under this Single Family Shared-Loss Agreement, the Assuming Bank shall deliver to the Receiver a report signed by its independent public accountants stating that they have reviewed the terms of this Single Family Shared-Loss Agreement and that, in the course of their annual audit of the Assuming Bank's books and records, nothing has come to their attention suggesting that any computations required to be made by the Assuming Bank during such calendar year pursuant to this Article II were not made by the Assuming Bank in accordance herewith. In the event that the Assuming Bank cannot comply with the preceding sentence, it shall promptly submit to the Receiver corrected computations together with a report signed by its independent public accountants stating that,

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after giving effect to such corrected computations, nothing has come to their attention suggesting that any computations required to be made by the Assuming Bank during such year pursuant to this Article II were not made by the Assuming Bank in accordance herewith. In such event, the Assuming Bank and the Receiver shall make all such accounting adjustments and payments as may be necessary to give effect to each correction reflected in such corrected computations, retroactive to the date on which the corresponding incorrect computation was made.

         (b)    The Receiver or the FDIC in its corporate capacity (“Corporation”) may perform an audit or audits to determine the Assuming Bank's compliance with the provisions of this Single Family Shared-Loss Agreement, including this Article II, by providing not less than ten (10) Business Days' prior written notice. Assuming Bank shall provide access to pertinent records and proximate working space in Assuming Bank’s facilities. The scope and duration of any such audit shall be within the sole discretion of the Receiver or the Corporation. The Receiver or the Corporation, as the case may be, shall bear the expense of any such audit. In the event that any corrections are necessary as a result of such an audit or audits, the Assuming Bank and the Receiver shall make such accounting adjustments and payments as may be necessary to give retroactive effect to such corrections.

    2.3    Withholdings. Notwithstanding any other provision in this Article II, the Receiver, upon the direction of the Director (or designee) of the Federal Deposit Insurance Corporation's Division of Resolutions and Receiverships, may withhold payment for any amounts included in a Monthly Certificate delivered pursuant to Section 2.1, if there is a reasonable basis for denying the eligibility of an item for which reimbursement or payment is sought under such Section. In such event, the Receiver shall provide a written notice to the Assuming Bank detailing the grounds for withholding such payment. At such time as the Assuming Bank demonstrates to the satisfaction of the Receiver, in its reasonable judgment, that the grounds for such withholding of payment, or portion of payment, no longer exist or have been cured, then the Receiver shall pay the Assuming Bank the amount withheld which the Receiver determines is eligible for payment, within fifteen (15) Business Days.

    2.4    Books and Records. The Assuming Bank shall at all times keep books and records sufficient to ensure and document compliance with the terms of this Single Family Shared-Loss Agreement, including but not limited to (a) documentation of alternatives considered with respect to defaulted loans or loans for which default is reasonably foreseeable, (b) documentation showing the calculation of loss for claims submitted to the Receiver, (c) retention of documents that support each line item on the loss claim forms, and (d) documentation with respect to the Recovery Amount on loans for which the Receiver has made a loss-share payment

    2.5    Information. The Assuming Bank shall promptly provide to the Receiver such other information, including but not limited to, financial statements, computations, and bank policies and procedures, relating to the performance of the provisions of this Single Family Shared-Loss Agreement, as the Receiver may reasonably request from time to time.

    2.6    Tax Ruling. The Assuming Bank shall not at any time, without the Receiver's prior written consent, seek a private letter ruling or other determination from the Internal

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Revenue Service or otherwise seek to qualify for any special tax treatment or benefits associated with any payments made by the Receiver pursuant to this Single Family Shared-Loss Agreement.

    2.7    Sale of Single Family Shared-Loss Loans. The Receiver shall be relieved of its obligations with respect to a Single Family Shared-Loss Loan upon payment of a Foreclosure Loss amount or a Short Sale Loss amount with respect to such Single Family Shared-Loss Loan or upon the sale of a Single Family Shared-Loss Loan by Assuming Bank to an unaffiliated person or entity. The Assuming Bank shall provide the Receiver with timely notice of any such sale. Notwithstanding the foregoing, a sale of the Single Family Shared-Loss Loan, for purposes of this Section 2.7, shall not be deemed to have occurred as the result of (i) any change in the ownership or control of Assuming Bank, (ii) a merger by Assuming Bank with or into any other entity, or (iii) a sale by Assuming Bank of all or substantially all of its assets.

ARTICLE III - RULES REGARDING THE ADMINISTRATION OF SINGLE FAMILY
SHARED-LOSS LOANS

    3.1    Agreement with Respect to Administration. The Assuming Bank shall (and shall cause any of its Affiliates to which the Assuming Bank transfers any Single Family Shared- Loss Loans to) manage, administer, and collect the Single Family Shared-Loss Loans while owned by the Assuming Bank or any Affiliate thereof during the term of this Single Family Shared-Loss Agreement in accordance with the rules set forth in this Article III. The Assuming Bank shall be responsible to the Receiver in the performance of its duties hereunder and shall provide to the Receiver such reports as the Receiver reasonably deems advisable, including but not limited to the reports required by Sections 2.1, 2.2 and 3.3 hereof, and shall permit the Receiver to monitor the Assuming Bank's performance of its duties hereunder.

    3.2    Duties of the Assuming Bank. (a) In performance of its duties under this Article III , the Assuming Bank shall:

(i) manage and administer each Single Family Shared-Loss Loan in accordance with Assuming Bank's usual and prudent business and banking practices and Customary Servicing Procedures;

(ii) exercise its best business judgment in managing, administering and collecting amounts owed on the Single Family Shared-Loss Loans;

(iii) use commercially reasonable efforts to maximize Recoveries with respect to Losses on Single Family Shared-Loss Loans without regard to the effect of maximizing collections on assets held by the Assuming Bank or any of its Affiliates that are not Single Family Shared-Loss Loans;

(iv) retain sufficient staff to perform its duties hereunder; and

(v) comply with the terms of Exhibit 5 attached hereto, the FDIC Loan Modification Program, for any Single Family Shared-Loss Loans meeting the requirements set forth

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therein. The Assuming Bank may propose exceptions to Exhibit 5 for a group of Loans with similar characteristics, with the objectives of (1) minimizing the loss to the Assuming Bank and the FDIC and (2) maximizing the opportunity for qualified homeowners to remain in their homes with affordable mortgage payments.

            (b) Any transaction with or between any Affiliate of the Assuming Bank with respect to any Single Family Shared-Loss Loan including, without limitation, the execution of any contract pursuant to which any Affiliate of the Assuming Bank will manage, administer or collect any of the Single Family Shared-Loss Loans shall be subject to the prior written approval of the Receiver.

    3.3    Shared-Loss Asset Records and Reports. The Assuming Bank shall establish and maintain such records as may be appropriate to account for the Single Family Shared-Loss Loans in such form and detail as the Receiver may reasonably require, and to enable the Assuming Bank to prepare and deliver to the Receiver such reports as the Receiver may from time to time request regarding the Single Family Shared-Loss Loans and the Monthly Certificates required by Section 2.1 of this Single Family Shared-Loss Agreement.

    3.4    Related Loans.

             (a)  Assuming Bank shall use its best efforts to determine which loans are "Related Loans", as hereinafter defined. The Assuming Bank shall not manage, administer or collect any "Related Loan" in any manner that would have the effect of increasing the amount of any collections with respect to the Related Loan to the detriment of the Single Family Shared- Loss Loan to which such loan is related. A "Related Loan" means any loan or extension of credit held by the Assuming Bank at any time on or prior to the end of the Final Shared-Loss Month that is made to an Obligor of a Single Family Shared-Loss Loan.

        (b)  The Assuming Bank shall prepare and deliver to the Receiver with the Monthly Certificates for the calendar months ending June 30 and December 31, a schedule of all Related Loans on the Accounting Records of the Assuming Bank as of the end of each such semi-annual period.

    3.5    Legal Action; Utilization of Special Receivership Powers. The Assuming Bank shall notify the Receiver in writing (such notice to be given in accordance with Article V below and to include all relevant details) prior to utilizing in any legal action any special legal power or right which the Assuming Bank derives as a result of having acquired an asset from the Receiver, and the Assuming Bank shall not utilize any such power unless the Receiver shall have consented in writing to the proposed usage. The Receiver shall have the right to direct such proposed usage by the Assuming Bank and the Assuming Bank shall comply in all respects with such direction. Upon request of the Receiver, the Assuming Bank will advise the Receiver as to the status of any such legal action. The Assuming Bank shall immediately notify the Receiver of any judgment in litigation involving any of the aforesaid special powers or rights.

ARTICLE IV – PORTFOLIO SALE

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    4.1    Assuming Bank Portfolio Sale of Remaining Single Family Shared-Loss Loans. The Assuming Bank shall have the right with the concurrence of the Receiver to liquidate for cash consideration, all or a portion of Single Family Shared-Loss Loans held by the Assuming Bank at any time prior to the Termination Date (“Portfolio Sale”). If the Assuming Bank exercises its option under this Section 4.1, it must give thirty (30) days notice in writing to the Receiver setting forth the details and schedule for the Portfolio Sale which shall be conducted by means of sealed bid sales to third parties, not including any of the Assuming Bank’s affiliates, contractors, or any affiliates of the Assuming Bank’s contractors. Sales of Restructured Loans shall be sold in a separate pool from Single Family Shared-Loss Loans not restructured. The Receiver’s review of the Assuming Bank’s proposed Portfolio Sale will be considered in a timely fashion and approval will not be unreasonably withheld, delayed or conditioned.

    4.2           Assuming Bank’s Liquidation of Remaining Single Family Shared-Loss  Loans. In the event that the Assuming Bank does not conduct a Portfolio Sale pursuant to Section 4.1 the Receiver shall have the right, exercisable in its sole and absolute discretion, to require the Assuming Bank to liquidate for cash consideration, any Single Family Shared-Loss Loans held by the Assuming Bank at any time after the date that is six months prior to the Termination Date. If the Receiver exercises its option under this Section 4.2, it must give notice in writing to the Assuming Bank, setting forth the time period within which the Assuming Bank shall be required to liquidate the Single Family Shared-Loss Loans. The Assuming Bank will comply with the Receiver’s notice and must liquidate the Single Family Shared-Loss Loans as soon as reasonably practicable by means of sealed bid sales to third parties, not including any of the Assuming Bank’s affiliates, contractors, or any affiliates of the Assuming Bank’s contractors. The selection of any financial advisor or other third party broker or sales agent retained for the liquidation of the remaining Single Family Shared-Loss Loans pursuant to this Section shall be subject to the prior approval of the Receiver, such approval not to be unreasonably withheld, delayed or conditioned.

    4.3           Calculation of Sale Gain or Loss. For Single Family Shared-Loss Loans that are not Restructured Loans gain or loss on the sales under Section 4.1 or Section 4.2 will be calculated as the sale price received by the Assuming Bank less the unpaid principal balance of the remaining Single Family Shared-Loss Loans. For any Restructured Loan included in the sale gain or loss on sale will be calculated as (a) the sale price received by the Assuming Bank less (b) the net present value of estimated cash flows on the Restructured Loan that was used in the calculation of the related Restructuring Loss plus (c) Loan principal payments collected by the Assuming Bank from the date the Loan was restructured to the date of sale. (See Exhibit 2d for example calculation).

ARTICLE V -- LOSS-SHARING NOTICES GIVEN TO RECEIVER AND PURCHASER

All notices, demands and other communications hereunder shall be in writing and shall be delivered by hand, or overnight courier, receipt requested, addressed to the parties as follows:

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If to Receiver, to:
Federal Deposit Insurance Corporation
as Receiver for Cape Fear Bank
Division of Resolutions and Receiverships
550 17th Street, N.W.
Washington, D.C. 20429
Attention: Ralph Malami, Manager, Capital Markets

with a copy to:	Attn:	Federal Deposit Insurance Corporation as Receiver for Cape Fear Bank Room E7056 3501 Fairfax Drive, Arlington, VA 2226 Special Issues Unit

With respect to a notice under Section 3.5 of this Single Family Shared-Loss Agreement, copies of such notice shall be sent to:

Federal Deposit Insurance Corporation Legal Division 1601 Bryan St. Dallas, Texas 75201 Attention: Regional Counsel
If to Assuming Bank, to:

First Federal Savings & Loan Association of Charleston A. Thomas Hood, President/Chief Executive Officer 34 Broad Street Charleston, SC 29401

Such Persons and addresses may be changed from time to time by notice given pursuant to the provisions of this Article V. Any notice, demand or other communication delivered pursuant to the provisions of this Article IV shall be deemed to have been given on the date actually received.

ARTICLE VI -- MISCELLANEOUS

    6.1    Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by a party hereto in connection with this Single Family Shared-Loss Agreement shall be borne by such party whether or not the transactions contemplated herein shall be consummated.

    6.2    Successors and Assigns; Specific Performance. All terms and provisions of this Single Family Shared-Loss Agreement shall be binding upon and shall inure to the benefit of the parties hereto only; provided, however, that, Receiver may assign or otherwise transfer this

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Single Family Shared-Loss Agreement (in whole or in part) to the Federal Deposit Insurance Corporation in its corporate capacity without the consent of Assuming Bank. Notwithstanding anything to the contrary contained in this Single Family Shared-Loss Agreement, except as is expressly permitted in this Section 6.2, Assuming Bank may not assign or otherwise transfer this Single Family Shared-Loss Agreement (in whole or in part) without the prior written consent of the Receiver, which consent may be granted or withheld by the Receiver in its sole discretion, and any attempted assignment or transfer in violation of this provision shall be void ab initio.

    6.3    Governing Law. This Single Family Shared-Loss Agreement shall be construed in accordance with federal law, or, if there is no applicable federal law, the laws of the State of New York, without regard to any rule of conflict of law that would result in the application of the substantive law of any jurisdiction other than the State of New York.

    6.4           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATING TO OR IN CONNECTION WITH THIS SINGLE FAMILY SHARED-LOSS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

    6.5    Captions. All captions and headings contained in this Single Family Shared-Loss Agreement are for convenience of reference only and do not form a part of, and shall not affect the meaning or interpretation of, this Single Family Shared-Loss Agreement.

    6.6    Entire Agreement; Amendments. This Single Family Shared-Loss Agreement, including the Exhibits and any other documents delivered pursuant hereto, embody the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior representations, warranties, offers, acceptances, agreements and understandings, written or oral, relating to the subject matter herein. This Single Family Shared-Loss Agreement may be amended or modified or any provision thereof waived only by a written instrument signed by both parties or their respective duly authorized agents.

    6.7            Severability. Whenever possible, each provision of this Single Family Shared-Loss Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Single Family Shared-Loss Agreement is held to be prohibited by or invalid, illegal or unenforceable under applicable law, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be prohibited, invalid, illegal or unenforceable, and the validity, legality and enforceability of the remainder of such provision and the remaining provisions of this Single Family Shared-Loss Agreement shall not in any way be affected or impaired thereby.

    6.8    No Third Party Beneficiary. This Single Family Shared-Loss Agreement and the Exhibits hereto are for the sole and exclusive benefit of the parties hereto and their respective permitted successors and permitted assigns and there shall be no other third party beneficiaries, and nothing in this Single Family Shared-Loss Agreement or the Exhibits shall be construed to

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grant to any other Person any right, remedy or Claim under or in respect of this Single Family Shared-Loss Agreement or any provision hereof.

    6.9    Counterparts. This Single Family Shared-Loss Agreement may be executed separately by Receiver and Assuming Bank in any number of counterparts, each of which when executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument.

    6.10           Consent. Except as otherwise provided herein, when the consent of a party is required herein, such consent shall not be unreasonably withheld or delayed.

    6.11           Rights Cumulative. Except as otherwise expressly provided herein, the rights of each of the parties under this Single Family Shared-Loss Agreement are cumulative, may be exercised as often as any party considers appropriate and are in addition to each such party’s rights under the Purchase and Sale Agreement and any of the related agreements or under law. Except as otherwise expressly provided herein, any failure to exercise or any delay in exercising any of such rights, or any partial or defective exercise of such rights, shall not operate as a waiver or variation of that or any other such right.

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Exhibit 1

Monthly Certificate

SEE FOLLOWING PAGE

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PART 1 - CURRENT MONTH NET LOSS					
MONTH ENDED:	[input report month]				
Losses					
Loan No.	Loss Type	Loss Amount			
TOTAL		XX	A		
Recoveries					
Loan No.		Recovery Amount	Loss Amount	Loss Month	
TOTAL		XX	B		
Net Losses (Recoveries)		XX	C = A - B		
PART 2 - FIRST LOSS TEST					
		Col. D Cumulative Loss Amount	Col. E First Loss Tranche	Col.D - Col. E Cumulative Shared-Loss Amount	
Balance, beginning of month		XX	XX	XX	F
Current month Net Losses (from Part 1)		XX			

Specify loss type as Foreclosure, Restructuring, or Short-Sale.

Loss Amount is the amount of Loss incurred and reported on the loan in a previous month.

Loss Month is the reporting month in which the Loss was reported.

If Col. D minus Col. E is less than zero, enter zero.

69

CAPE FEAR BANK
WILMINGTON, NC

Balance, end of month	XX	XX	XX	G

Shared Loss Amount			XX	G - F
Times Loss Share percentage			80%

Amount due from (to) FDIC as Receiver			XX
Pursuant to Section 2.1 of the Single Family Shared-Loss Agreement, the undersigned hereby certifies the information on this Certificate is true, complete and correct.
OFFICER SIGNATURE
OFFICER NAME:		TITLE

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 Exhibit 2a
 Calculation of Foreclosure Loss

Shared-Loss Month:	[input month]
Loan no.:	[input loan no.)

Interest paid-to date
Foreclosure date
Liquidation date
Note Interest rate

Foreclosure Loss calculation
Loan Principal balance after last paid installment	xx

Accrued interest, limited to 90 days	xx	(1)
Attorney's fees	xx	(2)

Foreclosure costs, including title search, filing fees, advertising, etc.	xx
Property protection costs, maint. and repairs	xx
Tax and insurance advances	xx
Other Advances			(3)
Appraisal/Broker's Price Opinion fees	xx
Inspections	xx
Other	xx

Gross balance recoverable by Assuming Bank	xx		xx	(A)

Cash Recoveries:
Net liquidation proceeds (from HUD-1 settl stmt)	xx
Insurance proceeds	xx
T & I escrow account balance, if positive	xx
Other credits, if any (itemize)	xx
Total Cash Recovery	xx		xx	(B)

Loss Amount			xx	(A) - (B)
Times 80% (Receiver Loss Share percentage)		x	80%
Amount due Assuming Bank for Receiver Loss Share Amount			xx

(1) Accrued interest is limited to 90 days and is calculated (a) at the note interest rate that would have been in effect if the loan was performing, (b) on the principal balance after application of the last

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payment made by the borrower.
(2) Reasonable and customary third-party attorney's fees and expenses incurred by Assuming Bank in connection with any enforcement procedures or otherwise with respect to such Mortgage Loan.
(3) Assuming Bank's reasonable and customary out-of-pocket costs paid to either a third-party or an affiliate (if affiliate is pre-approved by the FDIC) for foreclosure, property protection and maintenance costs, repairs, assessments, taxes, insurance and similar items, to the extent not paid from funds in borrower escrow account. Allowable costs are limited to amounts per Freddie Mac or
Fannie Mae guidelines, where applicable.

DO NOT INCLUDE late fees, prepayment penalties, or any similar lender fees or charges by the
Assuming Bank to the loan account, any allocation of Assuming Bank's servicing costs, or any allocations of
Assuming Bank's G&A or other operating costs.

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2b

Calculation of Loss for Restructured Loans

Concept and Definition-Restructuring Loss
For purposes of loss sharing, losses on restructured loans are calculated as the difference between
(a) the principal, accrued interest and advances due on the loan prior to restructuring, and
(b) the Net Present Value (NPV) of estimated cash flows on the restructed loan, discounted at the most recently published Freddic Mac survey rate on 30-year fixed-rate loans at the restructure date.

The NPV calculations must assume loan prepayment in full at the end of ten years (120 months).

Form for Calculation-Restructuring Loss

Shared-Loss Month:	[input month]
Loan no.:	[input loan no.)

Loan before Restructuring
Original loan amount
Current unpaid principal balance
Remaining term Interest rate
Interest Paid-To Date
Monthly payment - P&I
Monthly payment - T&I
Total monthly payment
Loan type (fixed-rate, ARM, I/O, Option ARM, etc.)

Terms of Modified/Restructured Loan
Closing date on modified/restructured loan
New Principal balance
Remaining term Interest rate
Monthly payment - P&I
Monthly payment - T&I
Total monthly payment
Loan type (Fixed-rate, ARM, I/O, Option ARM, negative amortization features, etc.)
Lien type (1st, 2nd)
If adjustable:
Initial interest rate
Term - initial interest rate
Initial payment amount

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Term - initial payment amount
Negative amortization?	[Yes/No]
Rate reset frequency after first adjustment
Next reset date
Index
Margin
Cap per adjustment
Lifetime Cap
Floor

Restructuring Loss Calculation
Loan Principal balance before restructuring	xx
Accrued interest, limited to 90 days	xx	(1)
Tax and insurance advances	xx
3rd party fees due	xx
Total loan balance due before restructuring	XX		XX	(A)

Assumptions for NPV Calculation, Restructured Loan:
Discount rate for projected cash flows	xx%	(2)
Loan prepayment in full	120 months

NPV of projected cash flows (3)	XX		XX	(B)

Loss Amount			XX	(A) - (B)
Times 80% (Receiver Loss Share percentage)			80%
Amount due Assuming Bank for Receiver Loss Share Amount			XX

Footnotes

(1) Accrued interest is limited to 90 days and is calculated (a) at the note interest rate that would have been in effect if the loan was performing, (b) on the principal balance after application of the last payment made by the borrower.
(2) The discount rate to be used is the most recently published Freddie Mac Survey Rate on 30-year fixed-rate loans at the loan restructuring date.
(3) If the new loan is an adjustable-rate loan, interest rate resets and related cash flows should be projected based on the index rate in effect at the date of the loan restructuring. If the restructured loan otherwise provides for specified changes in monthly P&I payments over the term of the loan, those changes should be reflected in projected cash flows. Assuming Bank must retain supporting schedule of projected cash flows by month as required by Section 2.1 of the Single Family Shared-Loss Agreement and provide to the FDIC if requested for sample audit.

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Exhibit 2c

Calculation of Loss for Short Sale Loans
Shared-Loss Month:	[input month]
Loan no.:	[input loan no.)

Interest paid-to date
Short Payoff Date
Note Interest rate

Short-Sale Loss calculation
Loan Principal balance	xx

Accrued interest, limited to 90 days	xx	(1)
Attorney's fees	xx	(2)
Tax and insurance advances	xx
3rd party fees due	xx
Gross balance recoverable by Assuming Bank	XX		XX	(A)

Amount accepted in Short-Sale	XX		XX	(B)

Loss Amount			XX	(A) - (B)
Times 80% (Receiver Loss Share percentage)		x	80%
Amount due Assuming Bank for Receiver Loss Share Amount			XX

(1) Accrued interest is limited to 90 days and is calculated (a) at the note interest rate that would have been in effect if the loan was performing, (b) on the principal balance after application of the last payment made by the borrower.
(2) Reasonable and customary third-party attorney's fees and expenses incurred by Assuming Bank in connection with any enforcement procedures or otherwise with respect to negotiation and acceptance of Short-Sale payoff.

DO NOT INCLUDE late fees, prepayment penalties, or any similar lender fees or charges by the
Assuming Bank to the loan account, any allocation of Assuming Bank's servicing costs, or any allocations of
Assuming Bank's G&A or other operating costs.

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Exhibit 2d

Shared-Loss Month:		[input month]
Loan no.:		[input loan no.)

NOTE
The calculation of recovery on a loan for which a Restructuring Loss has been paid will only apply if the loan is sold.

EXAMPLE CALCULATION

Restructuring Loss Information
Loan principal balance before restructuring		$ 200,000	A
NPV, restructured loan		165,000	B
Loss on restructured loan		$ 35,000	A - B
Times FDIC loss share %		80%
Loss share payment to purchaser		$ 28,000	C

Calculation - Recovery amount due to Receiver
Loan sales price		$ 190,000
NPV of restructured loan at mod date		165,000
Gain - step 1		25,000	D
PLUS
Loan UPB after restructuring	(1)	200,000
Loan UPB at liquidation date		192,000
Gain - step 2 (principal collections after restructuring)		8,000	E
Recovery amount		33,000	D + E
Times FDIC loss share %		80%
Recovery due to FDIC		$ 26,400	F

Net loss share paid to purchaser (C - F)		$ 1,600

Proof Calculation	(2)
Loan principal balance		$ 200,000	G

Principal collections on loan		8,000
Sales price for loan		190,000
Total collections on loan		198,000	H
Net loss on loan		$ 2,000	G - H
Times FDIC loss share %		80%
Loss share payment to purchaser		$ 1,600

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(1)
This example assumes that the FDIC loan modification program as shown in Exhibit 5 is applied and the loan restructuring does not result in a reduction in the loan principal balance due from the borrower.

(2)	This proof calculation is provided to illustrate the concept and the Assuming Bank is not required to provide this with its Recovery calculations.

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Exhibit 3
Portfolio Performance and Summary Schedule
SHARED-LOSS LOANS
PORTFOLIO PERFORMANCE AND SUMMARY SCHEDULE
MONTH ENDED:	[input report month]

POOL SUMMARY
	#	$
Loans at Sale Date	xx		xx

Loans as of this month-end	xx		xx

STATED THRESHOLD TRACKING	#	$
Stated Threshold amount				A

Cumulative loss payments, prior month
Loss payment for current month
Cumulative loss payment, this month
Cumulative Non-SF Net Charge-Offs
B
Remaining to Stated Threshold				A-B

Percent of Total
PORTFOLIO PERFORMANCE	#	$		#
STATUS
Current
30 - 59 days past due
60 - 89 days past due
90 - 119 days past due
120 and over days past due
In foreclosure
ORE
Total

Memo Item:
Loans in process of restructuring - total
Loans in bankruptcy

Loans in process of restructuring by
delinquency status
Current
30 - 59 days past due

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60 - 89 days past due
90 - 119 days past due
120 and over days past due
In foreclosure
Total

List of Loans Paid Off During Month
Princiapl
Loan #	Balance

List of Loans Sold During Month
	Principal	Sales
	Balance	Price
Loan #

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Exhibit 4
Wire Transfer Instructions

PURCHASER WIRING INSTRUCTIONS BANK RECEIVING WIRE

BANK RECEIVING WIRE

9 DIGIT ABA ROUTING NUMBER

ACCOUNT NUMBER

NAME OF ACCOUNT

ATTENTION TO WHOM

PURPOSE OF WIRE

FDIC RECEIVER WIRING INSTRUCTIONS
BANK RECEIVING WIRE

SHORT NAME

ADDRESS OF BANK RECEIVING WIRE

9 DIGIT ABA ROUTING NUMBER

ACCOUNT NUMBER

NAME OF ACCOUNT

ATTENTION TO WHOM

PURPOSE OF WIRE

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EXHIBIT 5

FDIC MORTGAGE LOAN MODIFICATION PROGRAM

Objective

The objective of this FDIC Mortgage Loan Modification Program (“Program”) is to modify the terms of certain residential mortgage loans so as to improve affordability, increase the probability of performance, allow borrowers to remain in their homes and increase the value of the loans to the FDIC and assignees. The Program provides for the modification of Qualifying Loans (as defined below) by reducing the borrower’s monthly housing debt to income ratio (“DTI Ratio”) to no more than 31% at the time of the modification and eliminating adjustable interest rate and negative amortization features.

Qualifying Mortgage Loans

In order for a mortgage loan to be a Qualifying Loan it must meet all of the following criteria, which must be confirmed by the lender:

·	The collateral securing the mortgage loan is owner-occupied; and
·	The mortgagor has a first priority lien on the collateral; and
·	Either the borrower is at least 60 days delinquent or a default is reasonably foreseeable.

Modification Process

The lender shall undertake a review of its mortgage loan portfolio to identify Qualifying Loans. For each Qualifying Loan, the lender shall determine the net present value of the modified loan and, if it will exceed the net present value of the foreclosed collateral upon disposition, then the Qualifying Loan shall be modified so as to reduce the borrower’s monthly DTI Ratio to no more than 31% at the time of the modification. To achieve this, the lender shall use a combination of interest rate reduction, term extension and principal forbearance, as necessary.

The borrower’s monthly DTI Ratio shall be a percentage calculated by dividing the borrower’s monthly income by the borrower’s monthly housing payment (including principal, interest, taxes and insurance). For these purposes, (1) the borrower’s monthly income shall be the amount of the borrower’s (along with any co-borrowers’) documented and verified gross monthly income, and (2) the borrower’s monthly housing payment shall be the amount required to pay monthly principal and interest plus one-twelfth of the then current annual amount required to pay real property taxes and homeowner’s insurance with respect to the collateral.

In order to calculate the monthly principal payment, the lender shall capitalize to the outstanding principal balance of the Qualifying Loan the amount of all delinquent interest, delinquent taxes,

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past due insurance premiums, third party fees and (without duplication) escrow advances (such amount, the “Capitalized Balance”).

In order to achieve the goal of reducing the DTI Ratio to 31%, the lender shall take the following steps in the following order of priority with respect to each Qualifying Loan:

1.	Reduce the interest rate to the then current Freddie Mac Survey Rate for 30-year fixed rate mortgage loans, and adjust the term to 30 years.

2.	If the DTI Ratio is still in excess of 31%, reduce the interest rate further, but no lower than 3%, until the DTI ratio of 31% is achieved.

3.	If the DTI Ratio is still in excess of 31% after adjusting the interest rate to 3%, extend the remaining term of the loan by 10 years.

4.
If the DTI Ratio is still in excess of 31%, calculate a new monthly payment (the “Adjusted Payment Amount”) that will result in the borrower’s monthly DTI Ratio not exceeding 31%. After calculating the Adjusted Payment Amount, the lender shall bifurcate the Capitalized Balance into two portions – the amortizing portion and the non- amortizing portion. The amortizing portion of the Capitalized Balance shall be the mortgage amount that will fully amortize over a 40-year term at an annual interest rate of 3% and monthly payments equal to the Adjusted Payment Amount. The non-amortizing portion of the Capitalized Balance shall be the difference between the Capitalized Balance and the amortizing portion of the Capitalized Balance. The lender shall forbear on collecting the non-amortizing portion of the Capitalized Balance, and such amount shall be due and payable only upon the earlier of (i) maturity of the modified loan, (ii) a sale of the property or (iii) a pay-off or refinancing of the loan. No interest shall be charged on the non-amortizing portion of the Capitalized Balance, but repayment shall be secured by a first lien on the collateral.

At the end of the five (5) year period, the interest rate on the modified loan shall adjust to the Freddie Mac Survey Rate as of the date of the loan modification, but subject to an annual adjustment cap of one percent (1%) per year. At that time, the monthly amount due by the borrower will also adjust to amortize fully the remaining Capitalized Balance (or, in any case in which the Capitalized Balance was bifurcated, the amortizing portion thereof) over the remaining term of the modified loan.

Additional Modification Terms

In connection with the modification of any Qualifying Loan, the following additional requirements shall apply.

1.
The lender shall not charge (and no borrower shall be required to pay) any modification, refinance or other similar fees or points in connection with the modification, nor shall any such fees, costs or charges be capitalized.

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2.	Unpaid late fees and prepayment penalties otherwise chargeable to the borrower shall be waived.

3.	Modified loans shall not include any prepayment penalties.

4.	The lender shall establish an escrow account for the payment of future taxes and insurance premiums.

Related Junior Lien Mortgage Loans

In cases where the lender holds a junior lien mortgage loan that is collateralized by the same property that collateralizes a Qualifying Loan that is modified as described above, the junior lien mortgage loan shall also be modified to enhance overall affordability to the borrower. At a minimum, the lender shall reduce the interest rate on the junior lien mortgage loan to no more than 2% per annum. Further modifications may be made at the lender’s discretion as needed to support affordability and performance of the modified first lien Qualifying Loan.

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EXHIBIT 4.15B

NON-SINGLE FAMILY SHARED-LOSS AGREEMENT

This agreement for reimbursement of loss sharing expenses on certain loans (the “Non- SF Shared-Loss Agreement”) shall apply when the Assuming Bank purchases Shared-Loss Assets as that term is defined herein. The terms hereof shall modify and supplement, as necessary, the terms of the Purchase and Assumption Agreement to which this Non-SF Shared- Loss Agreement is attached as Exhibit 4.1 5B and incorporated therein. To the extent any inconsistencies may arise between the terms of the Purchase and Assumption Agreement and this Non-SF Shared-Loss Agreement with respect to the subject matter of this Non-SF Shared-Loss Agreement, the terms of this Non-SF Shared-Loss Agreement shall control. References in this Non-SF Shared-Loss Agreement to a particular Section shall be deemed to refer to a Section in this Non-SF Shared-Loss Agreement unless the context indicates that a Section of the Purchase and Assumption Agreement is intended.

ARTICLE I -- DEFINITIONS

Capitalized terms used in this Non-SF Shared-Loss Agreement that are not defined in this Non-SF Shared-Loss Agreement are defined in the Agreement In addition to the terms defined above, defined below are certain additional terms relating to loss-sharing, as used in this Non-SF Shared-Loss Agreement.

"AAA" means the American Arbitration Association as provided in Section 2.1(f)(iii) of this Non-SF Shared-Loss Agreement.

"Accrued Interest" means, with respect to any Shared-Loss Loan, Permitted Advance or Shared-Loss Loan Commitment Advance at any time, the amount of earned and unpaid interest, taxes, credit life and/or disability insurance premiums (if any) payable by the Obligor accrued on or with respect to such Shared-Loss Loan, Permitted Advance or Shared- Loss Loan Commitment Advance, all as reflected on the Accounting Records of the Failed Bank or the Assuming Bank (as applicable); provided, that Accrued Interest shall not include any amount that accrues on or with respect to any Shared-Loss Loan, Permitted Advance or Shared- Loss Loan Commitment Advance after that Asset has been placed on non-accrual or nonperforming status by either the Failed Bank or the Assuming Bank (as applicable).

                            "Additional ORE" means Shared-Loss Loans that become Other Real Estate after Bank Closing Date.

“Applicable Anniversary of the Commencement Date” means the fifth (5th) anniversary of the Commencement Date.

"Calendar Quarter" means a quarterly period (a) for the first such period, beginning on the Commencement Date and ending on the last calendar day of either March, June, September or December, whichever is the first to occur after the Commencement Date, and (b) for quarterly periods thereafter, beginning on the first calendar day of the calendar month

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immediately after the month that ended the prior period and ending on the last calendar day of each successive three-calendar-month period thereafter (i.e., each March, June, September and December, starting in the applicable order depending on the ending date of first such period) of any year.

              "Capitalized Expenditures" means those expenditures that (i) would be capitalized under generally accepted accounting principles, and (ii) are incurred with respect to Other Real Estate, Additional ORE or Subsidiary ORE. Capitalized Expenditures shall not include expenses related to environmental conditions including, but not limited to, remediation, storage or disposal of any hazardous or toxic substances or any pollutant or contaminant.

          "Charge-Offs" means, with respect to any Shared-Loss Assets for any period, an amount equal to the aggregate amount of loans or portions of loans classified as “Loss” under the Examination Criteria, including reversals or charge-offs of Accrued Interest and charge-offs of the principal amount of such assets net of unearned interest (including write-downs associated with Other Real Estate, Additional ORE, Subsidiary ORE or loan modification(s)) effected by the Assuming Bank during such period in accordance with the Examination Criteria and reflected on the Accounting Records of the Assuming Bank; provided, that: (i) the aggregate amount of Accrued Interest (including any reversals thereof) for the period after Bank Closing that shall be included in determining the amount of Charge-Offs for any Shared-Loss Loan shall not exceed ninety (90) days' Accrued Interest; (ii) no Charge-Off shall be taken with respect to any anticipated expenditure by the Assuming Bank until such expenditure is actually incurred; (iii) any financial statement adjustments made in connection with the purchase of any Assets pursuant to this Purchase and Assumption Agreement or any future purchase, merger, consolidation or other acquisition of the Assuming Bank shall not constitute "Charge-Offs"; and  (iv) losses incurred on the sale or other disposition of Shared-Loss Assets to any Person (other than the sale or other disposition of Other Real Estate, Additional ORE or Subsidiary ORE to a Person other than an Affiliate of the Assuming Bank which is conducted in a commercially reasonable and prudent manner) shall not constitute Charge-Offs.

        "Commencement Date" means the first calendar day following Bank Closing.

        "Consumer Loans" means Loans to individuals for household, family and other personal expenditures (including United States and/or State-guaranteed student loans and extensions of credit pursuant to a credit card plan or debit card plan).

        "Environmental Assessment" means an assessment of the presence, storage or release of any hazardous or toxic substance, pollutant or contaminant with respect to the collateral securing a Shared-Loss Loan that has been fully or partially charged off.

        "Examination Criteria" means the loan classification criteria customarily employed by, or any applicable regulations of, the Assuming Bank's Chartering Authority.

        "Failed Bank Charge-Offs/Write-Downs" means, with respect to any Asset, an amount equal to the aggregate amount of reversals or charge-offs of Accrued Interest and charge-

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offs and write-downs of principal effected by the Failed Bank with respect to that Asset as reflected on the Accounting Records of the Failed Bank.

"FDIC Party" has the meaning provided in Section 2.1(f)(ii) of this Non-SF Shared-Loss Agreement.

"Home Equity Loans" means Loans that constitute the funded portions of lines of credit secured by mortgages on one- to four-family residences or stock of cooperative housing associations.

"Net Charge-Offs" means, with respect to any period, an amount equal to the aggregate amount of Charge-Offs for such period less the amount of Recoveries for such period.

"Neutral Member" has the meaning provided in Section 2.1(f)(ii) of this Non- SF Shared-Loss Agreement.

"Non-Shared-Loss Loan Commitment" means any Commitment other than a Shared-Loss Loan Commitment.

"Notice of Dispute" has the meaning provided in Section 2.1(f)(iii) of this Non- SF Shared-Loss Agreement.

"ORE Subsidiary" means any Subsidiary of the Assuming Bank that engages solely in holding, servicing, managing or liquidating interests of a type described in clause (A) of the definition of "Other Real Estate," which interests have arisen from the collection or settlement of a Shared-Loss Loan.

"Other Real Estate" means all of the following (including any of the following fully or partially charged off the books and records of the Failed Bank or the Assuming Bank) that (i) are owned by the Failed Bank as of Bank Closing and are purchased pursuant to the Agreement or (ii) have arisen subsequent to Bank Closing from the collection or settlement by the Assuming Bank of a Shared-Loss Loan:

(A) all interests in real estate (other than Bank Premises and Fixtures), including but not limited to mineral rights, leasehold rights, condominium and cooperative interests, air rights and development rights; and

(B) all other assets (whether real or personal property) acquired by foreclosure or in full or partial satisfaction of judgments or indebtedness.

"Permitted Advance" means an advance of funds by the Assuming Bank with respect to a Shared-Loss Loan, or the making of a legally binding commitment by the Assuming Bank to advance funds with respect to a Shared-Loss Loan, that (i) in the case of such an advance, is actually made, and, in the case of such a commitment, is made and all of the proceeds thereof actually advanced, within one (1) year after the Commencement Date, (ii) does not cause the sum of (A) the book value of such Shared-Loss Loan as reflected on the Accounting Records

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of the Assuming Bank after any such advance has been made by the Assuming Bank plus (B) the unfunded amount of any such commitment made by the Assuming Bank related thereto, to exceed 110% of the Book Value of such Shared-Loss Loan, (iii) is not made with respect to a Shared-Loss Loan with respect to which (A) there exists a related Shared-Loss Loan Commitment or (B) the Assuming Bank has taken a Charge-Off and (iv) is made in good faith, is supported at the time it is made by documentation in the Credit Files and conforms to and is in accordance with the applicable requirements set forth in Article III of this Non-SF Shared-Loss Agreement and with the then effective written internal credit policy guidelines of the Assuming Bank; provided, that the limitations in subparagraphs (i), (ii) and (iii) of this definition shall not apply to any such action (other than to an advance or commitment related to the remediation, storage or final disposal of any hazardous or toxic substance, pollutant or contaminant) that is taken to preserve or secure the value of the collateral for such Shared-Loss Loan.

"Permitted Amendment" means, with respect to any Shared-Loss Loan Commitment or Shared-Loss Loan, any amendment, modification, renewal or extension thereof, or any waiver of any term, right, or remedy thereunder, made by the Assuming Bank in good faith and otherwise in accordance with the applicable requirements set forth in Article III of this Non-SF Shared-Loss Agreement and the then effective written internal credit policy guidelines of the Assuming Bank; provided, that:

(i) with respect to a Shared-Loss Loan Commitment or a Shared-Loss Loan that is not a revolving line of credit, no such amendment, modification, renewal, extension, or waiver, except as allowed under the definition of Permitted Advance, shall operate to increase the amount of principal (A) then remaining available to be advanced by the Assuming Bank under the Shared- Loss Loan Commitment or (B) then outstanding under the Shared-Loss Loan;

(ii) with respect to a Shared-Loss Loan Commitment or a Shared-Loss Loan that is a revolving line of credit, no such amendment, modification, renewal, extension, or waiver, except as allowed under the definition of Permitted Advance, shall operate to increase the maximum amount of principal authorized as of Bank Closing to be outstanding at any one time under the underlying revolving line of credit relationship with the debtor (regardless of the extent to which such revolving line of credit may have been funded as of Bank Closing or may subsequently have been funded and/or repaid); and

(iii) no such amendment, modification, renewal, extension or waiver shall extend the term of such Shared-Loss Loan Commitment or Shared-Loss Loan beyond the end of the final Shared-Loss Quarter unless the term of such Shared-Loss Loan Commitment or Shared-Loss Loan as existed on Bank Closing was beyond the end of the final Shared-Loss Quarter, in which event no such amendment, modification, renewal, extension or waiver shall extend such term beyond the term as existed as of Bank Closing.

"Quarterly Certificate" has the meaning provided in Section 2.1(a)(i) of this Non-SF Shared-Loss Agreement.

"Recoveries" (I)(A) In addition to any sums to be applied as Recoveries pursuant to subparagraph (II) below, "Recoveries" means, with respect to any period, the sum of (without

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duplication):

(i) the amount of collections during such period by the Assuming Bank on Charge-Offs of Shared-Loss Assets effected by the Assuming Bank prior to the end of the final Shared-Loss Quarter; plus

(ii) the amount of collections during such period by the Assuming Bank on Failed Bank Charge-Offs/Write-Downs; plus

(iii) the amount of gain on any sale or other disposition during such period by the Assuming Bank of Shared Loss Loans, Other Real Estate, Additional ORE or Subsidiary ORE (provided, that the amount of any such gain included in Recoveries shall not exceed the aggregate amount of the related Failed Bank Charge-Offs/Write-Downs and Charge-Offs taken and any related Reimbursable Expenses and Recovery Expenses); plus

(iv) the amount of collections during such period by the Assuming Bank of any Reimbursable Expenses or Recovery Expenses; plus

(v) the amount of any fee or other consideration received by the Assuming Bank during or prior to such period in connection with any amendment, modification, renewal, extension, refinance, restructure, commitment or other similar action taken by the Assuming Bank with respect to an Asset with respect to which there exists a Failed Bank ChargeOff/Write-Down or a Shared-Loss Loan as to which a Charge-Off has been effected by the Assuming Bank during or prior to such period (provided, that the amount of any such fee or other consideration included in Recoveries shall not exceed the aggregate amount of the related Failed Bank Charge-Offs/Write-Downs and Charge-Offs taken and any related Reimbursable Expenses and Recovery Expenses).

(I)(B) For the purpose of determining the amounts to be applied as Recoveries pursuant to subparagraph (I)(A) above, the Assuming Bank shall apply amounts received on the Assets that are not otherwise applied to reduce the book value of principal of a Shared-Loss Loan (or, in the case of Other Real Estate, Additional ORE, Subsidiary ORE and Capitalized Expenditures, that are not otherwise applied to reduce the book value thereof) in the following order: first to Charge-Offs and Failed Bank Charge-Offs/Write Downs; then to Reimbursable Expenses and Recovery Expenses; then to interest income; and then to other expenses incurred by the Assuming Bank.

(II) If there occurs an amendment, modification, renewal, extension, refinance, restructure, commitment, sale or other similar action with respect to a Shared-Loss Loan as to which there exists a Failed Bank Charge-Off/Write Down or as to which a Charge-Off has been effected by the Assuming Bank during or prior to such period, and if, as a result of such occurrence, the Assuming Bank recognizes any interest income for financial accounting purposes on that Shared-Loss Loan, then "Recoveries" shall also include the portion of the total amount of any such interest income recognized by the Assuming Bank which is derived by multiplying:

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(A) the total amount of any such interest income recognized by the Assuming Bank during such period with respect to that Shared-Loss Loan as described above, by

(B) a fraction, the numerator of which is the aggregate principal amount (excluding reversals or charge-offs of Accrued Interest) of all such Failed Bank Charge-Offs/WriteDowns and Charge-Offs effected by the Assuming Bank with respect to that Shared-Loss Loan plus the principal amount of that Shared-Loss Loan that has not yet been charged-off but has been placed on nonaccrual status, all of which occurred at any time prior to or during the period in which the interest income referred to in subparagraph (II)(A) immediately above was recognized, and the denominator of which is the total amount of principal indebtedness (including all such prior Failed Bank Charge-Offs/Write-Downs and Charge-Offs as described above) due from the Obligor on that Shared-Loss Loan as of the end of such period;

provided, however, that the amount of any interest income included as Recoveries for a particular Shared-Loss Loan shall not exceed the aggregate amount of (a) Failed Bank ChargeOffs/Write-Downs, (b) Charge-Offs effected by the Assuming Bank during or prior to the period in which the amount of Recoveries is being determined, plus (c) any Reimbursable Expenses and Recovery Expenses paid to the Assuming Bank pursuant to this Non-SF Shared-Loss Agreement during or prior to the period in which the amount of Recoveries is being determined, all with respect to that particular Shared-Loss Loan; and, provided, further, that any collections on any such Shared-Loss Loan that are not applied to reduce book value of principal or recognized as interest income shall be applied pursuant to subparagraph (I) above.

(III) Notwithstanding subparagraphs (I) and (II) above, the term "Recoveries" shall not include: (a) any amounts paid to the Assuming Bank by the Receiver pursuant to Section 2.1 of this Non-SF Shared-Loss Agreement, (b) amounts received with respect to Charge-Offs effected by the Assuming Bank after the final Shared-Loss Quarter, (c) after the final Shared-Loss Quarter, income received by the Assuming Bank from the operation of, and any gains recognized by the Assuming Bank on the disposition of, Other Real Estate, Additional ORE or Subsidiary ORE (such income and gains being hereinafter together referred to as "ORE Income"), except to the extent that aggregate ORE Income exceeds the aggregate expenses paid to third parties by the Assuming Bank after the final Shared-Loss Quarter to manage, operate and maintain Other Real Estate, Additional ORE or Subsidiary ORE (such expenses being hereinafter referred to as "ORE Expenses"). In determining the extent aggregate ORE Income exceeds aggregate ORE Expenses for any Recovery Quarter as set forth immediately above in subparagraph (c), the Assuming Bank will subtract (i) ORE Expenses paid to third parties during such Recovery Quarter (provided, that, in the case of the final Recovery Quarter only, the Assuming Bank will subtract ORE Expenses paid to third parties from the beginning of the final Recovery Quarter up to the date the Assuming Bank is required to deliver the final Quarterly Certificate pursuant to this Non-SF Shared-Loss Agreement) from (ii) ORE Income received during such Recovery Quarter, to calculate net ORE income ("Net ORE Income") for that Recovery Quarter. If the amount of Net ORE Income so calculated for a Recovery Quarter is positive, such amount shall be reported as Recoveries on the Quarterly Certificate for such Recovery Quarter. If the amount of Net ORE Income so calculated for a Recovery Quarter is negative ("Net ORE Loss Carryforward"), such amount shall be added to any ORE Expenses paid to third parties in the next succeeding

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Recovery Quarter, which sum shall then be subtracted from ORE Income for that next succeeding Recovery Quarter, for the purpose of determining the amount of Net ORE Income (or, if applicable, Net ORE Loss Carryforward) for that next succeeding Recovery Quarter. If, as of the end of the final Recovery Quarter, a Net ORE Loss Carryforward exists, then the amount of the Net ORE Loss Carryforward that does not exceed the aggregate amount of Net ORE Income reported as Recoveries on Quarterly Certificates for all Recovery Quarters may be included as a Recovery Expense on the Quarterly Certificate for the final Recovery Quarter.

"Recovery Amount" has the meaning provided in Section 2.1(b)(ii) of this Non- SF Shared-Loss Agreement.

"Recovery Expenses" means, for any Recovery Quarter, the amount of actual, reasonable and necessary out-of-pocket expenses (other than Capitalized Expenditures) paid to third parties (other than Affiliates of the Assuming Bank) by the Assuming Bank, as limited by Sections 3.2(c) and (d) of Article III to this Non-SF Shared-Loss Agreement, to recover amounts owed with respect to (i) any Shared-Loss Asset as to which a Charge-Off was effected prior to the end of the final Shared-Loss Quarter (provided that such amounts were incurred no earlier than the date the first Charge-Off on such Shared-Loss Asset was reflected on the Accounting Records of the Assuming Bank), and (ii) Failed Bank Charge-Offs/Write-Downs (including, in each case, expenses related to an Environmental Assessment but excluding (A) any other expenses related to such environmental conditions including, but not limited to, the remediation, storage or final disposal of any such hazardous or toxic substance, or any such pollutant or contaminant and (B) expenses related to any lender liability claims or actions, including but not limited to, such claims or actions arising from environmental conditions); provided, that, so long as income with respect to a Shared-Loss Loan is being pro-rated pursuant to the arithmetical formula in subsection (II) of the definition of "Recoveries", the term "Recovery Expenses" shall not include that portion of any such expenses paid during such Recovery Quarter to recover any amounts owed on that Shared-Loss Loan that is derived by:

subtracting (1) the product derived by multiplying:

(A) the total amount of any such expenses paid by the Assuming Bank during such Recovery Quarter with respect to that Shared-Loss Loan, by

(B) a fraction, the numerator of which is the aggregate principal amount (excluding reversals or charge-offs of Accrued Interest) of all such Failed Bank Charge-Offs/Write-Downs and Charge-Offs effected by the Assuming Bank with respect to that Shared-Loss Loan plus the principal amount of that Shared-Loss Loan that has not yet been charged-off but has been placed on nonaccrual status, all of which occurred at any time prior to or during the period in which the interest income referred to in subparagraph (II)(A) of the definition of "Recoveries" was recognized, and the denominator of which is the total amount of principal indebtedness (including all such prior Failed Bank Charge-Offs/WriteDowns and Charge-Offs as described above) due from the Obligor on that Shared- Loss Loan as of the end of such period;

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from (2) the total amount of any such expenses paid during that Recovery Quarter with respect to that Shared-Loss Loan.

"Recovery Quarter" has the meaning provided in Section 2.1(a)(ii) of this Non- SF Shared-Loss Agreement.

"Reimbursable Expenses" means, for any Shared-Loss Quarter, the amount of actual, reasonable and necessary out-of-pocket expenses (other than Capitalized Expenditures) paid to third parties (other than Affiliates of the Assuming Bank) by the Assuming Bank, as limited by Sections 3.2(c) and (d) of Article III of this Non-SF Shared-Loss Agreement, to:

(i) recover amounts owed with respect to any Shared-Loss Asset as to which a Charge-Off has been effected prior to the end of the final Shared-Loss Quarter (provided that such amounts were incurred no earlier than the date the first Charge-Off on such Shared-Loss Asset was reflected on the Accounting Records of the Assuming Bank) and recover amounts owed with respect to Failed Bank Charge-Offs/Write-Downs (including, in each case, expenses related to an Environmental Assessment but excluding (A) any other expenses related to such environmental conditions including, but not limited to, the remediation, storage or final disposal of any such hazardous or toxic substance, or any such pollutant or contaminant and (B) expenses related to any lender liability claims or actions, including but not limited to, such claims or actions arising from environmental conditions); provided, that, so long as income with respect to a Shared-Loss Loan is being pro-rated pursuant to the arithmetical formula in subsection (II) of the definition of "Recoveries", the term "Reimbursable Expenses" shall not include that portion of any such expenses paid during such Shared-Loss Quarter to recover any amounts owed on that Shared-Loss Loan that is derived by:

subtracting (1) the product derived by multiplying:

(A) the total amount of any such expenses paid by the Assuming Bank during such Shared-Loss Quarter with respect to that Shared-Loss Loan, by

(B) a fraction, the numerator of which is the aggregate principal amount (excluding reversals or charge-offs of Accrued Interest) of all such Failed Bank Charge-Offs/Write-Downs and Charge-Offs effected by the Assuming Bank with respect to that Shared-Loss Loan plus the principal amount of that Shared-Loss Loan that has not yet been charged-off but has been placed on nonaccrual status, all of which occurred at any time prior to or during the period in which the interest income referred to in subparagraph (II)(A) of the definition of "Recoveries" was recognized, and the denominator of which is the total amount of principal indebtedness (including all such prior Failed Bank Charge-Offs/WriteDowns and Charge-Offs as described above) due from the Obligor on that Shared- Loss Loan as of the end of such period;

from (2) the total amount of any such expenses paid during that Shared-Loss Quarter with respect to that Shared-Loss Loan; and

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            (ii) manage, operate or maintain Other Real Estate, Additional ORE or Subsidiary ORE less the amount of any income received by the Assuming Bank during such Shared-Loss Quarter with respect to such Other Real Estate, Additional ORE or Subsidiary ORE (which resulting amount under this clause (ii) may be negative).

          "Residential Mortgage Loans" means Loans, excluding advances made pursuant to Home Equity Loans, that are secured by mortgages on one- to four-family residences or stock of cooperative housing associations.

          "Review Board" has the meaning provided in Section 2.1(f)(i) of this Non-SF Shared-Loss Agreement.

          "Shared-Loss Amount" has the meaning provided in Section 2.1(b)(i) of this Non-SF Shared-Loss Agreement.

"Shared-Loss Asset Repurchase Price" means, with respect to any Shared-Loss Asset, which shall be determined by the Receiver, the principal amount thereof due from an Obligor (including, subject to the limitations discussed below, the amount of any Accrued Interest) stated on the Accounting Records of the Assuming Bank, as of the date as of which the Shared-Loss Asset Repurchase Price is being determined (regardless, in the case of a Shared- Loss Loan, of the Legal Balance thereof); provided, that (i) in the case of a Shared-Loss Loan there shall be excluded from such amount the amount of any Accrued Interest accrued on or with respect to such Shared-Loss Loan prior to the ninety (90)-day period ending on the day prior to the purchase date determined pursuant to Sections 2.1 (e)(i) or 2.1 (e)(iii) of this Non-SF Shared- Loss Agreement, except to the extent such Accrued Interest was included in the Book Value of such Shared-Loss Loan, and (ii) any collections on a Shared-Loss Loan received by the Assuming Bank after the purchase date applicable to such Shared-Loss Loan shall be applied (without duplication) to reduce the Shared-Loss Asset Repurchase Price of such Shared-Loss Loan on a dollar-for-dollar basis. For purposes of determining the amount of unpaid interest which accrued during a given period with respect to a variable-rate Shared-Loss Loan, all collections of interest shall be deemed to be applied to unpaid interest in the chronological order in which such interest accrued.

"Shared-Loss Assets" means Shared-Loss Loans, Other Real Estate purchased by the Assuming Bank, Additional ORE, Subsidiary ORE and Capitalized Expenditures.

"Shared-Loss Loan Commitment" means:

(i) any Commitment to make a further extension of credit or to make a further advance with respect to an existing Shared-Loss Loan; and

(ii) any Shared-Loss Loan Commitment (described in subparagraph (i) immediately preceding) with respect to which the Assuming Bank has made a Permitted Amendment.

"Shared-Loss Loan Commitment Advance" means an advance pursuant to a Shared-Loss Loan Commitment with respect to which the Assuming Bank has not made a

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Permitted Advance.

"Shared-Loss Loans" means:

(i)(A) Loans purchased by the Assuming Bank pursuant to the Agreement set forth on Exhibit 4.15(b) (B) New Shared-Loss Loans purchased by the Assuming Bank pursuant to the Agreement, (C) Permitted Advances and (D) Shared-Loss Loan Commitment Advances, if any; provided, that Shared-Loss Loans shall not include Loans, New Shared-Loss Loans, Permitted Advances and Shared-Loss Loan Commitment Advances with respect to which an Acquired Subsidiary, or a constituent Subsidiary thereof, is an Obligor; and

(ii) any Shared-Loss Loans (described in subparagraph (i) immediately preceding) with respect to which the Assuming Bank has made a Permitted Amendment.

“Shared-Loss Payment Trigger” means when the sum of the Cumulative Loss Amount under the Single Family Shared-Loss Agreement and the cumulative Net Charge-Offs under this Non-SF Shared-Loss Agreement, exceeds the First Loss Tranche.

"Shared-Loss Quarter" has the meaning provided in Section 2.1(a)(i) of this Non-SF Shared-Loss Agreement.

“Stated Threshold” means total losses under the shared loss agreements in the amount of $110,000,000.00.

"Subsidiary ORE" means all assets owned by ORE Subsidiaries that would constitute Additional ORE if such assets were on the books of the Assuming Bank.

                            "Termination Date" means the eighth (8th) anniversary of the Commencement Date.

ARTICLE II -- SHARED-LOSS ARRANGEMENT

               2.1       Shared-Loss Arrangement.

          (a)    Quarterly Certificates. (i) Not later than thirty (30) days after the end of each Calendar Quarter from and including the initial Calendar Quarter to and including the Calendar Quarter in which the Applicable Anniversary of the Commencement Date falls (each of such Calendar Quarters being referred to herein as a "Shared-Loss Quarter"), the Assuming Bank shall deliver to the Receiver a certificate, signed by the Assuming Bank's chief executive officer and its chief financial officer, setting forth in such form and detail as the Receiver may specify (a "Quarterly Certificate"):

               (A) the amount of Charge-Offs, the amount of Recoveries and the amount of Net Charge-Offs (which amount may be negative) during such Shared-

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Loss Quarter with respect to the Shared-Loss Assets (and for Recoveries, with respect to the Assets for which a charge-off was effected by the Failed Bank prior to Bank Closing); and

(B)	the aggregate amount of Reimbursable Expenses (which amount may be negative) during such Shared-Loss Quarter.

             (ii)  Not later than thirty (30) days after the end of each Calendar Quarter from and including the first Calendar Quarter following the final Shared-Loss Quarter to and including the Calendar Quarter in which the Termination Date falls (each of such Calendar Quarters being referred to herein as a "Recovery Quarter"), the Assuming Bank shall deliver to the Receiver a Quarterly Certificate setting forth, in such form and detail as the Receiver may specify, the amount of Recoveries and Recovery Expenses during such Recovery Quarter. On the Quarterly Certificate for the first Recovery Quarter only, the Assuming Bank may report as a separate item, in such form and detail as the Receiver may specify, the aggregate amount of any Reimbursable Expenses that: (a) were incurred prior to or during the final Shared-Loss Quarter, and (b) had not been included in any Quarterly Certificate for any Shared-Loss Quarter because they had not been actually paid by the Assuming Bank (in accordance with the terms of this Non-SF Shared- Loss Agreement) during any Shared-Loss Quarter and (c) were actually paid by the Assuming Bank (in accordance with the terms of this Non-SF Shared-Loss Agreement) during the first Recovery Quarter.

     (b)  Payments With Respect to Shared-Loss Assets.

    (i)   For purposes of this Section 2.1(b), the Assuming Bank shall record the Shared-Loss Assets on its Accounting Records at Book Value. If the amount of all Net Charge- Offs during any Shared-Loss Quarter plus Reimbursable Expenses during such Shared-Loss Quarter (the "Shared-Loss Amount") is positive, then, except as provided in Sections 2.1(c) and (e) below, and subject to the provisions of Section 2.1 (b)(vi) below, not later than fifteen (15) days after the date on which the Receiver receives the Quarterly Certificate with respect to such Shared-Loss Quarter, the Receiver shall pay to the Assuming Bank an amount equal to eighty percent (80%) of the Shared-Loss Amount for such Shared-Loss Quarter. If the Shared-Loss Amount during any Shared-Loss Quarter is negative, the Assuming Bank shall pay to the Receiver an amount equal to eighty percent (80%) of the Shared-Loss Amount for such Shared- Loss Quarter, which payment shall be delivered to the Receiver together with the Quarterly Certificate for such Shared-Loss Quarter.

    (ii)      If the amount of gross Recoveries during any Recovery Quarter less Recovery Expenses during such Recovery Quarter (the "Recovery Amount") is positive, then, simultaneously with its delivery of the Quarterly Certificate with respect to such Recovery Quarter, the Assuming Bank shall pay to the Receiver an amount equal to eighty percent (80%) of the Recovery Amount for such Recovery Quarter. If the Recovery Amount is negative, then such negative amount shall be subtracted from the amount of gross Recoveries during the next succeeding Recovery Quarter in determining the Recovery Amount in such next succeeding Recovery Quarter; provided, that this Section 2.1 (b)(ii) shall operate successively in the event that the Recovery Amount (after giving effect to this Section 2.1 (b)(ii)) in such next succeeding

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Recovery Quarter is negative. The Assuming Bank shall specify, in the Quarterly Certificate for the final Recovery Quarter, the aggregate amount for all Recovery Quarters only, as of the end of, and including, the final Recovery Quarter of (A) Recoveries ("Aggregate Recovery Period Recoveries"), (B) Recovery Expenses ("Aggregate Recovery Expenses"), and (C) only those Recovery Expenses that have been actually "offset" against Aggregate Recovery Period Recoveries (including those so "offset" in that final Recovery Quarter) ("Aggregate Offset Recovery Expenses"); as used in this sentence, the term "offset" means the amount that has been applied to reduce gross Recoveries in any Recovery Quarter pursuant to the methodology set forth in this Section 2.1(b)(ii). If, at the end of the final Recovery Quarter the amount of Aggregate Recovery Expenses exceeds the amount of Aggregate Recovery Period Recoveries, the Receiver shall have no obligation to pay to the Assuming Bank all or any portion of such excess. Subsequent to the Assuming Bank's calculation of the Recovery Amount (if any) for the final Recovery Quarter, the Assuming Bank shall also show on the Quarterly Certificate for the final Recovery Quarter the results of the following three mathematical calculations: (i) Aggregate Recovery Period Recoveries minus Aggregate Offset Recovery Expenses; (ii) Aggregate Recovery Expenses minus Aggregate Offset Recovery Expenses; and (iii) the lesser of the two amounts calculated in (i) and (ii) immediately above ("Additional Recovery Expenses") multiplied by 80% (the amount so calculated in (iii) being defined as the "Additional Recovery Expense Amount"). If the Additional Recovery Expense Amount is greater than zero, then the Assuming Bank may request in the Quarterly Certificate for the final Recovery Quarter that the Receiver reimburse the Assuming Bank the amount of the Additional Recovery Expense Amount and the Receiver shall pay to the Assuming Bank the Additional Recovery Expense Amount within fifteen (15) days after the date on which the Receiver receives that Quarterly Certificate. On the Quarterly Certificate for the final Recovery Quarter only, the Assuming Bank may include, in addition to any Recovery Expenses for that Recovery Quarter that were paid by the Assuming Bank in that Recovery Quarter, those Recovery Expenses that: (a) were incurred prior to or during the final Recovery Quarter, and (b) had not been included in any Quarterly Certificate for any Recovery Quarter because they had not been actually paid by the Assuming Bank (in accordance with the terms of this Non-SF Shared-Loss Agreement) during any Recovery Quarter, and (c) were actually paid by the Assuming Bank (in accordance with the terms of this Non-SF Shared-Loss Agreement) prior to the date the Assuming Bank is required to deliver that final Quarterly Certificate to the Receiver under the terms of Section 2.1 (a)(ii).

(iii)    Concurrently with the delivery date of the Quarterly Certificate for the final Recovery Quarter as provided in Section 2.1(a)(ii), the Assuming Bank shall deliver to the Receiver a certificate, signed by the Assuming Bank's chief executive officer and its chief financial officer, setting forth in such form and detail (including supporting schedules) as the Receiver may specify, the amount of any excess of (A) the aggregate amount of Net Charge-Offs for all Shared-Loss Quarters plus all Reimbursable Expenses and Aggregate Offset Recovery Expenses plus Additional Recovery Expenses minus the aggregate amount of gross Recoveries for all Recovery Quarters, over (B) the Stated Threshold. Not later than forty-five (45) days after the date on which the Receiver receives such certificate, the Receiver shall pay to the Assuming Bank an amount equal to fifteen percent (15%) of such excess.

(iv)    With respect to each Shared-Loss Quarter and Recovery Quarter, collections by the Assuming Bank on any charge-off effected by the Failed Bank prior to Bank

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Closing on an Asset other than a Shared-Loss Asset shall be reported as Recoveries under this Section 2.1 only to the extent such collections exceed the Book Value of such Asset, if any. For any Shared-Loss Quarter or Recovery Quarter in which collections by the Assuming Bank on such Asset are applied to both Book Value and to a charge-off effected by the Failed Bank prior to Bank Closing, the amount of expenditures incurred by the Assuming Bank attributable to the collection of any such Asset, that shall be considered a Reimbursable Expense or a Recovery Expense under this Section 2.1 will be limited to a proportion of such expenditures which is equal to the proportion derived by dividing (A) the amount of collections on such Asset applied to a charge-off effected by the Failed Bank prior to Bank Closing, by (B) the total collections on such Assets.

(v)     If the Assuming Bank has duly specified an amount of Reimbursable Expenses on the Quarterly Certificate for the first Recovery Quarter as described above in the last sentence of Section 2.1 (a)(ii), then, not later than fifteen (15) days after the date on which the Receiver receives that Quarterly Certificate, the Receiver shall pay to the Assuming Bank an amount equal to eighty percent (80%) of the amount of such Reimbursable Expenses.

(vi)    Receiver has no obligation to make payment for any Shared Loss Quarters until the Shared-Loss Payment Trigger is reached.

(c)             Limitation on Shared-Loss Payment. The Receiver shall not be required to make any payments pursuant to this Section 2.1 with respect to any Charge-Off of a Shared- Loss Asset that the Receiver or the Corporation determines, based upon the Examination Criteria, should not have been effected by the Assuming Bank. In the event that the Receiver does not make any payments with respect to any Charge-Off of a Shared-Loss Asset pursuant to this Section 2.1 or determines that a payment was improperly made, the Assuming Bank and the Receiver shall make such accounting adjustments and payments as may be necessary to give retroactive effect to such corrections.

(d)            Sale of, or Additional Advances or Amendments with Respect to,  Shared-Loss Loans. No Shared-Loss Loan shall be treated as a Shared-Loss Asset pursuant to this Section 2.1 (i) after the Assuming Bank makes any additional advance, commitment or increase in the amount of a commitment with respect to such Shared-Loss Loan that does not constitute a Permitted Advance or a Shared-Loss Loan Commitment Advance, (iii) after the Assuming Bank makes any amendment, modification, renewal or extension to such Shared-Loss Loan that does not constitute a Permitted Amendment, or (iv) after the Assuming Bank has managed, administered or collected any "Related Loan" (as such term is defined in Section 3.4 of Article III of this Exhibit) in any manner which would have the effect of increasing the amount of any collections with respect to the Related Loan to the detriment of such Shared-Loss Asset to which such loan is related; provided, that any such Shared-Loss Loan that has been the subject of Charge-Offs prior to the taking of any action described in clause (i), (ii), or (iii) of this Section 2.1(d) by the Assuming Bank shall be treated as a Shared-Loss Asset pursuant to this Section 2.1 solely for the purpose of treatment of Recoveries on such Charge-Offs until such time as the amount of Recoveries with respect to such Shared-Loss Asset equals such Charge-Offs.

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          (e)    Option to Purchase.

          (i)    In the event that the Assuming Bank determines that there is a substantial likelihood that continued efforts to collect a Shared-Loss Asset or an Asset for which a charge- off was effected by the Failed Bank with, in either case, a Legal Balance of $500,000 or more on the Accounting Records of the Assuming Bank will result in an expenditure of funds by the Assuming Bank to a third party for a specified purpose (the expenditure of which, in its best judgment, will maximize collections), which do not constitute Reimbursable Expenses or Recovery Expenses, and such expenses will exceed ten percent (10%) of the then book value thereof as reflected on the Accounting Records of the Assuming Bank, the Assuming Bank shall (i) promptly so notify the Receiver and (ii) request that such expenditure be treated as a Reimbursable Expense or Recovery Expense for purposes of this Section 2.1. (Where the Assuming Bank determines that there is a substantial likelihood that the previously mentioned situation exists with respect to continued efforts to collect a Shared-Loss Asset or an Asset for which a charge-off was effected by the Failed Bank with, in either case, a Legal Balance of less than $500,000 on the Accounting Records of the Assuming Bank, the Assuming Bank may so notify the Receiver and request that such expenditure be treated as a Reimbursable Expense or Recovery Expense.) Within thirty (30) days after its receipt of such a notice, the Receiver will advise the Assuming Bank of its consent or denial that such expenditures shall be treated as a Reimbursable Expense or Recovery Expense, as the case may be. Notwithstanding the failure of the Receiver to give its consent with respect to such expenditures, the Assuming Bank shall continue to administer such Shared-Loss Asset in accordance with Section 2.2, except that the Assuming Bank shall not be required to make such expenditures. At any time after its receipt of such a notice and on or prior to the Termination Date the Receiver shall have the right to purchase such Shared-Loss Asset or Asset as provided in Section 2.1(e)(iii), notwithstanding any consent by the Receiver with respect to such expenditure.

                         (ii)    During the period prior to the Termination Date, the Assuming Bank shall notify the Receiver within fifteen (15) days after any of the following becomes fully or partially charged-off:

               (A) a Shared-Loss Loan having a Legal Balance (or, in the case of more than one (1) Shared-Loss Loan made to the same Obligor, a combined Legal Balance) of $500,000 or more in circumstances in which the legal claim against the relevant Obligor survives; or

(B) a Shared-Loss Loan to a director, an "executive officer" as defined in 12 C.F.R. • 215.2(d), a "principal shareholder" as defined in 12 C.F.R. • 215.2(l), or an Affiliate of the Assuming Bank.

             (iii)    If the Receiver determines in its sole discretion that the Assuming Bank is not diligently pursuing collection efforts with respect to any Shared-Loss Asset which has been fully or partially charged-off or written-down (including any Shared-Loss Asset which is identified or required to be identified in a notice pursuant to Section 2.1(e)(ii)) or any Asset for which there exists a Failed Bank Charge-Off/Write-Down, the Receiver may at its option, exercisable at any time on or prior to the Termination Date, require the Assuming Bank to

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assign, transfer and convey such Shared-Loss Asset or Asset to and for the sole benefit of the Receiver for a price equal to the Repurchase Price thereof less the Related Liability Amount with respect to any Related Liabilities related to such Shared-Loss Asset or Asset.

(iv)     Not later than ten (10) days after the date upon which the Assuming Bank receives notice of the Receiver's intention to purchase or require the assignment of any Shared- Loss Asset or Asset pursuant to Section 2.1 (e)(i) or (iii), the Assuming Bank shall transfer to the Receiver such Shared-Loss Asset or Asset and any Credit Files relating thereto and shall take all such other actions as may be necessary and appropriate to adequately effect the transfer of such Shared-Loss Asset or Asset from the Assuming Bank to the Receiver. Not later than fifteen (15) days after the date upon which the Receiver receives such Shared-Loss Asset or Asset and any Credit Files relating thereto, the Receiver shall pay to the Assuming Bank an amount equal to the Repurchase Price of such Shared-Loss Asset or Asset less the Related Liability Amount.

(v)     The Receiver shall assume all Related Liabilities with respect to any Shared-Loss Asset or Asset set forth in the notice described in Section 2.1 (e)(iv).

(f)        Dispute Resolution.

(i) (A) Any dispute as to whether a Charge-Off of a Shared-Loss Asset was made in accordance with Examination Criteria shall be resolved by the Assuming Bank's Chartering Authority. (B) With respect to any other dispute arising under the terms of this this Non-SF Shared-Loss Agreement, at the discretion of the Corporation, to be exercised in each instance of such other dispute, and with the subsequent written consent of the Assuming Bank, such other dispute shall be resolved by determination of a review board (a "Review Board") established pursuant to Section 2.1 (f). Any Review Board under this Section 2.1(f) shall follow the provisions of the Federal Arbitration Act and shall follow the provisions of the Administrative Dispute Resolution Act of 1996 ("ADRA"), as amended. (C) Any determination by the Assuming Bank's Chartering Authority or by a Review Board shall be conclusive and binding on the parties hereto and not subject to further dispute, and judgment may be entered on said determination in accordance with applicable arbitration law in any court having jurisdiction thereof.

      (ii)     A Review Board shall consist of three (3) members, each of whom shall have such expertise as the Corporation and the Assuming Bank agree is relevant. As appropriate, the receiver or the Corporation (the "FDIC Party") will select one member, one member will be selected by the Assuming Bank and the third member (the "Neutral Member") will be selected by the other two members. The member of the Review Board selected by a party may be removed at any time by such party upon two (2) days' written notice to the other party of the selection of a replacement member. The Neutral Member may be removed by unanimous action of the members appointed by the FDIC Party and the Assuming Bank after two (2) days' prior written notice to the FDIC Party and the Assuming Bank of the selection of a replacement Neutral Member. In addition, if a Neutral Member fails for any reason to serve or continue to serve on the Review Board, the other remaining members shall so notify the parties to the dispute and the Neutral Member in writing that such Neutral Member will be replaced, and the Neutral Member shall thereafter be replaced by the unanimous action of the other remaining members within

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twenty (20) business days of that notification.

(iii)     No dispute may be submitted to a Review Board by any of the parties to this Non-SF Shared-Loss Agreement unless such party has provided to the other party a written notice of dispute ("Notice of Dispute"). During the forty-five (45)-day period following the providing of a Notice of Dispute, the parties to the dispute will make every effort in good faith to resolve the dispute by mutual agreement. As part of these good faith efforts, the parties should consider the use of less formal dispute resolution techniques, as judged appropriate by each party in its sole discretion. Such techniques may include, but are not limited to, mediation, settlement conference, and early neutral evaluation. If the parties have not agreed to a resolution of the dispute by the end of such forty-five (45)-day period, then, subject to the discretion of the Corporation and the written consent of the Assuming Bank as set forth in Section 2.1(f)(i)(B) above, on the first day following the end of such period, the FDIC Party and the Assuming Bank shall notify each other of its selection of its member of the Review Board and such members shall be instructed to promptly select the Neutral Member of the Review Board. If the members appointed by the FDIC Party and the Assuming Bank are unable to promptly agree upon the initial selection of the Neutral Member, or a timely replacement Neutral Member as set forth in Section 2.1 (f)(ii) above, the two appointed members shall apply to the American Arbitration Association ("AAA"), and such Neutral Member shall be appointed in accordance with the Commercial Arbitration Rules of the AAA.

(iv)     The resolution of a dispute pursuant to this Section 2.1(f) shall be governed by the Commercial Arbitration Rules of the AAA to the extent that such rules are not inconsistent with this Section 2.1(f). The Review Board may modify the procedures set forth in such rules from time to time with the prior approval of the FDIC Party and the Assuming Bank.

(v)     Within fifteen (15) days after the last to occur of the final written submissions of both parties, the presentation of witnesses, if any, and oral presentations, if any, the Review Board shall adopt the position of one of the parties and shall present to the parties a written award regarding the dispute. The determination of any two (2) members of a Review Board will constitute the determination of such Review Board.

(vi)     The FDIC Party and the Assuming Bank will each pay the fees and expenses of the member of the Review Board selected by it. The FDIC Party and Assuming Bank will share equally the fees and expenses of the Neutral Member. No such fees or expenses incurred by the Assuming Bank shall be subject to reimbursement by the FDIC Party under this Non-SF Shared-Loss Agreement or otherwise.

(vii)     Each party will bear all costs and expenses incurred by it in connection with the submission of any dispute to a Review Board. No such costs or expenses incurred by the Assuming Bank shall be subject to reimbursement by the FDIC Party under this Non-SF Shared- Loss Agreement or otherwise. The Review Board shall have no authority to award costs or expenses incurred by either party to these proceedings.

(viii)    Any dispute resolution proceeding held pursuant to this Section 2.1(f) shall not be public. In addition, each party and each member of any Review Board shall strictly

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maintain the confidentiality of all issues, disputes, arguments, positions and interpretations of any such proceeding, as well as all information, attachments, enclosures, exhibits, summaries, compilations, studies, analyses, notes, documents, statements, schedules and other similar items associated therewith. Pursuant to ADRA, dispute resolution communications may not be disclosed either by the parties or by any member of the Review board unless:

(1) all parties to the dispute resolution proceeding agree in writing;
(2) the communication has already been made public;
(3) the communication is required by statute to be made public; or
(4) a court determines that such testimony or disclosure is necessary to prevent a manifest injustice, help establish a violation of the law or prevent harm to the public health or safety, or of sufficient magnitude in the particular case to outweigh the integrity of dispute resolution proceedings in general by reducing the confidence of parties in future cases that their communications will remain confidential.

(ix)     Any dispute resolution proceeding pursuant to this Section 2.1(f) (whether as a matter of good faith negotiations, by resort to a Review Board, or otherwise) is a compromise negotiation for purposes of the Federal Rules of Evidence and state rules of evidence. The parties agree that all proceedings, including any statement made or document prepared by any party, attorney or other participants are privileged and shall not be disclosed in any subsequent proceeding or document or construed for any purpose as an admission against interest. Any document submitted and any statements made during any dispute resolution proceeding are for settlement purposes only. The parties further agree not to subpoena any of the members of the Review Board or any documents submitted to the Review Board. In no event will the Neutral Member voluntarily testify on behalf of any party.

(x)     No decision, interpretation, determination, analysis, statement, award or other pronouncement of any Review Board shall constitute precedent as regards any subsequent proceeding (whether or not such proceeding involves dispute resolution under this Non-SF Shared-Loss Agreement) nor shall any Review Board be bound to follow any decision, interpretation, determination, analysis, statement, award or other pronouncement rendered by any previous Review Board or any other previous dispute resolution panel which may have convened in connection with a transaction involving other failed financial institutions or Federal assistance transactions.

(xi)     The parties may extend any period of time in this Section 2.1(f) by mutual agreement. Notwithstanding anything above to the contrary, no dispute shall be submitted to a Review Board until each member of the Review Board, and any substitute member, if applicable, agrees to be bound by the provisions of this Section 2.1(f) as applicable to members of a Review Board. Prior to the commencement of the Review Board proceedings, or, in the case of a substitute Neutral Member, prior to the re-commencement of such proceedings subsequent to that substitution, the Neutral Member shall provide a written oath of impartiality.

                     2.2        Administration of Shared-Loss Assets. The Assuming Bank shall at all times prior to the Termination Date comply with the Rules Regarding the Administration of Shared-

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Loss Assets as set forth in Article III of this Exhibit.

                          2.3        Auditor Report; Right to Audit.

           (a)     Within ninety (90) days after the end of each calendar year from and including the calendar year during which Bank Closing falls to and including the calendar year during which the Termination Date falls, the Assuming Bank shall deliver to the Corporation and to the Receiver a report signed by its independent public accountants stating that they have reviewed the terms of this Non-SF Shared-Loss Agreement and that, in the course of their annual audit of the Assuming Bank's books and records, nothing has come to their attention suggesting that any computations required to be made by the Assuming Bank during such calendar year by this Article II were not made by the Assuming Bank in accordance herewith. In the event that the Assuming Bank cannot comply with the preceding sentence, it shall promptly submit to the Receiver corrected computations together with a report signed by its independent public accountants stating that, after giving effect to such corrected computations, nothing has come to their attention suggesting that any computations required to be made by the Assuming Bank during such year by this Article II were not made by the Assuming Bank in accordance herewith. In such event, the Assuming Bank and the Receiver shall make all such accounting adjustments and payments as may be necessary to give effect to each correction reflected in such corrected computations, retroactive to the date on which the corresponding incorrect computation was made.

          (b)     The Assuming Bank shall perform on a semi-annual basis an internal audit of its compliance with the provisions of this Article II and shall provide the Receiver and the Corporation with copies of the internal audit reports and access to internal audit workpapers related to such internal audit.

          (c)     The Receiver or the Corporation may perform an audit to determine the Assuming Bank's compliance with the provisions of this Non-SF Shared-Loss Agreement, including this Article II, at any time. The scope and duration of any such audit shall be within the sole discretion of the Receiver or the Corporation, as the case may be. The Receiver or the Corporation, as the case may be, shall bear the expense of any such audit. In the event that any corrections are necessary as a result of such an audit, the Assuming Bank and the Receiver shall make such accounting adjustments and payments as may be necessary to give retroactive effect to such corrections.

2.4    Withholdings. Nothwithstanding any other provision in this Article II, the Receiver, upon the direction of the Director (or designee) of the Corporation's Division on Resolutions and Receiverships, may withhold payment for any amounds included in a Quarterly Certificate delivered pursuant to Section 2.1, if, in its sole judgment, there is a reasonable basis for denying the eligibility of an item for which reimbursement or payment is sought under such Section.  In such event, the Receiver shall provide a written notice to the Assuming Bank detailing the grounds for withholding such payment.  At such time as the Assuming Bank demonstrates to the satisfaction of the Receiver that the grounds for such withholding of payment, or the portion of payment, no longer exist or have been cured, then the Receiver shall pay the Assuming Bank the amount withheld which the Receiver determines is eligible for payment,

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within fifteen (15) Business Days. In the event the Receiver or the Assuming Bank elects to submit the issue of the eligibility of the item for reimbursement or payment for determination under the dispute resolution procedures of Section 2.1(f), then (i) if the dispute is settled by the mutual agreement of the parties in accordance with Section 2.1(f)(iii), the Receiver shall pay the amount withheld (to the extent so agreed) within fifteen (15) Business Days from the date upon which the dispute is determined by the parties to be resolved by mutual agreement, and (ii) if the dispute is resolved by the determination of a Review Board, the Receiver shall pay the amount withheld (to the extent so determined) within fifteen (15) Business Days from the date upon which the Receiver is notified of the determination by the Review Board of its obligation to make such payment. Any payment by the Receiver pursuant to this Section 2.4 shall be made together with interest on the amount thereof from the date the payment was agreed or determined otherwise to be due, at the interest rate per annum determined by the Receiver to be equal to the coupon equivalent of the three (3)-month U.S. Treasury Bill Rate in effect as of the first Business Day of each Calendar Quarter during which such interest accrues as reported in the Federal Reserve Board's Statistical Release for Selected Interest Rates H.15 opposite the caption "Auction Average - 3-Month" or, if not so reported for such day, for the next preceding Business Day for which such rate was so reported.

    2.5        Books and Records. The Assuming Bank shall at all times keep books and records which fairly present all dealings and transactions carried out in connection with its business and affairs. Except as otherwise provided for in the Purchase and Assumption Agreement or this Non-SF Shared-Loss Agreement, all financial books and records shall be kept in accordance with generally accepted accounting principles, consistently applied for the periods involved and in a manner such that information necessary to determine compliance with any requirement of the Purchase and Assumption Agreement or this Non-SF Shared-Loss Agreement will be readily obtainable, and in a manner such that the purposes of the Purchase and Assumption Agreement or this Non-SF Shared-Loss Agreement may be effectively accomplished. Without the prior written approval of the Corporation, the Assuming Bank shall not make any change in its accounting principles affecting the Shared-Loss Assets except as required by a change in generally accepted accounting principles. The Assuming Bank shall notify the Corporation of any change in its accounting principles affecting the Shared-Loss Assets which it believes are required by a change in generally accepted accounting principles.

    2.6        Information. The Assuming Bank shall promptly provide to the Corporation such other information, including financial statements and computations, relating to the performance of the provisions of the Agreement or otherwise relating to its business and affairs or this Exhibit, as the Corporation or the Receiver may request from time to time.

    2.7        Tax Ruling. The Assuming Bank shall not at any time, without the Corporation's prior written consent, seek a private letter ruling or other determination from the Internal Revenue Service or otherwise seek to qualify for any special tax treatment or benefits associated with any payments made by the Corporation pursuant to the Agreement or this Exhibit.

ARTICLE III - RULES REGARDING THE ADMINISTRATION OF SHARED-LOSS ASSETS

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      3.1   Agreement with Respect to Administration. The Assuming Bank shall (and shall cause any of its Affiliates to which the Assuming Bank transfers any Shared-Loss Assets to) manage, administer, and collect the Shared-Loss Assets while owned by the Assuming Bank or any Affiliate thereof during the term of the Agreement in accordance with the rules set forth in this Article III ("Rules"). The Assuming Bank shall be responsible to the Receiver and the Corporation in the performance of its duties hereunder and shall provide to the Receiver and the Corporation such reports as the Receiver or the Corporation deems advisable, including but not limited to the reports required by Section 3.3 hereof, and shall permit the Receiver and the Corporation at all times to monitor the Assuming Bank's performance of its duties hereunder.

3.2        Duties of the Assuming Bank. (a) In performance of its duties under these Rules, the Assuming Bank shall:

(i) manage, administer, collect and effect Charge-Offs and Recoveries with respect to each Shared-Loss Asset in a manner consistent with (A) usual and prudent business and banking practices; (B) the Assuming Bank's practices and procedures including, without limitation, the then-effective written internal credit policy guidelines of the Assuming Bank, with respect to the management, administration and collection of and taking of charge-offs and write-downs with respect to loans, other real estate and repossessed collateral that do not constitute Shared-Loss Assets;

(ii) exercise its best business judgment in managing, administering, collecting and effecting Charge-Offs with respect to Shared-Loss Assets;

(iii) use its best efforts to maximize collections with respect to Shared- Loss Assets and, if applicable for a particular Shared-Loss Asset, without regard to the effect of maximizing collections on assets held by the Assuming Bank or any of its Affiliates that are not Shared-Loss Assets;

(iv) adopt and implement accounting, reporting, record-keeping and similar systems with respect to the Shared-Loss Assets, as provided in Section 3.3 hereof;

(v) retain sufficient staff to perform its duties hereunder;

(vi) provide written notification in accordance with Article IV of this Exhibit immediately after the execution of any contract pursuant to which any third party (other than an Affiliate of the Assuming Bank) will manage, administer or collect any of the Shared- Loss Assets, together with a copy of that contract.

(b) Any transaction with or between any Affiliate of the Assuming Bank with respect to any Shared-Loss Asset including, without limitation, the execution of any contract pursuant to which any Affiliate of the Assuming Bank will manage, administer or collect any of the Shared-Loss Assets, or any other action involving self-dealing, shall be subject to the prior written approval of the Receiver or the Corporation.

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(c) The following categories of expenses shall not be deemed to be Reimbursable Expenses or Recovery Expenses:

(i) Federal, State, or local income taxes and expenses related thereto;

(ii) salaries or other compensation and related benefits of Assuming Bank employees and the employees of its Affiliates including, without limitation, any bonus, commission or severance arrangements, training, payroll taxes, dues, or travel- or relocation- related expenses;

(iii) the cost of space occupied by the Assuming Bank, any Affiliate thereof and their staff, the rental of and maintenance of furniture and equipment, and expenses for data processing including the purchase or enhancement of data processing systems;

(iv) except as otherwise provided herein, fees for accounting and other independent professional consultants (other than consultants retained to assess the presence, storage or release of any hazardous or toxic substance, or any pollutant or contaminant with respect to the collateral securing a Shared-Loss Loan that has been fully or partially charged-off); provided, that for purposes of this Section 3.2(c)(iv), fees of attorneys and appraisers engaged as necessary to assist in collections with respect to Shared-Loss Assets shall not be deemed to be fees of other independent consultants;

(v) allocated portions of any other overhead or general and administrative expense other than any fees relating to specific assets, such as appraisal fees or environmental audit fees, for services of a type the Assuming Bank does not normally perform internally;

(vi) any expense not incurred in good faith and with the same degree of care that the Assuming Bank normally would exercise in the collection of troubled assets in which it alone had an interest; and

(vii) any expense incurred for a product, service or activity that is of an extravagant nature or design.

(d) The Assuming Bank shall not contract with third parties to provide services the cost of which would be a Reimbursable Expense or Recovery Expense if the Assuming Bank would have provided such services itself if the relevant Shared-Loss Assets were not subject to the loss-sharing provisions of Section 2.1 of this Commercial Loss-Share Agreement.

      3.3        Shared-Loss Asset Records and Reports. The Assuming Bank shall establish and maintain records on a separate general ledger, and on such subsidiary ledgers as may be appropriate to account for the Shared-Loss Assets, in such form and detail as the Receiver or the Corporation may require, to enable the Assuming Bank to prepare and deliver to the Receiver or the Corporation such reports as the Receiver or the Corporation may from time to time request regarding the Shared-Loss Assets and the Quarterly Certificates required by Section 2.1 of this Exhibit.

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3.4        Related Loans.

(a) The Assuming Bank shall not manage, administer or collect any "Related Loan" in any manner which would have the effect of increasing the amount of any collections with respect to the Related Loan to the detriment of the Shared-Loss Asset to which such loan is related. A "Related Loan" means any loan or extension of credit held by the Assuming Bank at any time on or prior to the end of the final Recovery Quarter that is: (i) made to the same Obligor with respect to a Loan that is a Shared-Loss Asset or with respect to a Loan from which Other Real Estate, Additional ORE or Subsidiary ORE derived, or (ii) attributable to the same primary Obligor with respect to any Loan described in clause (i) under the rules of the Assuming Bank's Chartering Authority concerning the legal lending limits of financial institutions organized under its jurisdiction as in effect on the Commencement Date, as applied to the Assuming Bank.

(b) The Assuming Bank shall prepare and deliver to the Receiver with the Quarterly Certificates for the Calendar Quarters ending June 30 and December 31 for all Shared- Loss Quarters and Recovery Quarters, a schedule of all Related Loans which are commercial loans or commercial real estate loans with Legal Balances of $500,000 or more on the Accounting Records of the Assuming Bank as of the end of each such semi-annual period, and all other commercial loans or commercial real estate loans attributable to the same Obligor on such loans of $500,000 or more.

             3.5        Legal Action; Utilization of Special Receivership Powers. The Assuming Bank shall notify the Receiver in writing (such notice to be given in accordance with Article IV below and to include all relevant details) prior to utilizing in any legal action any special legal power or right which the Assuming Bank derives as a result of having acquired an asset from the Receiver, and the Assuming Bank shall not utilize any such power unless the Receiver shall have consented in writing to the proposed usage. The Receiver shall have the right to direct such proposed usage by the Assuming Bank and the Assuming Bank shall comply in all respects with such direction. Upon request of the Receiver, the Assuming Bank will advise the Receiver as to the status of any such legal action. The Assuming Bank shall immediately notify the Receiver of any judgment in litigation involving any of the aforesaid special powers or rights.

ARTICLE IV -- LOSS-SHARING NOTICES GIVEN TO CORPORATION AND/OR RECEIVER

As a supplement to the notice provisions contained in Section 13.7 of the Agreement, any notice, request, demand, consent, approval, or other communication (a "Notice") given to the Corporation and/or the Receiver in the loss-sharing context shall be given as follows:

4.1        With respect to a Notice under Sections 2 and Sections 3.2, 3.3, and 3.4 of this Exhibit:

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  Federal Deposit Insurance Corporation
Division of Resolutions and Receiverships
550 17th Street, N.W.
Washington, D.C. 20429

Attention: Assistant Director, Franchise and Asset Marketing

4.2        With respect to a Notice under Section 3.5 of this Exhibit:

Federal Deposit Insurance Corporation Legal Division
1601 Bryan Street
Dallas, Texas 75201

Attention: Regional Counsel

with a copy to:

Federal Deposit Insurance Corporation Legal Division
550 17th Street, N.W.
Washington, D.C. 20429

Attention: Senior Counsel (Special Issues Group)

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